As filed with the Securities and Exchange Commission on December 23, 2009

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SurgiVision, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	58-2394628
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SurgiVision, Inc.

One Commerce Square, Suite 2550

Memphis, TN 38103

(901) 522-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kimble L. Jenkins

Chief Executive Officer

SurgiVision, Inc.

One Commerce Square, Suite 2550

Memphis, TN 38103

(901) 522-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. DelPriore, Esq. Matthew S. Heiter, Esq. Richard F. Mattern, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 165 Madison Avenue, Suite 2000 Memphis, TN 38103 (901) 577-8228	Carmelo M. Gordian, Esq. Edward A. Gilman, Esq. Nicholas F. Ducoff, Esq. Andrews Kurth LLP 111 Congress, Suite 1700 Austin, TX 78701 (512) 320-9290

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $0.01 par value per share	$30,000,000	$2,139

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED DECEMBER 23, 2009

SurgiVision, Inc.

Shares of Our Common Stock

This is the initial public offering of shares of common stock of SurgiVision, Inc. We are offering              shares of our common stock.

No public market currently exists for our common stock. We estimate that the initial public offering price will be between $             and $             per share. We intend to apply for the quotation of our common stock on the Nasdaq Capital Market under the symbol “SRGV”.

Investing in our common stock involves risk. See “Risk Factors” on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

To the extent that the underwriters sell more than             shares of our common stock, the underwriters have the option to purchase up to an additional             shares from us at the initial public offering price less the underwriting discount and commissions.

In connection with this offering, we have also agreed to issue to Rodman & Renshaw, LLC a warrant to purchase up to             shares of our common stock at an exercise price of $             per share. This warrant is exercisable commencing on the first anniversary of the effective date of this registration statement and ending on the fifth anniversary of the effective date of this registration statement.

The underwriter expects to deliver the shares on or about                     , 2010.

Rodman & Renshaw, LLC

Prospectus dated                     , 2010

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: We have not and Rodman & Renshaw, LLC, or Rodman, has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

Dealer Prospectus Delivery Obligation

Through and including                     , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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Trademarks, Trade Names and Service Marks

ClearConnect™, ClearPoint™, ClearTrace™, SmartFrame™ and SmartGrid™ are trademarks of SurgiVision, Inc. All other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Siemens refers to Siemens Aktiengesellschaft, Healthcare Sector. Boston Scientific refers to Boston Scientific Corporation and its affiliates.

Industry and Market Data

The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. Before investing in our common stock, you should read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial statements and the notes thereto.

Unless the context otherwise requires, references in this prospectus to “SurgiVision,” “we,” “our,” “us” and the “company” refer to SurgiVision, Inc. and, where appropriate, its consolidated subsidiary. The historical financial statements and financial data included in this prospectus are those of SurgiVision and its consolidated subsidiary.

Our Business

We are a medical device company focused on the development and commercialization of technology that enables physicians to see inside the brain and heart using direct, intra-procedural magnetic resonance imaging, or MRI, guidance while performing minimally invasive procedures. We believe that our product candidates will deliver better patient outcomes in shorter procedure times, enhance revenue potential for both physicians and hospitals, and reduce costs to the healthcare system.

Millions of people suffer from brain and heart diseases and disorders. While some patients can be treated with medication, others require surgery. Current surgical interventions include both open and minimally invasive procedures. Given the option, patients, physicians and hospitals prefer minimally invasive procedures over open procedures. However, because of restricted visibility of the patient’s anatomy, surgical field and instruments, minimally invasive alternatives for some procedures in the brain and heart are either unavailable or exceedingly complex.

Based on our years of experience in the interventional MRI field, we have developed two innovative platforms that address these issues. By combining the continuous, high resolution imaging capabilities of MRI with minimally invasive techniques our platforms, subject to appropriate regulatory clearance or approval, enable physicians to:

•	Guide a surgical instrument within the patient as it is advanced towards the therapeutic target;

•	Deliver a planned therapy with precision visualization of a patient’s anatomy, the surgical field and instruments;

•	Monitor for adverse events during and immediately after the administration of the therapy; and

•	Confirm the desired results of a procedure.

Our Product Candidates

Product Candidates	Regulatory Status	Target Market	Development Partner
ClearPoint Neuro Intervention System	510(k) Clearance Pending	Initial target market is general neurological interventions, such as biopsies and catheter and electrode insertion. Subsequent target markets may include DBS lead placement and precision delivery of drugs and biologics.	Developed Internally

ClearTrace Cardiac Intervention System	Development Stage	Initial target market is catheter-based cardiac ablation to treat atrial fibrillation. Subsequent target markets may include precision delivery of drugs and biologics.	Siemens

SafeLead Development Program	Development Stage	Target market is implantable cardiac and neuromodulation leads.	Boston Scientific

Our most advanced product candidate is our ClearPoint system, which is designed for linear, point-to-point minimally invasive procedures that will be performed in a standard 1.5T MRI suite. ClearPoint is an integrated system of reusable hardware components, disposable hardware components and intuitive, menu-driven software. Using our ClearPoint system, a physician sees and selects a neurological target, aims a trajectory frame and watches as he or she inserts the surgical instrument and advances it to the target, which significantly reduces the time and complexity of the interventional procedure. Millions of people suffer from neurological disorders or diseases. Performing minimally invasive procedures in the brain presents special challenges, including a need to reach small therapeutic targets often located deep within the brain. We believe that our ClearPoint system addresses these challenges and can become the platform-of-choice for performing the next generation of minimally-invasive neurological procedures.

Our second product candidate is the ClearTrace system, which is designed for non-linear, catheter-based surgical procedures that will initially be performed using a 3T scanner. We are developing the hardware and MRI software for the ClearTrace system with Siemens, the global market leader in MRI scanners. ClearTrace is an integrated system of reusable hardware components, disposable catheters and intuitive, menu-driven software. The ClearTrace system offers a novel, comprehensive solution for the planning, delivery and intra-procedural assessment of catheter-based cardiac interventions. The ClearTrace system’s initial application is catheter-based cardiac ablation to treat atrial fibrillation, a cardiac arrhythmia that affects over three million persons in the United States alone.

Our third area of activity is referred to as the SafeLead Development Program. Over the last ten years, we have pioneered several technologies that improve the safety profile of cardiac and neuromodulation leads in the MRI environment. Active implantable devices, such as a cardiac pacemakers, are susceptible to uncontrolled heating in the MRI environment. We are working with Boston Scientific to incorporate our MRI-safety technologies into Boston Scientific’s implantable cardiac and neuromodulation leads. Boston Scientific paid us licensing fees of $13,000,000 in 2008 relating to implantable cardiac leads. In addition, Boston Scientific has agreed to pay us an aggregate of $21,600,000 in future milestone-based payments and royalties on net sales of products that are covered by a licensed patent. We believe that our MRI-safety technologies, when integrated into Boston Scientific’s implantable leads, could represent a meaningful market differentiator over existing implantable lead designs.

Our Business Model and Strategy

Our business model is focused on producing recurring revenue from the sale of the disposable components of both the ClearPoint and ClearTrace systems. Our disposable and reusable components are tightly integrated, which allows us to leverage each new installation of a ClearPoint or ClearTrace system to generate recurring sales of our disposable products. We anticipate that recurring revenues will constitute an increasing percentage of our total revenues as our installed base grows.

The key elements of our business strategy are obtaining regulatory clearance of our ClearPoint system, maximizing installation and adoption of our ClearPoint system, continuing development of the ClearTrace system with Siemens, pursuing the SafeLead Development Program with Boston Scientific, and building upon our core technologies to continue to develop MRI-based products.

SurgiVision has a significant intellectual property portfolio in the field of MRI-guided interventions. Our portfolio includes 35 patents and 101 patent applications, both US and foreign, which we wholly-own, co-own or have licensed. In addition, we have meaningful collaborations with major industry participants and renowned academic institutions. Our technologies have been the subject of numerous peer-reviewed articles in medical and scientific journals. As a result of our intellectual property and collaborative relationships, we are well positioned to remain on the forefront of the emerging market for MRI-guided minimally invasive procedures.

Corporate Information

We were incorporated in Delaware in 1998 under the name Surgi-Vision, Inc. On November 12, 2008, we changed our name to SurgiVision, Inc. We operate in only one business segment. Our principal executive office is located at One Commerce Square, Suite 2550, Memphis, TN 38103, and our telephone number is (901) 522-9300. Our website address is www.surgivision.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

Summary of the Offering

Common stock offered by us	shares

Common stock to be outstanding after the offering	shares

Proposed Nasdaq Capital Market symbol	SRGV

Use of proceeds	We expect to use the net proceeds from this offering to fund our research and development activities and for general corporate purposes.

The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of November 30, 2009 and excludes:

•	1,642,167 shares of common stock issuable upon exercise of warrants, at a weighted average exercise price of $0.875 per share;

•	2,394,167 shares of common stock issuable upon exercise of options issued under our current stock option plans, at a weighted average exercise price of $0.90 per share;

•	shares of our common stock that may be issued to Rodman, upon exercise of a warrant, at an exercise price of per share; and

•	shares of common stock reserved for future issuance under our 2009 Equity Incentive Plan, which we plan to adopt before the completion of this offering.

Except as otherwise noted, all information in this prospectus:

•	assumes no exercise of the underwriters’ over-allotment option or warrant; and

•	gives effect to the 1-for reverse stock split and conversion into common stock of all outstanding shares of our preferred stock.

Summary Financial Information

The summary financial information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, notes thereto and other financial information included elsewhere in this prospectus. The information presented for the eight-month periods ended in August 31, 2009 and August 31, 2008 is derived from unaudited financial statements and includes, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the information for such periods. The results for the eight-month period ended August 31, 2009 are not necessarily indicative of the results to be expected for the full fiscal year. The summary financial information for the fiscal years ended December 31, 2008, 2007 and 2006 has been derived from our audited financial statements and the notes thereto included elsewhere in this prospectus.

	Eight Months Ended August 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
Statement of Operations Data:
Revenue and other credits	$1,846,680	$1,638,364	$2,522,599	$62,500	$483,917

Operating expenses:
Research and development	4,352,946	2,613,697	4,258,492	2,098,672	620,297
General and administrative	1,840,220	1,448,197	2,920,311	1,413,369	525,323

Total operating expenses	6,193,166	4,061,894	7,178,803	3,512,041	1,145,620

Other income:
Interest income (expense), net	80,301	(258,224)	(200,982)	(185,096)	(132,847)

Net loss	$(4,266,185)	$(2,681,754)	$(4,857,186)	$(3,634,637)	$(794,550)

Net loss attributable to common stockholders	$(4,266,185)	$(2,681,754)	$(4,857,186)	$(3,634,637)	$(794,550)

Net loss per share attributable to common stockholders:
Basic and Diluted	$(0.20)	$(0.13)	$(0.23)	$(0.18)	$(0.04)

Weighted average shares outstanding:
Basic and Diluted	21,813,143	20,566,932	20,980,324	20,098,058	19,566,981

The following table presents a summary of our balance sheet as of August 31, 2009:

•	on an actual basis;

•

on a pro forma basis to reflect a 1-for-             reverse stock split, the conversion into common stock of all outstanding shares of our preferred stock, the issuance of $3,500,000 in principal amount of convertible promissory notes reduced by $717,000 representing the fair value attributable to the beneficial conversion feature accounted for as equity and reflected in the additional paid-in capital as set forth in the pro forma balance sheet, and the purchase of 266,608 shares of our common stock and the satisfaction of a note receivable owed to us by an executive officer; and

•

on a pro forma as adjusted basis to reflect the pro forma adjustments reflected above and the sale in this offering of              shares of common stock at an assumed initial offering price of $             per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of August 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
Balance Sheet Data:
Cash and cash equivalents	$1,976,879	$5,476,879	$
Total assets	3,627,538	7,127,538
Convertible promissory notes	—	2,783,000
Convertible preferred stock	7,965,000	—
Common stock, $0.01 par value	218,205	297,855
Additional paid-in capital	25,593,754	34,196,104
Treasury stock	(500,000)	(1,111,353)
Notes receivable, stockholders	(1,111,353)	(500,000)
Accumulated deficit	(38,494,990)	(38,494,990)
Total stockholders’ equity (deficit)	$(6,329,384)	(5,612,384)

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all information contained in this prospectus, before you decide whether to purchase our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations and prospects would likely suffer, possibly materially. In addition, the trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Our Business

We are an early-stage medical device company and our business may not become profitable.

We are an early-stage medical device company with a limited operating history upon which you can evaluate our business. We have not commercialized any of our current product candidates. The future success of our business depends on our ability to obtain regulatory clearances or approvals for our product candidates, which we may be unable to do in a timely manner, if at all. There is no assurance that we will succeed in bringing any of our product candidates to market.

Even if we obtain regulatory clearances or approvals for our product candidates, we face significant challenges with physician and hospital adoption of our products. We believe the market for our ClearPoint system is fairly concentrated among a few hundred hospitals. Failure to achieve significant penetration within these hospitals will negatively affect our business.

To succeed in our commercialization efforts, we must execute effectively on all elements of our business plan, including developing and testing products, obtaining regulatory clearances and approvals, expanding our sales and marketing capabilities and obtaining commercial-scale production capabilities through third-parties. If we fail in any of these endeavors, or experience delays in pursuing them, we will not generate revenues as planned and will need to curtail operations or seek additional financing earlier than otherwise anticipated.

Our success depends substantially on our ability to obtain regulatory clearances or approvals for our product candidates. We cannot be certain that we will be able to do so in a timely fashion or at all.

We do not have the necessary regulatory clearances or approvals to market either our ClearPoint system or the ClearTrace system in the United States or in any foreign market. In the United States, without Food and Drug Administration, or FDA, clearances or approvals, we can not market a new medical device, or a new use of, or claim for, or significant modification to, an existing product. To obtain FDA clearance or approval, we must first receive either premarket clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, or approval of a premarket approval application, or PMA, from the FDA, unless an exemption applies.

In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology, safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The 510(k) clearance process generally takes three to twelve months from submission, but can take significantly longer.

The process of obtaining PMA approval is much more costly and uncertain than the 510(k) clearance process. The PMA approval process can be lengthy and expensive and requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in clinical trials. The PMA process generally takes one to three years, or even longer, from the time the PMA application is submitted to the FDA until an approval is obtained.

The regulatory status of our current product candidates is as follows:

•

ClearPoint System. We originally submitted five Section 510(k) premarket notifications to the FDA seeking independent marketing clearance for the individual devices comprising our ClearPoint system in the first and second calendar quarters of 2009. Based on discussions with the FDA, we have consolidated two of the devices into one 510(k) to obtain clearance of these devices as a system. We have obtained 510(k) marketing clearance with respect to the devices addressed in three of those submissions. The final 510(k) submission for our ClearPoint system remains under review by the FDA. In the pending 510(k) submission, we are seeking a general clearance to market the device for use in neurological interventional procedures. If clearance of this general neurological intervention claim is received, our ClearPoint system will initially be marketed to provide stereotactic guidance for the placement and operation of instruments or devices during planning and operation of neurological procedures within the MRI environment and in conjunction with MR imaging. Our ClearPoint system is intended as an integral part of procedures, such as biopsies and catheter and electrode insertion, that have traditionally used other methods. Our ClearPoint system will provide accurate delivery of devices or instruments to target sites that are three millimeters and larger. Until premarket clearance is obtained for all components of our ClearPoint system, we cannot market our ClearPoint system.

•

ClearTrace System. We are still in the early stages of the development of the ClearTrace system and have not made any regulatory filings with the FDA with respect thereto. The ClearTrace system consists of several components, including an ablation catheter. Because of the nature and function of the ClearTrace ablation catheter, we will be required to pursue the PMA process for this component. We will be required to conduct a clinical trial regarding the safety and effectiveness of our ablation catheter. We expect to commence enrollment in the clinical trial in the third quarter of 2011. With the exception of the ClearTrace ablation catheter, we plan to seek FDA clearance through the 510(k) process for the other ClearTrace system components.

•

SafeLead Development Program. We are still in the early stages of the SafeLead Development Program, and no regulatory filings have been made with the FDA with respect thereto. Boston Scientific is responsible for making any regulatory filings with the FDA with respect to its products that incorporate our MRI-safety technology. Boston Scientific will control the timing and manner of any regulatory filing, and will be responsible for the costs associated with any regulatory filing. We do not anticipate that we will be able to influence the process or timing in any meaningful way.

The FDA may not act favorably or quickly in its review of our pending 510(k) for our ClearPoint system or any other 510(k) or PMA. We, or Boston Scientific in connection with the SafeLead Development Program, may file, and we may encounter significant difficulties and costs in our efforts to obtain FDA clearances or approvals. If we are unable to use the 510(k) clearance process or are unable to obtain 510(k) clearance for any of our product candidates, or otherwise experience delays in obtaining or fail to obtain regulatory clearances, the commercialization of our product candidates will be delayed or prevented, which will adversely affect our ability to generate revenues. Such delay may also result in the loss of potential competitive advantages that we might otherwise attain by bringing our products to market earlier than our competitors. Any of these contingencies could adversely affect our business. Even if cleared or approved, our product candidates may not be cleared or approved for the indications that are necessary or desirable for successful commercialization.

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our future products and claims. Failure to obtain necessary clearances or approvals for our future products and claims would adversely affect our ability to expand the utilization of the technology, which may affect our ability to grow our business.

In the future, we may seek to obtain additional, more specific indications for use of our ClearPoint system beyond the general neurological intervention claim, such as a specific claim for use in deep brain stimulation, or DBS, lead placement. In addition, we must seek to obtain clearance and approval of our other product candidates, any product candidates we may develop in the future, and expanded claims for any cleared or approved product. Some of these expanded claims and future products may require FDA clearance of a 510(k). Other claims and future products may require FDA approval of a PMA. For example, the ablation catheter component of the ClearTrace system will require approval of a PMA. Moreover, some specific ClearPoint system claims we may seek and some future products may require clinical trials to support regulatory clearance or approval, and we may not successfully complete or have the funds to initiate these clinical trials. The FDA may not clear or approve these future claims or products, or future generations of our ClearPoint system for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for 510(k) clearance or PMA approval. Failure to receive clearance or approval for additional claims for our ClearPoint system, or for our future products, would have an adverse effect on our ability to expand our business.

Clinical trials necessary to support 510(k) clearance or PMA approval for our future products or new indications for use will be expensive and may require the enrollment of large numbers of suitable patients, who may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from commercializing any modified or new product candidates and will adversely affect our business, operating results and prospects.

Initiating and completing clinical trials necessary to support a PMA for the ClearTrace system or any other product candidates that we may develop, or additional safety and efficacy data that the FDA may require for 510(k) clearance or PMA approval for new specific indications of our ClearPoint system, such as in DBS lead placement procedures, will be time consuming and expensive with an uncertain outcome. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product candidate we advance into clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical trials may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators and support staff, the proximity to clinical sites of patients that are able to comply with the eligibility and exclusion criteria for participation in the clinical trial, and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our product candidates or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to our product candidates.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy will be required and we may not adequately develop such protocols to support clearance or approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our product candidates or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

If the third-parties on which we may need to rely to conduct any clinical trials and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain regulatory clearance or approval for or commercialize our product candidates.

We do not have the independent ability to conduct pre-clinical and clinical trials for our product candidates and to the extent we will need to conduct such trials, we will need to rely on third-parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct such trials. If these third-parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third-parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory clearance or approval for, or successfully commercialize, a product candidate on a timely basis, if at all. As such, our business, operating results and prospects may be adversely affected. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control.

The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

Even if any clinical trial that we need to undertake is completed as planned, we cannot be certain that their results will support our product candidate claims or that the FDA or foreign authorities will agree with our conclusions regarding them. The clinical trial process may fail to demonstrate that a product candidate is safe and effective for the proposed indicated use, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize a product candidate and generate revenue. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

Even if we succeed in obtaining FDA clearances and/or approvals for our product candidates within the time frames we anticipate, our products may not be commercially successful.

Even if we receive regulatory clearances or approvals for our product candidates, our product candidates may not gain market acceptance unless we convince physicians, hospitals and patients of the benefits of our products. Moreover, even if physicians and hospitals understand the benefits of our products, they still may elect not to use our products for a variety of reasons, including:

•	the shift in location of the procedure to the MRI suite;

•	the upgrades required of the MRI suite to enable the procedure to be performed there;

•	the hospital’s ability and willingness to satisfy the increased demand for the MRI suite;

•	the cost to the hospital to purchase or otherwise use our products;

•	the lack of supporting clinical data; and

•	the physician’s familiarity and having achieved successful results with the existing devices, approaches and methodologies.

If physicians and hospitals do not perceive our products as attractive alternatives to existing products and procedures, we will not be able to generate significant revenue, if any.

If we are unable to obtain acceptable prices or adequate coverage and reimbursement from third-party payors for any products that we commercialize, our revenue and prospects for profitability will suffer.

In the United States, we anticipate that our products will be purchased primarily by hospitals, which bill various third-party payors, including governmental healthcare programs, such as Medicare, and private insurance plans, for procedures in which our products are used. Therefore, our ability to successfully commercialize products depends significantly on the availability of coverage and reimbursement from these third-party payors. Reimbursement is a significant factor considered by hospitals in determining whether to acquire new medical devices such as our product candidates. We cannot assure you that procedures using our products will be covered or reimbursed by third-party payors in the future or that such reimbursements will not be reduced over time.

The United States Congress may pass laws that impact coverage and reimbursement for healthcare services, including Medicare reimbursement to physicians and hospitals. Many private payors look to Medicare’s coverage and reimbursement policies in setting their coverage policies and reimbursement amounts. Assuming we receive FDA clearance or approval, if the Centers for Medicare and Medicaid Services, or CMS, the federal agency that administers the Medicare program, or Medicare contractors limit payments to physicians or hospitals for procedures in which our products would be used, private payors may similarly limit payments. In addition, state legislatures may enact laws limiting or otherwise affecting the level of Medicaid reimbursements. As a result, hospitals may not purchase our products, and, as a result, our business and financial results would be adversely affected.

Medicare pays acute care hospitals a prospectively determined amount for inpatient operating costs under the Medicare hospital inpatient prospective payment system, or PPS. Under the Medicare hospital inpatient PPS, the prospective payment for a patient’s stay in an acute care hospital is determined by the patient’s condition and other patient data and procedures performed during the inpatient stay using a classification system known as Medical Severity Diagnosis Related Groups, or MS-DRGs. The MS-DRGs are intended to account for the patient’s severity of illness when assigning each patient’s stay to a payment classification. Medicare pays a fixed amount to the hospital based on the MS-DRG into which the patient’s stay is assigned, regardless of the actual cost to the hospital of furnishing the procedures, items and services provided. Accordingly, acute care hospitals generally do not receive direct Medicare reimbursement under PPS for the specific costs incurred in purchasing medical devices. Rather, reimbursement for these costs is deemed to be included within the MS-DRG based payments made to hospitals for the services furnished to Medicare eligible inpatients in which the devices are utilized. Accordingly, a hospital must absorb the cost of our products as part of the payment it receives for the procedure in which the product is used. In addition, physicians that perform procedures in hospitals are paid a set amount by Medicare for performing such services under the Medicare physician fee schedule. Medicare payment rates for both systems are established annually.

At this time, we do not know the extent to which physicians and hospitals would consider third-party reimbursement levels adequate to cover the cost of our products. Failure by physicians and hospitals to receive an amount that they consider to be adequate reimbursement for procedures in which our products are used could deter them from purchasing or using our products and limit our sales growth. In addition, pre-determined MS-DRG payments or Medicare physician fee schedule payments may decline over time, which could deter hospitals from purchasing our products or physicians from using them. If hospitals are unable to justify the costs of our products or physicians are not adequately compensated for procedures in which our products are utilized, they may refuse to purchase or use them, which would significantly harm our business.

Notwithstanding FDA clearances or approvals, if obtained, third-party payors may deny coverage or reimbursement if the payor determines that a therapeutic medical device is unnecessary, inappropriate, experimental, not cost-effective, or is used for a non-approved indication. All third party payors, whether governmental or private, whether inside the United States or outside, are developing increasingly sophisticated methods of controlling healthcare costs. These cost control methods also potentially limit the amount that healthcare providers may be willing to pay for medical technology which could, as a result, adversely affect our business and financial results. In addition, in the United States, no uniform policy of coverage and reimbursement for medical technology exists among all third party payors. Therefore, coverage and reimbursement for medical technology can differ significantly from payor to payor.

There also can be no assurance that current levels of reimbursement will not be decreased or eliminated in the future, or that future legislation, regulation, or reimbursement policies of third-party payors will not otherwise adversely affect the demand for our products or our ability to sell products on a profitable basis. We anticipate that existing procedure codes would be used for procedures in which our ClearPoint system would be utilized. If procedures using our ClearPoint system gain market acceptance and the number of these procedures increases, CMS and other payors may establish billing codes for those procedures that provide for a smaller reimbursement amount than traditional approaches, which could adversely affect our financial results and business.

In international markets, market acceptance of our products will likely depend in large part on the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and by region in some countries, and include both government sponsored healthcare and private insurance. We may not obtain international reimbursement approvals in a timely manner, if at all. In addition, even if we do obtain international reimbursement approvals, the level of reimbursement may not be enough to commercially justify expansion of our business into the approving jurisdiction. To the extent we or our customers are unable to obtain coverage or reimbursement for procedures using our products in major international markets in which we seek to market and sell our products, our international revenue growth would be harmed, and our business and results of operations would be adversely affected.

Healthcare policy changes, including pending proposals to reform the United States healthcare system, may have a material adverse effect on us.

Healthcare costs have risen significantly over the past decade. There have been and continue to be proposals by legislators, regulators, and third-party payors to keep these costs down. Certain proposals, if passed, would impose limitations on the prices we will be able to charge for our products, or the amounts of reimbursement available for our products from governmental agencies or third-party payors. These limitations could have a material adverse effect on our financial position and results of operations.

Changes in the health care industry in the United States and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business. Significantly, the new administration and Congressional and state leaders have expressed a strong desire to reform the United States health care system. Recently, President Obama and members of Congress have proposed significant reforms. On November 7, 2009, the House of Representatives passed health reform legislation that would require most individuals to have health insurance, establish new regulations on health plans, create insurance pooling mechanisms and a government health insurance option to compete with private plans, and other expanded public health care measures. This legislation also would reduce Medicare spending on services provided by hospitals and other providers and would impose a 2.5% tax on the first taxable sale of any medical device. On November 21, 2009, the Senate voted to begin debate on a similar health reform bill. The Senate bill includes a $2 billion annual fee or excise tax on the medical device manufacturing sector. As of December 22, 2009, the Senate continued to debate this bill.

Various healthcare reform proposals have also emerged at the state level. We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. However, an expansion in government’s role in the United States healthcare industry may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business, possibly materially. In addition, if the excise tax contained in the House or Senate health reform bills is enacted into law, our operating expenses resulting from such an excise tax and results of operations would be materially and adversely affected.

The markets for medical devices, such as our product candidates, are highly competitive and we may not be able to compete effectively against the larger, well-established companies in our markets or emerging and small innovative companies that may seek to obtain or increase their share of the market.

We will face competition from products and techniques already in existence in the marketplace. The markets for our product candidates are intensely competitive, and many of our competitors are much larger and have substantially more financial and human resources than we do. Many have long histories and strong reputations within the industry, and a relatively small number of companies dominate these markets. Examples of such large, well-known companies include Biosense Webster Inc., a division of Johnson & Johnson, Medtronic, Inc. and St. Jude Medical Inc.

These companies enjoy significant competitive advantages over us, including:

•	broad product offerings, which address the needs of physicians and hospitals in a wide range of procedures;

•	greater experience in, and resources for, launching, marketing, distributing and selling products, including strong sales forces and established distribution networks;

•	existing relationships with physicians and hospitals;

•	more extensive intellectual property portfolios and resources for patent protection;

•	greater financial and other resources for product research and development;

•	greater experience in obtaining and maintaining FDA and other regulatory clearances or approvals for products and product enhancements;

•	established manufacturing operations and contract manufacturing relationships; and

•	significantly greater name recognition and more recognizable trademarks.

Even if we successfully introduce our product candidates to market, we may not succeed in overcoming the competitive advantages of these large and dominant companies. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies may introduce products which compete effectively against our products in terms of performance, price or both.

We could become subject to product liability claims, product recalls and other field or regulatory actions that could be expensive, divert management’s attention and harm our business.

Our business exposes us to potential liability risks, product recalls and other field or regulatory actions that are inherent in the manufacturing, marketing and sale of medical devices. We may be held liable if our products cause injury or death or are found otherwise unsuitable or defective during usage. Our ClearPoint system incorporates mechanical and electrical parts, complex computer software and other sophisticated components, any of which can have defective or inferior parts or contain defects, errors or failures. Complex computer software is particularly vulnerable to errors and failures, especially when first introduced.

In the future, we may experience events that require reporting to the FDA pursuant to the FDA’s Medical Device Reporting, or MDR, regulations. See “Risks Related to Regulatory Compliance.” A required notification to a regulatory authority could result in an investigation by regulatory authorities of our products, which could in turn result in product recalls, restrictions on the sale of the products, civil or criminal penalties, and other field corrective action. In addition, because our products are designed to be used to perform complex surgical procedures, defects could result in a number of complications, some of which could be serious and could harm or kill patients. The adverse publicity resulting from any of these events could cause physicians or hospitals to review and potentially terminate their relationships with us. Regulatory investigations or product recalls could also result in our incurring substantial costs, losing revenues, and implementing a change in the design, manufacturing process or the indications for which our products may be used, each of which would harm our business.

It is also possible that defects in the design, manufacture or labeling of our products could result in a product liability claim. The medical device industry has historically been subject to extensive litigation over product liability claims. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or in adequate amounts. A product liability claim, regardless of its merit or eventual outcome could result in:

•	decreased demand for our products;

•	injury to our reputation;

•	diversion of management’s attention;

•	significant costs of related litigation;

•	payment of substantial monetary awards by us;

•	product recalls or market withdrawals;

•	a change in the design, manufacturing process or the indications for which our products may be used;

•	loss of revenue; and

•	an inability to commercialize product candidates.

If we are unable to expand our sales and marketing capabilities or enter into agreements with third-parties to market and sell our products, we may be unable to generate material product revenue.

We do not have experience in the sales, marketing and distribution of medical devices. In order to commercialize any products that we develop, we must expand our present sales, marketing and distribution capabilities or make arrangements with a third party to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, independently or with others, we will not be able to generate material product revenue and will not likely become profitable.

If our ClearPoint system is cleared or approved for commercial sale, we currently plan to establish an internal sales force to market our product to physicians and hospitals in the United States. Although we anticipate a small sales force will be sufficient to cover the United States market, developing that sales force could prove time-consuming and expensive and could delay a wide product launch. We might not be able to develop our sales and marketing and distribution capabilities. If we are unable to establish these capabilities, we will need to contract with third-parties to market and sell our products in the United States. To the extent that we enter into arrangements with third-parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we market and sell our products ourselves.

We may not realize the anticipated benefits from our collaborative agreements with Boston Scientific regarding the SafeLead Development Program.

We entered into license and development agreements with Boston Scientific with respect to our MRI-safety technologies in the fields of neuromodulation and implantable medical leads for cardiac applications. There is no assurance that our joint development efforts will be successful or that patents will issue on any patent applications we licensed to Boston Scientific, in which case we would not receive future milestone payments provided for under our agreements with Boston Scientific. Further, Boston Scientific has no obligation to include our licensed intellectual property in its product candidates. Even if Boston Scientific incorporates our licensed intellectual property into its product candidates, Boston Scientific may be unable to obtain regulatory clearance or approval or successfully commercialize the related products, in which case we would not receive royalties in the amounts that we currently anticipate.

If our development milestones in the field of neuromodulation are not completed by December 31, 2012, we will be required to repay Boston Scientific certain amounts, including any milestone payments previously paid to us by Boston Scientific and any patent prosecution costs incurred by Boston Scientific with respect to the licensed intellectual property. We cannot calculate the possible repayment amount at this time, but it could be significant.

Boston Scientific has the one-time option, within 60 days after successful completion of the first lead feasibility study for cardiac applications, to cease further development work and to terminate the development agreement. If Boston Scientific elects to exercise its termination option under the development agreement, the license we granted to Boston Scientific in that field of use will automatically become non-exclusive with respect to some intellectual property; other intellectual property will be removed from the scope of the license all together; and Boston Scientific will not be obligated to pay us any future royalties based on sales of its products containing our intellectual property that remains subject to the non-exclusive license.

We may not realize the anticipated benefits from our collaborative agreements with Siemens regarding the ClearTrace system.

We have entered into a co-development agreement with Siemens to develop the hardware and MRI software necessary for the ClearTrace system. There can be no assurance that our co-development efforts will be successful or that we will complete development of the ClearTrace system hardware and MRI software. Under our agreement, Siemens is responsible for developing the software for the ClearTrace system, and we are responsible for developing the catheters and other hardware, other than the MRI scanner and workstation. We are obligated to pay Siemens up to $2,500,000 in future milestone-payments associated with Siemens’ successful development of the software in accordance with our specifications. We started making these payments in the second quarter of 2009 and will continue through the third quarter of 2011. Once the software for the ClearTrace system is commercially available, Siemens is obligated to pay us a fixed amount for each software license sold by Siemens until we recoup our investment in the software. However, if Siemens does not successfully commercialize the software, or if our agreement with Siemens is terminated, we may not recover our investment in the software.

If we fail to obtain regulatory approval in foreign jurisdictions, we will not be able to expand the commercialization of our products abroad.

Currently, our targeted geographic market for our ClearPoint system is the United States. We may, however, look to sell our ClearPoint system or our other products candidates in foreign jurisdictions in the future. It is anticipated that our initial market for the ClearTrace system will be in Europe. To sell our product candidates in foreign jurisdictions, we would have to obtain separate regulatory approvals from those foreign jurisdictions. The regulatory approval process varies among jurisdictions and can involve substantial additional testing. Clearance or approval by the FDA does not ensure clearance or approval by regulatory authorities in other jurisdictions, and clearance or approval by one foreign regulatory authority does not ensure clearance or approval by regulatory authorities in other foreign jurisdictions or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA clearance or approval in addition to other risks. In addition, the time required to obtain foreign clearance or approval may differ from that required to obtain FDA clearance or approval and we may not obtain foreign regulatory clearances or approvals on a timely basis, if at all. We may not be able to file for regulatory clearance or approval and may not receive necessary clearance or approval to commercialize our product candidates in any foreign market, either of which would preclude sale of our products in foreign jurisdictions.

Our reliance on single source suppliers could harm our ability to meet demand for our ClearPoint system in a timely manner or within budget.

Many of the components and subparts of our ClearPoint system are currently provided to us by single-sourced suppliers. We generally purchase components and component assemblies through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of inventory. While alternative suppliers exist and could be identified, the disruption or termination of the supply of components and component assemblies could cause a significant increase in the costs of these components, which could affect our operating results. Our dependence on a limited number of third-party suppliers and the challenges we may face in obtaining adequate supplies involve several risks, including limited control over pricing, availability, quality, and delivery schedules. If we receive regulatory clearance or approvals to sell our products, a disruption or termination in the supply of components could also result in our inability to meet demand for our ClearPoint system, which could harm our ability to generate revenues, lead to customer dissatisfaction and damage our reputation. Furthermore, if we are required to change the manufacturer of a key component or subpart of our product candidates, we may be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could delay our ability to manufacture our ClearPoint system in a timely manner or within budget.

Risks Related to our Need for Financing

We have incurred significant losses since our inception and anticipate that we may continue to incur significant losses.

As of August 31, 2009, we had an accumulated deficit of approximately $(38,500,000). The accumulated deficit has resulted principally from costs incurred in our research and development efforts and general operating expenses. We have incurred significant losses in each year since our inception in 1998. Net losses were approximately $4,900,000 for the year ended December 31, 2008, approximately $3,600,000 for the year ended December 31, 2007, and approximately $800,000 for the year ended December 31, 2006. We expect to continue to incur significant operating losses as we continue to invest capital in the development of our product candidates and our business generally. We also expect that our general and administrative expenses will increase due to additional operational and regulatory burdens associated with operating as a public company. Because of the numerous risks and uncertainties associated with developing medical devices, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Any failure to achieve and maintain profitability would continue to have an adverse effect on our stockholders’ equity and working capital and could result in a decline in our stock price or cause us to cease operations.

We may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included elsewhere in this prospectus, at December 31, 2008 we had cash and cash equivalents of approximately $9,921,000 and stockholders’ deficit of approximately $(1,129,000). In addition, we had a net loss for the year ended December 31, 2008 of approximately $(4,857,000). As of August 31, 2009, we had cash and cash equivalents of approximately $1,977,000, stockholders’ deficit of approximately $(6,329,000) and for the eight months ended August 31, 2009 a net loss of approximately $(4,266,000).

These factors raise substantial doubt that we will be able to continue operations as a going concern. Our independent auditors included an explanatory paragraph regarding the uncertainty of whether we will be able to continue operations as a going concern in their report on our financial statements for the year ended December 31, 2008. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business plans may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

We may need additional funding to complete the development and commercialization of our product candidates and may not be able to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We will require substantial future capital in order to continue to conduct the research and development and regulatory clearance and approval activities necessary to bring our product candidates to market and to establish effective marketing and sales capabilities. We do not expect our existing capital resources and the net proceeds from this offering to be sufficient to enable us to fund the completion of the development and commercialization of all of our product candidates. We believe that the net proceeds from this offering, our existing cash resources and interest on these funds will be sufficient to meet our projected operating requirements through the end of 2011. However, our operating plan may change, and we may need additional funds sooner than anticipated to meet our operational needs and capital requirements for product development, clinical trials, regulatory clearances and approvals, and product commercialization.

Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may terminate or delay the development of one or more of our product candidates, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our product candidates successfully.

Our future funding requirements will depend on many factors, including:

•	the scope, rate of progress and cost of our research and development activities;

•	the achievement of milestone events under, and other matters related to, our agreements with Boston Scientific and Siemens;

•	the terms and timing of any future collaborative, licensing or other arrangements that we may establish;

•	the cost and timing of clinical trials;

•	the cost and timing of regulatory filings, clearances and approvals;

•	the cost and timing of establishing sales, marketing and distribution capabilities and other corporate infrastructure;

•	the cost of establishing product inventories;

•	the effect of competing technological and market developments; and

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Raising additional capital by issuing securities or through licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third-parties, we may have to relinquish valuable rights to our technologies or products or grant licenses on terms that are not favorable to us. Any of these events could adversely affect our ability to achieve our product development and commercialization goals and have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Intellectual Property

If we, or the third-parties from whom we license intellectual property, are unable to secure and maintain patent or other intellectual property protection for the intellectual property covering our product candidates, our ability to compete will be harmed.

Our commercial success depends, in part, on obtaining patent and other intellectual property protection for the technologies contained in our product candidates. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. Our patent position is uncertain and complex, in part, because of our dependence on intellectual property that we license from others. If we, or the third-parties from whom we license intellectual property, fail to obtain adequate patent or other intellectual property protection for intellectual property covering our products, or if any protection is reduced or eliminated, others could use the intellectual property covering our products, resulting in harm to our competitive business position. In addition, patent and other intellectual property protection may not provide us with a competitive advantage against competitors that devise ways of making competitive products without infringing any patents that we own or have rights to.

As of November 30, 2009, our portfolio included seven wholly-owned issued United States patents, 24 wholly-owned pending United States patent applications (including provisional applications), four co-owned issued United States patents, nine co-owned pending United States patent applications, one wholly-owned issued foreign patent, 24 wholly-owned pending foreign patent applications, one co-owned issued foreign patent and 22 co-owned pending foreign patent applications. In addition, as of November 30, 2009, we had licensed rights to ten United States and 12 foreign third-party issued patents, and we had licensed rights to eight United States and 14 foreign third-party pending patent applications. United States patents and patent applications may be subject to interference proceedings and United States patents may be subject to re-issue and reexamination proceedings in the United States Patent and Trademark Office. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices. Any of these proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of the patent or patent application. Changes in either patent laws or in interpretations of patent laws may also diminish the value of our intellectual property or narrow the scope of our protection. Interference, reexamination and opposition proceedings may be costly and time consuming, and we, or the third-parties from whom we license intellectual property, may be unsuccessful in such proceedings. Thus, any patents that we own or license may provide limited or no protection against competitors. In addition, our pending patent applications and those we may file in the future may not result in patents being issued or may have claims that do not cover our products. Even if any of our pending or future patent applications are issued, they may not provide us with adequate protection or any competitive advantages. Our ability to develop additional patentable technology is also uncertain.

Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may also result in the loss of patents or patent rights important to our business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third-parties. In addition, many countries limit the enforceability of patents against third-parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, particularly in the field of medical devices and procedures.

Others may assert that our products infringe their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also cause us to pay substantial damages and prohibit us from selling our products.

There may be United States and foreign patents issued to third-parties that relate to our business, including MRI-guided intervention systems and the components and methods and processes related thereto. Some of these patents may be broad enough to cover one or more aspects of our present technology and/or may cover aspects of our future technology. We do not know whether any of these patents, if asserted, would be held valid, enforceable and infringed.

We cannot assure that a court or administrative body would agree with any arguments or defenses we may have concerning invalidity, unenforceability or non-infringement of any third-party patent. In addition, other parties may have filed or may in the future file patent applications for products that are similar or identical to ours. We cannot assure that any patents issuing from applications filed by a third party will not cover our products or will not have priority over our patent applications.

The medical device industry has been characterized by extensive litigation and administrative proceedings regarding patents and other intellectual property rights, and companies have employed such actions to gain a competitive advantage. If third-parties assert infringement or other intellectual property claims against us, our technical and management personnel will experience a significant diversion of time and effort and we will incur large expenses defending our company. If third-parties in any patent action are successful, our patent portfolio may be damaged, we may have to pay substantial damages and we may be required to stop selling our products or obtain a license which, if available at all, may require us to pay substantial royalties. We cannot be certain that we will have the financial resources or the substantive arguments to defend our products from infringement or patents from claims of invalidity or unenforceability, or to defend our products against allegations of infringement of third-party patents. In addition, any public announcements related to litigation or administrative proceedings initiated by us, or initiated or threatened against us, could cause our stock price to decline.

If we lose access to critical third-party software which is integrated into our ClearPoint system software, our costs could increase and sales of our ClearPoint system could be delayed, potentially hurting our competitive position.

We license software from a third-party that is integrated into the software component of our ClearPoint system. Our license continues through July 2015. If we are unable to continue to license this third-party software, we would not be able to continue to commercialize our ClearPoint system until equivalent software could be identified, licensed or developed, and integrated into the software component of our ClearPoint system. These delays, if they occur, could harm our business, operating results and financial condition.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at universities or other medical device companies, including competitors or potential competitors. In the future, we could be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are essential to our products and processes, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. In addition, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential products, which could severely harm our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and be a distraction to our employees and management.

If the combination of patents, trade secrets and contractual provisions that we rely on to protect our intellectual property is inadequate, our ability to commercialize our product candidates successfully will be harmed, and we may not be able to operate our business profitably.

Our success and ability to compete is dependent, in part, upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, copyright, trademark and trade secret law, and nondisclosure agreements to protect our intellectual property. However, such methods may not be adequate to protect us or permit us to gain or maintain a competitive advantage. Our patent applications may not issue as patents in a form that will be advantageous to us, or at all. Our issued patents, and those that may issue in the future, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products.

To protect our proprietary rights, we may in the future need to assert claims of infringement against third-parties to protect our intellectual property. There can be no assurance that we will be successful on the merits in any enforcement effort. In addition, we may not have sufficient resources to litigate, enforce or defend our intellectual property rights. Litigation to enforce our intellectual property rights in patents, copyrights or trademarks is highly unpredictable, expensive and time consuming and would divert human and monetary resources away from managing our business, all of which could have a material adverse effect on our financial condition and results of operations even if we were to prevail in such litigation. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed, invalid or unenforceable, and could award attorney fees.

Despite our efforts to safeguard our unpatented and unregistered intellectual property rights, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to detect or deter misappropriation of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. Additionally, third-parties may be able to design around our patents. Furthermore, the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

We have entered into confidentiality and intellectual property assignment agreements with some of our employees and consultants as one of the ways we seek to protect our intellectual property and other proprietary technology. However, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

Our employees, consultants, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party illegally obtained and is using our proprietary know-how is expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect know-how than courts in the United States. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain intellectual property protection could adversely affect our competitive business position.

We may be dependent upon one of our licenses from The Johns Hopkins University to develop and commercialize some components of the ClearTrace system.

We have entered into exclusive license agreements with The Johns Hopkins University, or Johns Hopkins, with respect to a number of technologies owned by Johns Hopkins. One of those agreements is particularly relevant to the development of the ClearTrace system. Without that license, we may not be able to commercialize some of the components of the ClearTrace system when, and if, developed, subject to FDA clearance and approval. Johns Hopkins has the right to terminate the license under specified circumstances, including a breach by us and failure to cure such breach or in the event we file for bankruptcy. We are obligated to use commercially reasonable efforts to develop and commercialize products based on the licensed patents and patent applications. This obligation could require us to take actions related to the development of the ClearTrace system that we would otherwise not take.

Risks Related to Regulatory Compliance

We operate in a highly-regulated industry and any failure to comply with the extensive government regulations may subject us to fines, injunctions and other penalties that could harm our business.

Our medical device products and operations are subject to extensive regulation by the FDA, pursuant to the FDCA, and various other federal, state and foreign governmental authorities. Government regulations and foreign requirements specific to medical devices are wide ranging and govern, among other things:

•	design, development and manufacturing;

•	testing, labeling and storage;

•	product safety;

•	marketing, sales and distribution;

•	premarket clearance or approval;

•	record keeping procedures;

•	advertising and promotions;

•	recalls and field corrective actions;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; and

•	product export.

If we receive regulatory clearance or approval to sell our product candidates, we will be subject to ongoing FDA requirements, including: required submissions of safety and other post-market information; manufacturing facility registration and device listing requirements; compliance with FDA’s medical device current Good Manufacturing Practice, or cGMP, regulations, as codified in the Quality System Regulation, or QSR; requirements regarding field corrections and removals of our products; reporting of adverse events and certain product malfunctions to the FDA; and numerous recordkeeping requirements. If we or any of our collaborators or suppliers fail to comply with applicable regulatory requirements, a regulatory agency may take action against us, including any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or orders for the repair, replacement, or refund of products;

•	recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted; or

•	refusal to grant export approval for our products.

The FDA’s and foreign regulatory agencies’ statutes, regulations or policies may change, and additional government regulation or statutes may be enacted, which could increase post-approval regulatory requirements, or delay, suspend or prevent marketing of any approved products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

If we or our third-party manufacturers or suppliers fail to comply with the FDA’s QSR or any applicable state equivalent, our manufacturing operations could be interrupted and our potential product sales and operating results could suffer.

We and some of our third-party manufacturers and suppliers are required to comply with the FDA’s QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. We and our manufacturers and suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market our products in these jurisdictions. The FDA enforces the QSR through periodic and unannounced inspections of manufacturing facilities. Our facilities have not been inspected by regulatory authorities or by the FDA for QSR compliance. We anticipate that we and certain of our third-party manufacturers and suppliers will be subject to future inspections. The failure by us or one of our third-party manufacturers or suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations, could result in enforcement actions against us, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Our products may in the future be subject to product recalls that could harm our reputation, business operations and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design, manufacture or labeling. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. We may initiate certain voluntary recalls involving our products in the future. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. If we determine that certain of those recalls do not require notification of the FDA, the FDA may disagree with our determinations and require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement actions against us, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

If our marketed products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s MDR, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. In addition, all manufacturers placing medical devices in European Union markets are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the relevant authority in whose jurisdiction the incident occurred. In the future, we may experience events that may require reporting to the FDA pursuant to the MDR regulations. Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results. In addition, failure to report such adverse events to appropriate government authorities on a timely basis, or at all, could result in an enforcement action against us.

We may incur significant liability if it is determined that we are promoting off-label uses of our products in violation of federal and state regulations in the United States or elsewhere.

We are initially seeking clearance of our ClearPoint system from the FDA for a general neurological intervention claim. We believe that seeking 510(k) clearance for this general indication is the least burdensome path to initial regulatory clearance. The general indication we are seeking is the same indication for use that applies to other devices that have traditionally been used in the performance of stereotactic neurological procedures. Our business and future growth, however, may depend substantially on the use or enhancement of our ClearPoint system in DBS lead placement procedures. Once 510(k) clearance is obtained, we may seek regulatory clearance or approval, as the case may be, for use of our ClearPoint system for a variety of specific neurological indications, including DBS lead placement, to allow us to market and promote our ClearPoint system for those specific uses. Unless and until we receive regulatory clearance or approval for use of our ClearPoint system in these specific procedures, uses in procedures other than general neurological intervention procedures, such as biopsies, catheter placement and electrode introduction, may be considered off-label uses of our ClearPoint system. Under the FDCA and other similar laws, we are prohibited from labeling or promoting our products, or training physicians, for such off-label uses. This prohibition means that the FDA could deem it unlawful for us to make claims about the use of our ClearPoint system in DBS procedures or proactively discuss or provide information or training on the use of our ClearPoint system for DBS procedures, with very limited exceptions. However, although manufacturers are not permitted to promote for off-label uses, in their practice of medicine, physicians may lawfully choose to use medical devices for off-label uses. Therefore, if the FDA grants 510(k) clearance for our ClearPoint system for use in general neurological interventions, a physician could use our ClearPoint system for uses not covered by the cleared labeling. This would constitute an off-label use. We expect that physicians will use our ClearPoint system for a variety of specific neurological procedures, including DBS lead placement.

The FDA and other regulatory agencies actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. If the FDA determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired. Due to these legal constraints, our sales and marketing efforts will focus only on the general technical attributes and benefits of our ClearPoint system and the FDA cleared indications for use. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

Although we do not provide healthcare services nor receive payments directly from Medicare, Medicaid or other third-party payors for our products or the procedures in which our products may be used, many state and federal healthcare laws and regulations governing financial relationships between medical device companies and healthcare providers apply to our business and we could be subject to enforcement by both the federal government, private whistleblowers and the states in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:

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The federal healthcare programs’ Anti-Kickback Statute, which prohibits, among other things, individuals or entities from knowingly and willfully soliciting, receiving, offering or providing any kickback, bribe, or other remuneration, directly or indirectly, in exchange for or to induce the purchase, lease or order, or arranging for or recommending of, any item or service for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs.

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Federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment to Medicare, Medicaid, or other federally-funded health care programs that are false or fraudulent, or are for items or services not provided as claimed, and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices.

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, in addition to the privacy and security rules normally associated with it, which are discussed below, established new federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services.

•

State and foreign law equivalents and analogues of each of the above federal laws, such as anti-kickback and false claims laws and the Foreign Corrupt Practices Act, which may apply to items or services reimbursed by any third-party payor, including commercial insurers, or when physicians are employees of a foreign government entity.

Recently, the medical device industry has been under heightened scrutiny as the subject of government investigations and government enforcement or private whistleblower actions under the Anti-Kickback Statute and the False Claims Act involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including specifically arrangements with physician consultants. For example, four of the five major orthopedic implant manufacturers were required to pay a total of $311 million and operate for 18 months under federal court supervision in settlement of kickback allegations concerning their physician consulting contracts. We have or expect that we will have arrangements with physicians which may be subject to scrutiny, including consulting contracts for product development and agreements for teaching and training on the safe and effective use of our products. In addition, we may provide customers with information on products that could be deemed to influence their coding or billing practices, and may have sales, marketing or other arrangements with hospitals and other providers that could also be the subject of scrutiny under these laws. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs, and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If the surgeons or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business.

We may be subject to privacy and data protection laws governing the transmission, security and privacy of health information which may impose restrictions on technologies and subject us to penalties if we are unable to fully comply with such laws.

Numerous federal, state and international laws and regulations govern the collection, use, disclosure, storage and transmission of patient-identifiable health information. These laws include:

•

HIPAA and its implementing regulations—the HIPAA Privacy and Security Rules. HIPAA applies to covered entities, which include most healthcare facilities that purchase and use our products. The HIPAA Privacy and Security Rules set forth minimum standards for safeguarding individually identifiable health information, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information and provides certain rights to individuals with respect to that information. HIPAA also requires covered entities to contractually bind third-parties, known as business associates, in the event that they perform an activity or service for or on behalf of the covered entity that involves access to patient identifiable health information.

•

The federal Health Information Technology for Economic and Clinical Health Act, or HITECH, which was enacted in February 2009, strengthens and expands the HIPAA Privacy and Security Rules and its restrictions on use and disclosure of patient identifiable health information.

•	Other federal and state laws restricting the use and protecting the privacy and security of patient information may apply, many of which are not preempted by HIPAA.

•

Federal and state consumer protection laws are being applied increasingly by the United States Federal Trade Commission, or FTC, and state attorney’s general to regulate the collection, use, storage and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of website content.

•	Other countries also have, or are developing, laws governing the collection, use and transmission of personal or patient information.

•	Federal and state laws regulating the conduct of research with human subjects.

We are required to comply with federal and state laws governing the transmission, security and privacy of patient identifiable health information that we may obtain or have access to in connection with manufacture and sale of our products. We do not believe that we are a HIPAA covered entity because we do not submit electronic claims to third party payors, but there may be limited circumstances in which we may operate as a business associate to covered entities if we receive patient identifiable data through activities such as training providers on the use of our products or investigating product performance or if our products store patient identifiable health information on behalf of a healthcare provider. We may be required to make costly system modifications to comply with the HIPAA privacy and security requirements that will be imposed on us contractually through business associate agreements by covered entities and directly under HITECH provisions beginning February 2010. Due to the recent enactment of HITECH, we are not able to predict what the extent of the impact on our business may be. Our failure to comply may result in criminal and civil liability because the potential for enforcement action against business associates is now greater. Enforcement actions can be costly and interrupt regular operations which may adversely affect our business.

In addition, numerous other federal and state laws protect the confidentiality of patient information as well as employee personal information, including state medical privacy laws, state social security number protection laws and federal and state consumer protection laws. These various laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by the courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability.

In connection with any clinical trials we conduct, we will be subject to state and federal privacy and human subject protection regulations. The HIPAA requirement and other human subjects research laws could create liability for us or increase our cost of doing business because we must depend on our research collaborators to comply with the applicable laws. We may adopt policies and procedures that facilitate our collaborators’ compliance, but we cannot ensure that non-employee collaborators or investigators will comply with applicable laws. As a result, unauthorized uses and disclosures of research subject information in violation of the law may occur. These violations may lead to sanctions that will adversely affect our business.

Risks Related to Facilities, Employees and Growth

We are dependent on our senior management team, engineering team, sales and marketing team and key research and physician advisors, and the loss of any of them could harm our business.

We are highly dependent on members of our senior management, in particular Kimble L. Jenkins, our President, Chief Executive Officer and Chairman of the Board of Directors, and Peter G. Piferi, our Chief Operating Officer. We do not have employment agreements with either Mr. Jenkins or Mr. Piferi and, therefore, there are no assurances that the services of these individuals will be available to us for any specified period of time. The loss of members of our senior management team, engineering team, sales and marketing team and key research and physician advisors, or our inability to attract or retain other qualified personnel or advisors could have a material adverse effect on our business, financial condition and results of operations. We do not maintain, and do not currently intend to obtain, key employee life insurance on any of our personnel other than for Mr. Jenkins and Mr. Piferi. Although we have obtained key man insurance covering Mr. Jenkins and Mr. Piferi in the amount of $2,000,000, this would not fully compensate us for the loss of Mr. Jenkins’ or Mr. Piferi’s services.

We need to hire and retain additional qualified personnel to grow and manage our business. If we are unable to attract and retain qualified personnel, our business and growth could be seriously harmed.

Our performance depends on the talents and efforts of our employees. Our future success will depend on our ability to attract, retain and motivate highly skilled personnel in all areas of our organization. We plan to continue to grow our business and will need to hire additional personnel to support this growth. We believe that there are only a limited number of individuals with the requisite skills to serve in many of our key positions, and we compete for key personnel with other medical device companies, as well as universities and research institutions. It is often difficult to hire and retain these persons, and we may be unable to replace key persons if they leave or fill new positions requiring key persons with appropriate experience. If we experience difficulties locating and hiring suitable personnel in the future, our growth may be hindered. Qualified individuals are in high demand, particularly in the medical device industry, and we may incur significant costs to attract and retain them. Employees that hold shares of our common stock or options to purchase our common stock may be more likely to leave us following our initial public offering as a result of the establishment of a public market for our common stock. If we are unable to attract and retain the personnel we need to succeed, our business and growth could be harmed.

If we do not effectively manage our growth, we may be unable to successfully develop, market and sell our products.

Our future revenue and operating results will depend on our ability to manage the anticipated growth of our business. In order to achieve our business objectives, we must continue to grow. However, continued growth presents numerous challenges, including:

•	implementing appropriate operational and financial systems and controls;

•	expanding our assembly capacity and increasing production through third-parties;

•	expanding our sales and marketing infrastructure and capabilities;

•	improving our information systems;

•	identifying, attracting and retaining qualified personnel in our areas of activity; and

•	hiring, training, managing and supervising our personnel.

We cannot be certain that our systems, controls, infrastructure and personnel will be adequate to support our future operations. Any failure to effectively manage our growth could impede our ability to successfully develop, market and sell our products and our business will be harmed.

Our operations are vulnerable to interruption or loss due to natural disasters, power loss and other events beyond our control, which would adversely affect our business.

We conduct a significant portion of our activities, including assembly and distribution of our products, at a facility located in Irvine, California, which is a seismically active area that has experienced major earthquakes in the past, as well as other natural disasters, including wildfires. We have taken precautions to safeguard our facility, including obtaining business interruption insurance. However, any future natural disaster, such as an earthquake or a wildfire, could significantly disrupt our operations, and delay or prevent product assembly and shipment during the time required to repair, rebuild or replace our facility, which could be lengthy and result in significant expenses. Furthermore, the insurance coverage we maintain may not be adequate to cover our losses in any particular case or continue to be available at commercially reasonable rates and terms. In addition, our facility may be subject to shortages of electrical power, natural gas, water and other energy supplies. Any future shortage or conservation measure could disrupt our operations and cause expense, thus adversely affecting our business and financial results.

Risks Related to this Offering

An active trading market for our common stock may not develop.

Prior to this offering, there has been no public market for our common stock. We intend to apply for listing on the Nasdaq Capital Market; however, we may not become listed and an active trading market for our shares may never develop or be sustained following this offering. Accordingly, you may not be able to sell your shares quickly or at the market price if trading in our stock is not active.

Market volatility may cause our stock price and the value of your investment to decline.

The initial public offering price for our common stock was determined through negotiations between Rodman and us. The initial public offering price may vary from the market price of our common stock after the closing of this offering. Investors may not be able to sell their common stock at or above the initial public offering price.

We expect that the price of our common stock will fluctuate substantially, as the market price for the common stock after this offering will be affected by a number of factors, including:

•	the receipt, denial or timing of regulatory clearances or approvals of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the United States and other countries;

•	ability of our products, if they receive regulatory clearance or approval, to achieve market success;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to enhance our sales and marketing capabilities;

•	our ability to manufacture our products to commercial standards;

•	the success of any collaborations we may undertake with other companies;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new products, technological innovations or product advancements by us or our competitors;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key management personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	trading volume of our common stock;

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. We expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

Securities analysts may not initiate coverage for our common stock or may issue negative reports, and this may have a negative impact on the market price of our common stock.

Securities analysts may elect not to provide research coverage of our common stock after the completion of this offering. The lack of research coverage may adversely affect the market price of our common stock. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. It may be difficult for companies such as ours, with smaller market capitalizations, to attract securities analysts that will cover our common stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our stock.

Our directors, executive officers and principal stockholders and their respective affiliates will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.

After this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately     % of our outstanding common stock, assuming no exercise of Rodman’s option to purchase additional shares of our common stock in this offering or exercise of Rodman’s warrant. As a result, these stockholders, acting together, will continue to have substantial control over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, will continue to have significant influence over the management and affairs of our company. Accordingly, this concentration of ownership may have the effect of:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements, and other factors our Board of Directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

Anti-takeover provisions in our certificate of incorporation, bylaws and Delaware law could prevent or delay a change in control of our company.

Provisions in our certificate of incorporation and bylaws, which will be effective upon the closing of this initial public offering, as well as provisions of Delaware law, may discourage, delay or prevent a merger, acquisition or change of control. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions:

•	provide for a staggered Board of Directors;

•

permit our Board of Directors to issue shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provide that special meetings of our stockholders may be called only by the chairman of the Board of Directors, our Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any broad range of business combinations with any stockholder who owns, or at any time in the last three years owned, 15% or more of our outstanding voting stock for a period of three years following the date on which the stockholder became an interested stockholder. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that they may occur, may depress the market price of our common stock.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that substantial sales may be made, could cause the market price of our common stock to decline. The lock-up agreements to be delivered by our executive officers, directors and certain of our stockholders provide that Rodman, in its sole discretion, may release those parties, at any time, or from time to time, and without notice, from their obligation not to dispose of shares of common stock for a period of 180 days after the date of this prospectus, which period may be extended in certain limited circumstances. Rodman does not have any pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of the common stock in the market and our financial condition at that time.

Based on the number of shares of common stock outstanding as of November 30, 2009, upon completion of this offering,              shares of our common stock will be outstanding, assuming no exercise of Rodman’s warrant and over-allotment option and no exercise of other warrants or options. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Of the remaining shares, no shares will be freely tradable until 90 days after the date of this prospectus, at which time              shares of our common stock, or approximately     % of our common stock outstanding after this offering, will be freely transferable subject to compliance with Rule 144 under the Securities Act. The lockup agreements between Rodman and our directors, executive officers and 5% stockholders will expire 180 days after the date of this prospectus, at which time all of our shares of our common stock will be freely transferable subject to compliance with the provisions of Rule 144 under the Securities Act. See “Shares Eligible for Future Sale—Lock-up Agreements.” Our affiliates must comply with the volume, manner of sale, holding period and other limitations of Rule 144. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. Any substantial sale of common stock pursuant to any resale registration statements or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We intend to file a registration statement on Form S-8 to register the shares subject to outstanding options or reserved for issuance under our stock option plans. The registration statement will become effective when filed, and, subject to applicable lock-up agreements, if any, these shares may be resold without restriction in the public marketplace. For a more detailed description, please see the section of this prospectus entitled “Shares Eligible for Future Sale.”

New investors in our common stock will experience immediate and substantial dilution after this offering.

If you purchase shares of our common stock in this offering, you will experience immediate dilution of $ per share based on the mid-point of the range on the cover page of this prospectus because the price that you pay will be substantially greater than the adjusted pro forma net tangible book value per share of common stock that you acquire. This dilution is due in large part to the fact that many of our earlier investors paid substantially less than the price of the shares being sold in this offering when they purchased their shares of our capital stock. If outstanding options to purchase our common stock are exercised, you will experience additional dilution. See the section entitled “Dilution” in this prospectus for a more detailed description of this dilution.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to divert attention from product development to devote substantial resources and time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We are working with our independent legal and accounting advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate control, disclosure controls and procedures and financial reporting and accounting systems, including requirements under the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act. We will incur costs associated with our public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the securities exchange on which our stock trades. We will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board of Directors, our board committees or as executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the fiscal year ending December 31, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require that we incur substantial expense and expend significant management time on compliance-related issues.

We have broad discretion in the use of the net proceeds from this offering, and we may not use these proceeds effectively.

The net proceeds from this offering will be used, as determined by management in its discretion, for sales and marketing activities, for continuation of research and development activities and for working capital and other general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses, cause the price of our common stock to decline or delay product development.

Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use of these proceeds may vary substantially from their currently intended use. Our management will have considerable discretion over the use of the net proceeds of this offering. Stockholders may not agree with such uses, and the net proceeds may be used in a manner that does not increase our operating results or market value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the anticipated progress of our research, development and clinical trials;

•	our ability to obtain regulatory clearance or approval for our product candidates;

•	our ability to market, commercialize and achieve market acceptance for our ClearPoint system, the ClearTrace system or any other product candidates or products that we may develop;

•	our ability to generate additional product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

•	our estimates regarding the sufficiency of our cash resources.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

You should refer to the section of this prospectus entitled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We do not undertake to update any of the forward-looking statements after the date of this prospectus, except to the extent required by applicable securities laws.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of              shares of common stock in this offering will be approximately $              and an additional $              if Rodman exercises its over-allotment option in full, based upon an assumed initial public offering price of $             per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock.

We expect to use approximately $             of the net proceeds from this offering to fund our research and development activities, including payments of up to $             to Siemens in connection with the development of the ClearTrace system, and approximately $             for general corporate purposes. In addition, we may use a portion of the net proceeds from this offering to acquire equipment, products, technologies or businesses, although we currently have no commitments or agreements relating to any of these types of transactions. We believe that the net proceeds from this offering, our existing cash resources and interest on these funds will be sufficient to meet our projected operating requirements through the end of 2011.

While we have estimated the particular uses for the net proceeds to be received upon the completion of this offering, we cannot specify these uses with certainty. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending these uses, we plan to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our research and development operations.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and expansion of our business, and therefore we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors.

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2009:

•	on an actual basis;

•

on a pro forma basis to reflect a 1-for-              reverse stock split, the conversion into common stock of all outstanding shares of our preferred stock, the issuance of $3,500,000 in principal amount of convertible promissory notes reduced by $717,000 representing the fair value attributable to the beneficial conversion feature accounted for as equity and reflected on the additional paid-in capital as set forth on the pro forma balance sheet the purchase of 266,608 shares of our common stock and the satisfaction of a note receivable owed to us by an executive officer, and the filing of an amendment to our certificate of incorporation increasing the number of authorized shares of our common stock and preferred stock; and

•

on a pro forma as adjusted basis to reflect the pro forma adjustments reflected above and the sale in this offering of              shares of common stock at an assumed initial offering price of $              per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in the following table is based on shares outstanding as of August 31, 2009 and excludes:

•	1,642,167 shares of common stock issuable upon exercise of warrants, at a weighted average strike price of $0.875 per share;

•	2,394,167 shares of common stock issuable upon exercise of options issued under our current stock option plans, at a weighted average exercise price of $0.90 per share;

•	shares of our common stock that may be issued to Rodman upon exercise of a warrant, at an exercise price of $ per share; and

•	shares of common stock reserved for future issuance under our 2009 Equity Incentive Plan, which we plan to adopt before the completion of this offering.

You should read the information below in conjunction with the financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of August 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$1,976,879	$5,476,879

Convertible promissory notes	—	2,783,000
Convertible Series A Preferred Stock, $0.01 par value: 8,000,000 shares authorized and 7,965,000 shares issued and outstanding, actual; and no shares authorized, issued or outstanding, 30,000,000 shares authorized pro forma and pro forma as adjusted	7,965,000	—

Common stock, $0.01 par value: 50,000,000 shares authorized and 21,320,440 shares issued and outstanding, actual; 70,000,000 shares authorized and shares issued and outstanding, pro forma; and shares authorized and shares issued and outstanding, pro forma as adjusted	218,205	297,855
Additional paid-in capital	25,593,754	34,196,104
Treasury stock	(500,000)	(1,111,353)

Notes receivable, stockholders	(1,111,353)	(500,000)

Accumulated deficit	(38,494,990)	(38,494,990)

Total stockholders’ equity (deficit)	(6,329,384)	(5,612,384)

Total capitalization	$(4,352,505)	$(135,505)

DILUTION

The historical net tangible book value of our common stock as of August 31, 2009 was $(6,398,784), or $(0.30) per share, based on the number of shares of common stock outstanding as of August 31, 2009. Historical net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the actual number of outstanding shares of our common stock. The pro forma net tangible book value of our common stock as of August 31, 2009 was $(2,898,384), or $(0.10) per share. Pro forma net tangible book value per share is determined by dividing (x) our total tangible assets less total liabilities after giving effect to the purchase of 266,608 shares of our common stock and the satisfaction of a note receivable owed to us by an executive officer and the conversion of all of our outstanding shares of preferred stock into common stock by (y) the actual number of shares of our common stock plus the number of shares issuable upon conversion of all of our outstanding shares of preferred stock into common stock as if such conversion had occurred on August 31, 2009.

After giving effect to the sale of common stock offered in this offering at the assumed public offering price of $              per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of August 31, 2009 would have been approximately $             , or $              per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $              per share to existing stockholders and an immediate dilution of $              per share to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution to the new investors:

Historical net tangible book value per share as of August 31, 2009		$(0.30)
Assumed initial public offering price
Pro forma net tangible book value per share as of August 31, 2009
Increase in pro forma net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after offering

Dilution per share to new investors in this offering	$

The following table summarizes, on a pro forma as adjusted basis as of August 31, 2009, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by the new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $             per share:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100.0%			$100.0%		$

The number of shares of common stock outstanding in the table above is based on the pro forma number of shares outstanding as of August 31, 2009 and assumes no exercise of the underwriters’ over-allotment option. If the underwriters’ over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to     % of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be increased to              shares or     % of the total number of shares of common stock to be outstanding after this offering.

The above discussion and tables also assume no exercise of any outstanding stock options or warrants. As of August 31, 2009, there were:

•	1,642,167 shares of common stock issuable upon exercise of warrants, at a weighted average strike price of $0.875 per share;

•	2,394,167 shares of common stock issuable upon exercise of options issued under our current stock option plans, at a weighted average exercise price of $0.90 per share; and

•	shares of our common stock that may be issued to Rodman upon exercise of a warrant, at an exercise price of $ per share.

The following table summarizes, on a pro forma basis as of August 31, 2009, after giving effect to the exercise of all stock options and warrants outstanding as of August 31, 2009, the differences between the number of shares of common stock purchased from us, the total consideration and the weighted average price per share paid by existing stockholders and by investors participating in this offering at an assumed initial public offering price of $              per share, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100.0%			$100.0%		$

Effective upon the closing of this offering, an aggregate of              shares of our common stock will be reserved for future issuance under our benefit plans. To the extent that any of these options or warrants are exercised, new options are issued under our benefit plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED FINANCIAL DATA

The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, notes thereto and other financial information included elsewhere in this prospectus. The selected financial data for each of the three fiscal years in the period ended December 31, 2008 are derived from our financial statements which have been examined and reported upon by Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm. See “Experts.” The data presented for the two fiscal years ended December 31, 2005 and 2004 and the eight month periods ended August 31, 2009 and August 31, 2008 are derived from unaudited financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data for such periods. The results for the eight-month period ended August 31, 2009 are not necessarily indicative of the results to be expected for the full fiscal year.

	Eight Months Ended August 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Statement of Operations Data:
Revenue and other credits	$1,846,680	$1,638,364	$2,522,599	$62,500	$483,917	$301,309	$27,050

Operating expenses:
Research and development	4,352,946	2,613,697	4,258,492	2,098,672	620,297	288,784	558,784
General and administrative	1,840,220	1,448,197	2,920,311	1,413,369	525,323	934,395	858,858

Total operating expenses	6,193,166	4,061,894	7,178,803	3,512,041	1,145,620	1,223,179	1,417,642

Other income (expense):
Interest income (expense), net	80,301	(258,224)	(200,982)	(185,096)	(132,847)	(29,659)	(30,074)

Total other income	80,301	(258,224)	(200,982)	(185,096)	(132,847)	(29,659)	(30,074)

Net loss	$(4,266,185)	$(2,681,754)	$(4,857,186)	$(3,634,637)	$(794,550)	$(951,529)	$(1,420,666)

Net loss attributable to common stockholders	$(4,266,185)	$(2,618,754)	$(4,857,186)	$(3,634,637)	$(794,550)	$(951,529)	$(1,420,666)

Net loss per share attributable to common stockholders:
Basic and Diluted	$(0.20)	$(0.13)	$(0.23)	$(0.18)	$(0.04)	$(0.05)	$(0.10)

Weighted average shares outstanding:
Basic	21,813,143	20,566,932	20,980,324	20,098,058	19,566,981	19,458,938	14,054,159

With respect to August 31, 2009, the following table presents a summary of our balance sheet:

•	on an actual basis;

•

on a pro forma basis to reflect a 1-for-             reverse stock split, the conversion into common stock of all outstanding shares of our preferred stock, the issuance of $3,500,000 in principal amount of convertible promissory notes, reduced by $717,000 representing the fair value attributable to the beneficial conversion feature accounted for as equity and reflected in the additional paid-in capital as set forth on the pro forma balance sheet, and the purchase of 266,608 shares of our common stock and the satisfaction of a note receivable owed to us by an executive officer.

	As of August 31, 2009		As of December 31,
	Actual	Pro Forma	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,976,879	$5,476,879	$9,920,801	$3,611,814	$6,068,413	$57,026	$155,541
Total assets	3,627,538	7,127,538	10,955,360	3,730,092	6,109,753	130,393	290,093
Convertible promissory notes		2,783,000	—	—	—	—	—
Convertible preferred stock	7,965,000	—	7,965,000	7,965,000	7,965,000	—	—
Common stock, $0.01 par value	218,205	297,855	218,071	201,353	198,780	193,226	195,779
Additional paid-in capital	25,593,754	34,196,104	25,490,092	23,888,910	23,023,823	23,365,568	22,820,200
Treasury stock	(500,000)	(1,111,353)	—	—	—	—	—
Notes receivable	(1,111,353)	(500,000)	(573,620)	(551,961)	(530,361)	(508,761)	(487,161)
Accumulated deficit	(38,494,990)	(38,494,900)	(34,228,805)	(29,371,619)	(25,736,982)	(24,942,432)	(23,476,179)
Total stockholders’ equity (deficit)	$(6,329,384)	$(5,612,384)	$(1,129,262)	$2,131,683	$4,820,260	$(1,892,399)	$(947,361)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that are based upon current expectations and involve risks, assumptions and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

Overview

We are a medical device company focused on the development and commercialization of technology that enables physicians to see inside the brain and heart using direct, intra-procedural MRI guidance while performing minimally invasive surgical procedures. None of our current product candidates is cleared or approved for sale. As compared to the manner in which the existing procedures are performed, we believe that our product candidates will deliver better patient outcomes in shorter procedure times, enhance revenue potential for both physicians and hospitals, and reduce costs to the healthcare system. Our most advanced product candidate is our ClearPoint system, which is designed for linear, point-to-point minimally invasive procedures that will be performed in a standard 1.5T MRI suite. Our second product candidate is the ClearTrace system, which is designed for non-linear, catheter-based surgical procedures that initially will be performed using a 3T MRI scanner. Finally, under our SafeLead Development Program we are working together with Boston Scientific to incorporate our MRI-safety technologies into some of Boston Scientific’s implantable CRM and neuromodulation leads.

We have not generated revenue from the sale of our current product candidates. In 2008, we received licensing fees totaling $13,000,000 from Boston Scientific for our MRI-safety technologies, which we used to finance our operations and internal growth. We have also financed our operations and internal growth through private placements of securities, borrowings, and interest earned on the net proceeds from our private placements and the Boston Scientific licensing fees. Prior to 2008, we were a development stage enterprise. We have incurred significant losses since our inception in 1998 as we have devoted substantially all of our efforts to research and development. As of August 31, 2009, we had an accumulated deficit of approximately $(38,495,000). We expect to continue to incur significant operating losses as we develop and commercialize our product candidates, increase our sales and marketing activities, and expand our business generally. We also expect that our general and administrative expenses will increase due to additional operational and regulatory costs and burdens associated with operating as a public company.

Factors Which May Influence Future Results of Operations

The following is a description of factors which may influence our future results of operations, including significant trends and challenges that we believe are important to an understanding of our business and results of operations.

Revenues

Since inception, we have generated revenues primarily from our collaborative agreements with Boston Scientific, principally from recognition of portions of the $13,000,000 of licensing fees. Revenue associated with the licensing fees is recognized on a straight-line basis over a five year period, which is our estimated period of continuing involvement in the development activities. Additional payments related to substantive, performance-based milestones and incentive payments which may be received under the agreement regarding implantable CRM leads will be deferred upon receipt and achievement of the specified milestones and recognized over our estimated period of continuing involvement. These revenue recognition policies are more fully described in the “Critical Accounting Policies and Significant Judgments and Estimates” section below.

We can not sell any of our product candidates until we receive regulatory clearance or approval. Future revenue from sales of our products is difficult to predict and may not be sufficient to offset our continuing and increasing research and development expenses and selling, general and administrative expenses for the next several years.

The generation of recurring revenue through sales of our disposable components is an important part of our business model for our ClearPoint system. We anticipate that recurring revenues will constitute an increasing percentage of our total revenue as we leverage each new installation of our ClearPoint system to generate recurring sales of these disposable components. With respect to a single hospital, we do not anticipate that sales of the reusable components of our ClearPoint system will generate recurring revenues.

Research and Development Expenses

Our research and development expenses consist primarily of costs associated with the conceptualization, design, testing, and prototyping of our product candidates. This includes the salaries, travel and benefits of research and development personnel; materials and laboratory supplies used by our research personnel; consultant costs; sponsored contract research and product development with third-parties; and licensing costs. From our inception through August 31, 2009, we have incurred approximately $19,400,000 in research and development expenses. We anticipate that research and development expenses will increase as we: (i) continue to develop enhancements to our ClearPoint system; (ii) continue our early-stage product development efforts for the ClearTrace system; (iii) commence clinical trials for the ablation catheter component of the ClearTrace system; and (iv) expand our research to apply our technology to additional product applications.

Product development timelines, likelihood of success and total costs vary widely. Currently, we are focused primarily on advancing our ClearPoint system through the 510(k) clearance process. Our ClearPoint system’s initial application will be for general neurological international procedures, such as biopsies and catheter and electrode insertion. If 510(k) clearance is obtained, we may seek additional regulatory clearance or approval for use of our ClearPoint system for more specific indications to allow us to market and promote our ClearPoint system for those specific uses. Such additional regulatory clearances or approvals may require us to perform clinical studies. At this time, due to the risks inherent in the product clearance and approval process and given the early stage of development of our product candidates other than our ClearPoint system, we are unable to estimate with any certainty the costs that we will incur in the continued development of our product candidates for commercialization.

General and Administrative Expenses

Our general and administrative expenses consist primarily of: salaries, travel and benefits for administrative personnel; stock-based compensation; professional fees, including fees for attorneys and outside accountants; occupancy costs; business insurance; and other general and administrative expenses, which include corporate licenses and taxes, postage, office supplies and meeting costs. Our selling, general and administrative expenses are expected to increase due to the cost associated with the anticipated commercial launch of our ClearPoint system, increased headcount necessary to support our continued growth in operations, and the additional operational and regulatory burdens and costs associated with operating as a publicly traded company. In addition, we expect to incur additional costs associated with protecting our intellectual property rights as necessary to support our product offerings.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult and subjective judgments include revenue recognition, valuation allowance for deferred tax assets and liabilities, impairment of long-lived assets and the determination of stock-based compensation. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results.

Revenue Recognition.    Revenues currently consist of non-refundable licensing fees, reimbursements for research and development activities, and milestone and incentive payments associated with our agreements with Boston Scientific and is recognized based on the performance requirements of the specific agreements. We have analyzed our agreements with multiple element arrangements to determine whether the deliverables under the agreement, including license and performance obligations such as research and development activities, can be separated or whether all of the deliverables must be accounted for as a single unit of accounting. We defer recognition of non-refundable upfront license fees if there are continuing performance obligations without which the technology, know-how, rights, products or services conveyed in conjunction with the non-refundable fees have no utility to the licensee that could be considered separate and independent of our performance under other elements of the arrangement. Since we have continuing involvement through research and development services that is required because of our know-how and expertise related to the technology are proprietary to us, or can only be performed by us, such upfront fees are deferred and recognized over the estimated period of continuing involvement on the straight line basis. The performance period is estimated at the inception of the agreement and is re-evaluate at each reporting period. Cost reimbursements for research activities are recognized as revenue if the amounts are determinable and collection of the related receivable is reasonably assured. Revenue from milestone payments for which we have no continuing performance obligations are recognized upon achievement of the performance milestone, as defined in the related agreement, provided the milestone is substantive and a culmination of the earnings process has occurred. Performance obligations typically consist of significant milestones in the development life cycle of the related product candidates and technology, such as initiation of clinical trials, achievement of specified clinical trial endpoints, filing for approval with regulatory agencies and approvals by regulatory agencies.

We estimate the performance obligation period to be five years for our cardiac agreement with Boston Scientific. The factors that drive the actual development period of a medical device are inherently uncertain and include determining the timing and expected costs to complete the project, projecting regulatory approvals and anticipating potential delays. We use all of these factors in initially estimating the term of our performance obligations, and we also continually monitor these factors for indications of appropriate revisions.

Impairment of long-lived assets.    We evaluate the recoverability of our long-lived assets (finite lived intangible assets and property and equipment) whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related assets exceeds the expected undiscounted future cash flows of the assets, the carrying amount will be reduced to the present value of their expected future cash flows and an impairment loss would be recognized.

Share-based compensation.    We have stock option and equity incentive plans that provide for the purchase of our common stock by certain of our employees, consultants and directors. We recognize compensation expense for our share-based payments based on the fair value of the awards on the grant date and recognize the expense over the period during which an employee, consultants or director is required to provide service in exchange for the award.

The determination of the fair value of share-based payment awards is estimated using the Black-Scholes option pricing model that uses assumptions for expected volatility, expected dividends, expected term and the risk-free interest rate. Expected volatilities are based on historical volatility of the industry sector in which we operate. The term of the awards are derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free interest rate is determined using U.S. Treasury rates where the term is consistent with the expected life of the stock options. Expected dividend yield is not considered as we have not made any dividend payments and have no plans of doing so in the foreseeable future.

Total share-based compensation cost for the eight months ended August 31, 2009 and 2008 was approximately $93,000 and $12,000, respectively. On August 31, 2009, the total compensation cost related to non-vested awards not yet recognized approximately $209,000 with a weighted average expense recognition period of three years.

Research and development costs.    Research and development costs consist of direct and indirect costs associated with the development of our technologies. These costs are expensed as incurred.

Determining the fair value of stock requires making complex and subjective judgments. We use the income and market approaches (probability weighted expected return) to estimate the value of the enterprise at each date on which securities are issued or granted and outstanding. The income approach involves applying appropriate discount rates to estimated future cash flows that are based on forecasts of revenue and costs. The assumptions underlying the estimates are consistent with the Company’s business plan. The risks associated with achieving the forecasts were assessed in selecting the appropriate discount rate, which was 35%. Lack of marketability and control discounts were also applied. If different discount rates or lack of marketability and control discounts had been used, the valuations would have been different. The enterprise value under both methods was then allocated to preferred and common shares taking into account the enterprise value available to all stockholders and allocating that value among the various classes of stock based on the rights, privileges, and preferences of the respective classes. There is inherent uncertainty in these estimates.

Results of Operations

Comparison of the Eight Months Ended August 31, 2009 to the Eight Months Ended August 31, 2008

	August 31,		Percentage Change
	2009	2008
Revenues	$1,847,000	$1,638,000	13%
Research and development costs	4,353,000	2,614,000	67
General and administrative expenses	1,840,000	1,448,000	27
Interest income (expense), net	$80,000	$(258,000)	N/	A

Revenues.    Revenues were approximately $1,847,000 for the eight months ended August 31, 2009 compared to approximately $1,638,000 for the eight months ended August 31, 2008, an increase of approximately 13%. Revenues for both eight month periods relate solely to our licensing and development agreements with Boston Scientific. The increase in revenues resulted primarily from the recognition of a full eight months of licensing fee revenues during the eight months ended August 31, 2009 compared to the recognition of only five months of licensing fee revenues for the eight months ended August 31, 2008.

The increase in licensing fee revenues was partially offset by a $304,000 decrease in expense reimbursements from Boston Scientific under our agreements and a decrease of $137,000 in other payments under our agreements with Boston Scientific. We recognized $418,000 in expense reimbursement and $137,000 in revenues earned in connection with our agreements with Boston Scientific during the eight months ended August 31, 2008 compared to approximately $113,000 in expense reimbursement for the eight months ended August 31, 2009. The decrease in expense reimbursement was a result of reduced reimbursable expenses, which consisted primarily of a reduction in patent prosecution professional fees, during the eight months ended August 31, 2009.

Research and development costs.    Research and development expense was approximately $4,353,000 for the eight months ended August 31, 2009, compared to approximately $2,614,000 for the eight months ended August 31, 2008, an increase of approximately 67%. This increase was due primarily to: (i) an increase of approximately $1,059,000 related to the employment of additional research and development personnel; (ii) an increase of approximately $343,000 related to the use of third-parties for research and development services; and (iii) an increase of approximately $396,000 for materials and supplies necessary for product candidate testing and prototyping, depreciation and miscellaneous research and development expenses.

General and administrative expenses.    General and administrative expense was approximately $1,840,000 for the eight months ended August 31, 2009 compared to approximately $1,448,000 for the eight months ended August 31, 2008, an increase of approximately 27%. The increase was due primarily to (i) an increase of approximately $199,000 in corporate personnel costs; (ii) an increase of approximately $137,000 in occupancy costs; (iii) and increase of approximately $133,000 in sales and marketing costs; and (iv) an increase of approximately $64,000 in expenses associated with our Board of Directors, including their fees as well as those costs associated with holding Board of Directors’ meetings such as travel and related costs. Increases in corporate personnel costs were caused by additional hires. The increase in occupancy costs was associated with a full eight months of lease expense for the eight months ended August 31, 2009 for both our Irvine, California and Memphis, Tennessee offices. Increases in general and administrative expenses were partially offset by an approximate $205,000 reduction in professional legal fees during eight months ended August 31, 2009.

Interest income (expense), net.    Net interest income was approximately $80,000 for the eight months ended August 31, 2009 compared to net interest expense of approximately $258,000 for the eight months ended August 31, 2008. Net interest income for the eight months ended August 31, 2009 represented income earned on interest bearing accounts and interest earned on notes receivable. Net interest expense for the eight months ended August 31, 2008 related primarily to non-cash financing costs associated with a convertible note payable, which was converted into 1,671,838 shares of common stock in June 2008.

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

	December 31,		Percentage Change
	2008	2007
Revenues	$2,523,000	$63,000	3,905%
Research and development costs	4,258,000	2,099,000	103
General and administrative expenses	2,920,000	1,413,000	107
Interest expense, net	$(201,000)	$(185,000)	9

Revenues.    Revenues for the year ended December 31, 2008 were approximately $2,523,000, compared to approximately $63,000 for the year ended December 31, 2007. The increase in revenues resulted primarily from the recognition of revenues from the licensing fees received under one of our agreements with Boston Scientific.

Research and development costs.    Research and development expense for the year ended December 31, 2008 was approximately $4,258,000, compared to $2,099,000 for the year ended December 31, 2007, an increase of approximately 103%. This increase was due primarily to: (i) an increase of approximately $474,000 related to the employment of additional research and development personnel; (ii) an increase of approximately $959,000 related to engineering, design and documentation, materials, third party contract research associated with the development of our ClearPoint system; (iii) an increase of approximately $263,000 related to sponsored research programs; (iv) an increase of $313,000 in payments related to the acquisition of licenses; and (v) an increase of approximately $119,000 related to the use of consultants.

General and administrative expenses.    General and administrative expense for the year ended December 31, 2008 was approximately $2,920,000 compared to $1,413,000 for the year ended December 31, 2007, an increase of 107%. This increase was due primarily to: (i) an increase of approximately $540,000 in corporate personnel expense relating to the employment of additional administrative personnel; (ii) an increase of approximately $110,000 in occupancy expense primarily related to rent expense and leasehold improvements at our facility in Irvine, California; (iii) an increase of approximately $690,000 in professional fees, primarily legal fees, incurred for patent costs; (iv) an increase of approximately $94,000 in travel related costs; and (v) an increase of approximately $58,000 related to depreciation expense on property additions.

Interest expense, net.    Net interest expense for the year ended December 31, 2008 was approximately ($201,000) compared to ($185,000) for the year ended December 31, 2007, an increase of approximately 9%. The difference in net interest expense is a result of the change in the amount of interest income we earned. Although the our average cash balances in 2008 were higher than that of 2007, the decline in rate of interest that we earned on its cash balances decreased significantly as we focused on preservation and safeguarding of cash rather than maximizing interest income, resulting in approximately $16,000 less in interest income in 2008 as compared to 2007. The interest expense for both 2007 and 2008 were the same amount, approximately $395,000, representing the charge to interest expense for the amortization of the value of warrants granted in connection with a note to Boston Scientific. The value assigned to the warrants was recorded as a discount to the note at the time of issuance and was amortized over the period of time that the note was outstanding.

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

	December 31,		Percentage Change
	2007	2006
Revenues and other credits	$63,000	$484,000	(87)%
Research and development costs	2,099,000	620,000	238
General and administrative expenses	1,413,000	525,000	170
Interest expense, net	$(185,000)	$(133,000)	39

Revenues and other credits.    Revenues for the year ended December 31, 2007 were approximately $63,000 compared to no revenue for the year ended December 31, 2006; however, credits of approximately $484,000 were earned. Our 2007 revenue was attributable to a payment made under one of our agreements with Boston Scientific. Our 2006 credits were attributable to one time agreements with certain vendors conveying discounts on payables resulting in approximately $484,000 of other credits.

Research and development costs.    Research and development expense for the year ended December 31, 2007 was approximately $2,099,000 compared to $620,000 for the year ended December 31, 2006, an increase of 238%. This increase was due primarily to: (i) an increase of approximately $1,118,000 relating to the initiation of our ClearPoint system; (ii) an increase of approximately $120,000 relating to the salaries of additional research and development personnel; and (iii) an increase of approximately $292,000 of sponsored research programs offset by approximately $74,000 in expenses related to the use of consultants.

General and administrative expenses.    General and administrative expense for the year ended December 31, 2007 was $1,413,000 compared to $525,000 for the year ended December 31, 2006, an increase of 170%. This increase was due primarily to: (i) an increase of approximately $596,000 in corporate personnel costs relating to the employment of additional administrative personnel; (ii) an increase of approximately $199,000 in professional fees; (iii) an increase of approximately $101,000 related to travel performed in pursuing our relationship with Boston Scientific and expanding our operations; (iv) an increase of approximately $21,000 in securing additional insurance coverage for the expanded research and business operations; and (v) an increase of approximately $15,000 related to licenses and taxes for the business, which was offset by a reduction of approximately in $98,000 in management fees paid to DARA to handle certain of our management and administrative support functions.

Interest expense, net.    Net interest expense for the year ended December 31, 2007 was $(185,000) compared to $(133,000) for the year ended December 31, 2006, an increase of 39%. This net increase in net interest expense of approximately $52,000 is the net result of significant increases in both of the two components – interest income and interest expense. Interest income increased in 2007 by approximately $148,000 over 2006 as a result of us completing a private placement of approximately $8,000,000 in late 2006 resulting in higher average cash balances in our interest bearing accounts in 2007. The increase in interest income however was offset by a greater increase in interest expense, which increased by approximately $200,000 in 2007 over 2006. In 2006, the interest expense of approximately $195,000 represented interest expense on various notes we had outstanding during 2006 prior to the completion of the private placement. In 2007, the interest expense of approximately $395,000 represented the charge to interest expense for the amortization of the value of warrants granted in connection with a note to Boston Scientific. The value assigned to the warrants was recorded as a discount to the note at the time of issuance and was amortized over the period of time that the note was outstanding.

Liquidity and Capital Resources

We received $13,000,000 in licensing fees under one of our agreements with Boston Scientific in 2008. We recognize revenue from these licensing fees over the estimated time period to complete our development work under the agreement. In addition, we are entitled to receive up to $21,600,000 in future milestone-based payments, subject to our achievement of the milestones stipulated in the agreements and the issuance of certain patents licensed to Boston Scientific, of which there can be no assurance. In addition to payments received from Boston Scientific, we have financed our operations and internal growth almost exclusively through private placements of preferred stock and borrowings. We have incurred significant losses since our inception in 1998. As of August 31, 2009, we had an accumulated deficit of approximately $38,495,000. Our accumulated deficit resulted principally from research and development activities and the costs to support such efforts as recorded in general and administrative costs.

On October 16, 2009, Boston Scientific loaned us $2,000,000 pursuant to the terms of a convertible promissory note. During the 90 days following the initial advance, Boston Scientific agreed to extend additional loans not to exceed $750,000 per month or $2,250,000 in the aggregate, of which $1,500,000 has been borrowed. Interest on the loans accrues at 10% per annum and compounds annually. The Boston Scientific loans are secured by a first priority security interest in all of our assets. Each loan matures on the second anniversary of the date on which the funds were advanced; however, we can prepay each loan at anytime prior to its respective maturity date. At the option of Boston Scientific, these loans are convertible into one share of our preferred stock for every $2.00 of principal and interest outstanding at the time of conversion. To the extent that Boston Scientific has not exercised its conversion right prior to the completion of this offering, Boston Scientific will no longer have the right to convert the notes into shares of stock.

Net Cash Flows from Operating Activities.    Net cash flows from operating activities for the years ended December 31, 2008, 2007 and 2006 was approximately $7,255,000, $(2,994,000) and $(1,249,000), respectively. The use of cash in the years ended December 31, 2007 and 2006 resulted primarily from funding our net losses. The positive net cash for the year ended December 31, 2008 resulted from the $13 million licensing fee under one of our agreements with Boston Scientific. Net cash flows from operating activities for the eight months ended August 31, 2009 and 2008 was approximately $(6,676,000) and $4,574,000, respectively. The use of cash for the eight months ended August 31, 2009 resulted primarily from funding our net losses. The positive net cash for the eight months ended August 31, 2008 resulted from us receiving approximately $8,000,000 during the first eight months of 2008 of the total of the $13,000,000 received in 2008 from one of our agreements with Boston Scientific.

Net Cash Flows from Investing Activities.    Net cash flows from investing activities for the years ended December 31, 2008, 2007 and 2006 was approximately $(947,000), $(62,000) and $(29,000), respectively. Net cash used in investing activities for the years ended December 31, 2008, 2007 and 2006 was primarily related to the purchase of property and equipment and the acquisition of intellectual property licenses. Net cash flows from investing activities for the eight months ended August 31, 2009 and 2008 was approximately $(279,000) and $(587,000), respectively. Net cash used in investing activities for the eight months ended August 31, 2009 and 2008 was used for the purchase of property and equipment and the acquisition of intellectual property licenses.

Net Cash Flows from Financing Activities.    Net cash flows from financing activities was zero, approximately $600,000 and approximately $7,290,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Net cash flows from financing activities for the years ended December 2007 and 2006 were primarily attributable to the issuance of preferred stock and borrowings during the years less repayments made on previous amounts borrowed by us. Net cash flows from financing activities was approximately $(989,000) for the eight months ended August 31, 2009 compared to no net cash provided by financing activities for the eight months ended August 31, 2008. Net cash used in financing activities in the eight months ended August 31, 2009 was primarily related to the repurchase of shares of common stock and lending funds to a stockholder.

Operating Capital and Capital Expenditure Requirements.    To date, we have not commercialized any of our current product candidates and we have not achieved profitability. We anticipate that we will continue to incur substantial net losses for the next several years as we develop our product candidates, prepare for the potential commercial launch of our ClearPoint system, expand our corporate infrastructure to market and sell our ClearPoint system and operate as a publicly traded company, develop the ClearTrace system and pursue additional applications for our technology platforms.

As of August 31, 2009, we had approximately $1,977,000 in cash, cash equivalents and short-term investments. Our cash and investment balances are held in a variety of interest bearing instruments, including interest bearing demand accounts and certificates of deposit. Cash in excess of immediate requirements is invested primarily with a view to liquidity and capital preservation. Even if we receive regulatory clearance for our ClearPoint system for a general neurological intervention claim, we do not expect to generate product revenue until the second half of 2010. We do not anticipate generating any product revenue in the United States unless and until we successfully obtain FDA clearance for our ClearPoint system. We believe the net proceeds from this offering, together with our cash, cash equivalents and investment balances and interest income we earn on these balances will be sufficient to meet our anticipated cash requirements through the end of 2011. If our available cash, cash equivalents and investment balances and net proceeds from this offering are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or enter into a credit facility. The sale of additional equity and debt securities may result in dilution to our stockholders. If we raise additional funds through the issuance of debt securities, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. We may require additional capital beyond our currently forecasted amounts. Any such required additional capital may not be available on reasonable terms, if at all. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay, or eliminate some or all of, our planned research, development and commercialization activities, which could materially harm our business.

Our forecast of the period of time through which our financial resources will be adequate to support our operations, the costs to complete development of our product candidates and the cost to commercialize our products are forward-looking statements and involve risks and uncertainties, and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the “Risk Factors” section of this prospectus. We have based these estimates on assumptions that may prove to be wrong, and we could deplete our available capital resources sooner than we currently expect.

Because of the numerous risks and uncertainties associated with the development of medical devices, such as our ClearPoint system and the ClearTrace system, we are unable to estimate the exact amounts of capital outlays and operating expenditures necessary to complete the development of our product candidates and successfully deliver commercial products to the market. Our future capital requirements will depend on many factors, including but not limited to the following:

•	the success of our research and development efforts;

•	the expenses we incur in selling and marketing our products;

•	the costs and timing of regulatory clearances or approvals;

•	the revenue generated by sales of our future products;

•	the rate of progress and cost of clinical trials and other development activities;

•	the emergence of competing or complementary technological and market developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual product rights, or participating in litigation-related activities;

•	the terms and timing of any collaborative, licensing or other arrangements that we may establish; and

•	the acquisition of businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

The following table summarizes our outstanding contractual obligations as of December 31, 2008 and the effect those obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Operating Lease Obligations	$728,788	$154,725	$329,374	$186,290	$58,399
Purchase Obligations	1,575,000	—	1,050,000	525,000	—

Sponsored Research Obligations	290,034	290,034	—	—	—

Total	$2,593,822	$444,759	$1,379,374	$711,290	$58,399

Our long term commitments under operating leases shown above consist of payments relating to our facilities under leases that expire in 2010, 2012 and 2014. Purchase obligations shown above represent the minimum purchase commitments under a master service and license agreement for the license of software applications that are used in our ClearPoint system. Sponsored research obligations shown above consist of research agreements with certain universities.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk for changes in interest rates relates to our cash equivalents on deposit in demand deposit accounts and certificates of deposit. The primary objective of our cash investment activities is to preserve principal while at the same time maximizing the income we receive from our invested cash without significantly increasing risk of loss. We do not currently use derivative financial instruments. Our cash and investments policy emphasizes liquidity and preservation of principal over other portfolio considerations. We have operated solely in the United States. Accordingly, we do not have any material exposure to foreign currency rate fluctuations.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Recent Accounting Pronouncements

In August 2009, the Financial Accounting Standard Board, or FASB, issued Accounting Standard Update, or ASU, No. 2009-03, SEC Update—Amendments to Various Topics Containing SEC Staff Accounting Bulletins, or ASU No. 2009-03. This ASU updated cross-references to Codification text. The adoption of ASU 2009-03 will not have a material impact on our financial statements.

In August 2009, the FASB issued ASU No. 2009-04, Accounting for Redeemable Equity Instruments—Amendment to Section 480-10-S99, or ASU No. 2009-04. This ASU represents an update to Section 480-10-S99, Distinguishing Liabilities from Equity, per Emerging Issues Task Force Topic D-98, “Classification and Measurement of Redeemable Securities.” The adoption of ASU 2009-04 will not have a material impact on our condensed financial statements.

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value, or ASU No. 2009-05. This ASU amends Subtopic 820-10, Fair Value Measurements and Disclosures—Overall, to provide guidance on the fair value measurement of liabilities. The adoption of ASU 2009-05 is not expected to have a material impact on our financial statements.

In September 2009, the FASB issued ASU No. 2009-07, Technical Corrections to SEC Paragraphs, or ASU No. 2009-07. This ASU corrected SEC paragraphs in response to comment letters. The adoption of ASU 2009-07 will not have material impact on our financial statements.

In September 2009, the FASB issued ASU No. 2009-08, Earnings Per Share Amendments to Section 260-10-S99, or ASU No. 2009-08. This ASU represents technical corrections to Topic 260-10-S99, Earnings per Share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that Includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The adoption of ASU 2009-08 will not have material impact on our financial statements.

In September 2009, the FASB issued ASU No. 2009-09, Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees, or ASU No. 2009-09. This ASU represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Section 323-10-S99-4 was originally entered into the Codification incorrectly. The adoption of ASU 2009-09 will not have material impact on our financial statements.

In September 2009, the FASB issued ASU No. 2009-12, Fair Value Measurements and Disclosures (Topic 820), Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent), or ASU No. 2009-12. This ASU amends Subtopic 820-10, Fair Value Measurements and Disclosures Overall, to provide guidance on the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The adoption of ASU 2009-12 will not have material impact on our financial statements.

BUSINESS

Overview

We are a medical device company focused on the development and commercialization of technology that enables physicians to see inside the brain and heart using direct, intra-procedural MRI guidance while performing minimally invasive surgical procedures. We believe that our product candidates will deliver better patient outcomes in shorter procedure times, enhance revenue potential for both physicians and hospitals, and reduce costs to the healthcare system.

Millions of people suffer from brain and heart diseases and disorders. While some patients can be treated with medication, others require surgery. Current surgical interventions include both open and minimally invasive procedures. Given the option, patients, physicians and hospitals alike prefer minimally invasive procedures over open procedures. Despite the many benefits of minimally invasive procedures, they can still present significant limitations, most notably restricted vision of the surgical field and instruments. Because of this restricted visibility, some minimally invasive procedures in the brain and heart are lengthy, difficult on patients, and require substantial physician and hospital resources. As a result, there is a need for a new and improved platform for those procedures in the brain and heart.

Utilizing the superior imaging capabilities of MRI, our product candidates are innovative platforms designed, subject to appropriate FDA clearance or approval, to enable physicians to:

•	Guide a surgical instrument within the patient as it is advanced towards the therapeutic target;

•	Deliver the planned therapy with continuous high resolution visualization of a patient’s anatomy, the surgical field and instruments;

•	Monitor for adverse events during and immediately after the administration of the therapy; and

•	Confirm the desired results of a procedure.

Our most advanced product candidate is our ClearPoint system, which is designed for linear, point-to-point minimally invasive procedures that will be performed in a standard 1.5T MRI suite. Our ClearPoint system’s initial application will be for general neurological interventional procedures, such as biopsies and catheter and electrode insertion. Our ClearPoint system is currently pending FDA pre-market notification, or 510(k) clearance. If 510(k) clearance is obtained, we may seek additional regulatory clearance or approval for the use of our ClearPoint system for more specific indications to allow us to market and promote our ClearPoint system for those specific uses. Such additional regulatory clearances or approvals may require us to perform clinical studies.

We believe that one of the more valuable future applications for our ClearPoint system, subject to appropriate FDA clearance or approval, will be use in MRI-guided deep brain stimulation, or DBS, lead placement. A DBS lead is a thin, insulated wire with exposed electrodes near the distal tip that is implanted in a specific area of the brain and connected to an implantable pulse generator, or IPG, implanted in the chest. DBS is an approved therapy for treating the symptoms of movement disorders like Parkinson’s disease and psychological disorders like treatment resistant obsessive compulsive disorder, or OCD. Clinical results for patients implanted with DBS leads have been very positive. However, despite that positive clinical outcome data, we believe that patient and physician adoption of DBS therapy has been slowed significantly due to the arduous and time-consuming nature of the standard procedure by which DBS leads are implanted in the patient’s brain. Using our ClearPoint system, a physician sees and selects the target, aims a trajectory frame and watches as he inserts the surgical instrument into the brain and advances it to the target, which significantly reduces the time and complexity of the implantation procedure.

Our second product candidate is the ClearTrace system, which is designed for non-linear, catheter-based surgical procedures that initially will be performed using a 3T MRI scanner. Some catheter-based cardiac interventions, such as stent placement, do not require detailed visualization of the cardiac tissue. However, we believe that other procedures, such as the cardiac electrophysiology procedure, or cardiac EP, to treat cardiac arrhythmias would significantly benefit from continuous high resolution imaging of cardiac tissue and the surgical instruments. The ClearTrace system’s initial application will be for cardiac interventions such as cardiac EP to treat atrial fibrillation, a cardiac arrhythmia that affects over three million persons in the United States alone. In May 2009, we entered into an exclusive co-development agreement with Siemens, the global market leader in MRI scanners, for the development and commercialization of the hardware and MRI software necessary for the ClearTrace system. Because of Siemens’ market-leading position, we believe that our exclusive relationship secures a strategic market position for the ClearTrace system. Our development activities on the ClearTrace system are ongoing. We have not made any filings seeking regulatory clearance or approval for the ClearTrace system. We believe most components of the ClearTrace system will be subject to the FDA’s 510(k) regulatory process. However, the ablation catheter component will require FDA approval of a PMA. We will be required to conduct a clinical trial to support the PMA for the ablation catheter, which we anticipate commencing in the third quarter of 2011.

Our third area of activity is referred to as our SafeLead Development Program. Over the last ten years, we have developed several technologies to improve the safety of conductive leads in the MRI environment. We believe these technologies, when integrated into implantable cardiac rhythm management, or CRM, and neuromodulation leads, could represent a market differentiator over existing products. In March 2008, we entered into an exclusive licensing and development agreement with Boston Scientific for the incorporation of our MRI-safety technologies into Boston Scientific’s implantable CRM leads. We previously entered into a similar arrangement with Boston Scientific with respect to its neuromodulation products. Under our agreements with Boston Scientific, we received licensing fees of $13,000,000 in 2008 and we are entitled to receive up to $21,600,000 in future milestone-based payments, subject to our achievement of the milestones stipulated in the agreements and the issuance of certain patents licensed to Boston Scientific. Boston Scientific has also agreed to pay us royalties on net sales of products that incorporate our licensed intellectual property. Our SafeLead Development Program is separate from the development of our ClearPoint system and the ClearTrace system.

Our ClearPoint system and the ClearTrace system are integrated systems of reusable hardware components, disposable components and intuitive, menu-driven software. Our business model for both the ClearPoint and ClearTrace systems is focused on producing high margin revenue from recurring sales of the disposable components. We intend to make our reusable components available to hospitals at lower margins. We do not expect that the cost of the reusable components of the ClearPoint system and the ClearTrace system will negatively impact the adoption rate of our systems among hospitals.

We have a significant intellectual property portfolio in the field of MRI-guided interventions. In addition, we have meaningful collaborations with major industry participants and renowned academic institutions. Our technologies have been the subject of numerous peer-reviewed articles in medical and scientific journals. As a result of our intellectual property and collaborative relationships, we are well positioned to remain on the forefront of the emerging market of MRI-guided minimally invasive surgical procedures.

Industry Background

Development of Minimally Invasive Surgical Procedures

Over the past few decades, one of the most significant medical trends has been the development of minimally invasive surgical methods and techniques. As its name implies, a minimally invasive procedure is a less invasive approach than open surgery. Minimally invasive procedures typically have involved use of laparoscopic devices, catheter-based devices or remote-control manipulation of instruments once inside the body.

Compared to open surgical techniques, minimally invasive techniques offer potentially superior benefits for patients, physicians and hospitals:

•	For the patient, these techniques result in reduced procedure-related pain, minimal scarring and reduced pain at the incision site, shorter post-operative hospital stays and faster recovery times;

•	For the physician, these techniques reduce procedure-related complications and have the potential to reduce risks associated with more invasive procedures; and

•	For the hospital, these procedures result in reduced hospital stays with faster recovery times, lower rates of complications, and reduced costs.

Procedures commonly performed using minimally invasive techniques include knee surgery and gastric surgery utilizing endoscopic techniques, cardiovascular balloon angioplasty and stent placement using fluoroscopy, and tumor biopsy using stereotactic techniques. In the United States alone, approximately 4.9 million minimally invasive surgical procedures are performed annually.

One of the ongoing challenges of minimally invasive procedures is the physician’s ability to “see” what the physician is doing inside a patient’s body. Technological advances in imaging modalities that permit a physician to see inside a human body have enabled the development and growth of minimally invasive surgical procedures, such as endoscopic and fluoroscopic techniques. The development of endoscopic visualization techniques reinvented the manner in which knee surgery was performed. Fluoroscopic techniques reinvented stent placement in the cardiac space. The development of endoscopic and fluoroscopic techniques dramatically increased the number of procedures performed when compared to the number of open procedures previously performed. While endoscopic and fluoroscopic imaging techniques are optimal for some minimally invasive procedures, we believe that many procedures in the brain and heart would benefit from a different imaging method.

Magnetic Resonance Imaging

MRI is a widely practiced imaging technique that uses spatially varying magnetic fields to produce images of the human anatomy. Hydrogen nuclei, present in molecules throughout the body, are slightly magnetic. When placed in large external magnetic fields, they can be induced to emit or resonate radio frequency, or RF, signals. These RF signals are used to construct images of human anatomy, including high resolution images of soft tissue.

MRI has important and advantageous properties that differentiate it from other imaging methods. MRI scans can provide images of any part of the body, in any plane of view, and offer more detailed information than other modalities, including fluoroscopy and computed tomography, or CT. Some of the unique advantages of MRI include:

•	No harmful ionizing radiation exposure for either the patient or the physician;

•	Soft tissue imaging that enables superior tissue visualization and enhanced differentiation between healthy and diseased tissues;

•	Unlimited orientation and positioning of the imaging plane;

•	Ability to directly acquire volumetric (three dimensional) data sets; and

•	Ability to evaluate both the structure and certain functions of internal organs.

MRI scanners are available in a number of different configurations and field strengths, which refers to the strength of the magnet used to create the magnetic field. One of the most common field strengths for MRI scanners is 1.5T. Most MRI scans are performed using 1.5T systems.

The SurgiVision Solution

The last 20 years have witnessed significant advances in minimally invasive surgical techniques. However, some minimally invasive procedures within the brain and heart have been slow to develop and gain wide acceptance largely because of the limitations of traditional imaging methods such as fluoroscopy. None of these imaging methods provides the physician with sufficient visualization of the brain or heart tissue while performing the procedure. Utilizing the power of MRI, our product candidates provide that capability. Our product candidates are designed, subject to appropriate FDA clearance or approval, to enable physicians to:

•

Guide the surgical instrument within the patient as it is advanced towards the therapeutic target. For example, a physician will be able to watch a probe as it moves through the brain towards its target point or visualize and steer a catheter into a chamber of the heart.

•

Deliver the planned therapy with continuous high resolution visualization of a patient’s anatomy, the surgical field and instruments. For example, a physician will be able to visualize ablation lesions in the heart as the physician creates them.

•

Monitor for adverse events during and immediately after the administration of the therapy. For example, if a blood vessel in the brain is ruptured, hemorrhage will be visible within seconds and remedial action can be undertaken immediately.

•	Confirm the desired results of a procedure. For example, a physician will be able to confirm, with specificity, correct anatomical placement of a device or delivery of a therapy in the brain or heart.

We believe the combination of MRI’s continuous high resolution imaging capabilities with minimally invasive surgical techniques will create an innovative platform for performing the next generation of procedures in the brain and heart.

Our Product Candidates

The following table summarizes key information about our product candidates:

Product Candidates	Regulatory Status	Target Market	Development Partner
ClearPoint Neuro Intervention System	510(k) Clearance Pending	Initial target market is general neurological interventions, such as biopsies and catheter and electrode insertion. Subsequent target markets may include DBS lead placement and precision delivery of drugs and biologics.	Developed Internally

ClearTrace Cardiac Intervention System	Development Stage	Initial target market is catheter-based cardiac ablation to treat atrial fibrillation. Subsequent target markets may include precision delivery of drugs and biologics.	Siemens

SafeLead Development Program(1)	Development Stage(2)	Target market is implantable CRM and neuromodulation leads.	Boston Scientific

(1)	The SafeLead Development Program is a collaborative effort with Boston Scientific to incorporate our MRI-safety technologies into Boston Scientific’s implantable lead designs.

(2)	Boston Scientific is responsible for any regulatory filings with respect to its implantable CRM and neuromodulation leads.

ClearPoint Neuro Intervention System

General

Our most advanced product candidate is our ClearPoint system, which is designed for linear, point-to-point minimally invasive surgical procedures that are performed in a standard 1.5T MRI suite. Our ClearPoint system’s initial application will be for general neurological interventions, such as biopsies and catheter and electrode insertion. Specifically, we are seeking FDA 510(k) clearance of our ClearPoint system to provide stereotactic guidance for the placement and operation of instruments or devices during the planning and operation of neurological procedures within the MRI environment and in conjunction with MR imaging. Our ClearPoint system is intended as an integral part of procedures that have traditionally used stereotactic methodology. Our ClearPoint system will provide accurate delivery of devices and instruments to target sites that are three millimeters and larger. If we obtain 510(k) clearance for the general neurological intervention claim, we may seek additional regulatory clearance or approval for use of our ClearPoint system for more specific indications to allow us to market and promote our ClearPoint system for those specific uses. Such additional regulatory clearances or approvals may require us to perform clinical studies.

We believe that one of the more valuable future applications for our ClearPoint system will be use in MRI-guided DBS lead placement, assuming we can obtain any necessary FDA clearance or approval. DBS is an approved therapy for treating the symptoms of movement disorders like Parkinson’s disease and psychological disorders like treatment resistant OCD. Clinical results for patients implanted with DBS leads have been very positive. However, despite the positive clinical outcome data, we believe patient and physician adoption of DBS therapy has been slowed significantly due to the arduous and time-consuming nature of the standard procedure by which DBS leads are implanted in the patient’s brain. Using our ClearPoint system, a physician sees and selects the target, aims a trajectory frame and watches as the physician inserts the surgical instrument in the brain and advances it to the target, which significantly reduces the time and complexity of the implantation procedure.

Another future ClearPoint system application for which we may seek specific FDA clearance or approval is the delivery of drugs and biologic agents to precision targets in the brain to treat a variety of neurological diseases and conditions, including brain tumors. We believe many of the most promising therapies are currently not available because the drugs and biologic agents cannot be delivered effectively to their neurological targets. Delivery challenges include penetration of the blood-brain barrier, which is a protective barrier between brain tissues and circulating blood preventing some substances from entering the brain, and the risk of serious side effects which can occur if the drugs or biologics are unintentionally delivered to the tissue that surrounds the intended target site. We believe that our ClearPoint system can address these significant issues.

Components

Our ClearPoint system is an integrated system of reusable hardware components, disposable hardware components and intuitive, menu-driven software. Pictures of our ClearPoint system and its components are included on the inside front cover of this prospectus.

Reusable Hardware Components.    Our reusable hardware components consist primarily of an imaging head coil, head fixation frame, computer workstation and in-room monitor. The open architecture of our imaging head coil allows for surgical access and high quality imaging. The head fixation frame is integrated with the head coil and is designed to optimize the placement of the head coil in proximity to the patient’s head. Our ClearPoint system software is installed on a computer workstation networked with an MRI scanner, for which we use a commercially available laptop computer. The in-room monitor allows the physician to view the display of our ClearPoint system workstation from the scanner room while performing the procedure.

Disposable Hardware Components.    Our disposable hardware components consist primarily of the SmartFrame device, a hand controller and a surgical kit. The SmartFrame device is an adjustable trajectory frame that attaches to the patient’s skull and that holds the targeting cannula. The hand controller attaches to the SmartFrame device, and it is used by the physician to adjust the roll, pitch and X and Y orientation of the targeting cannula. The surgical kit includes all other accessory components necessary for the MRI-guided neurological procedure, such as our SmartGrid patch, which is an MRI-visible marking grid, and customized surgical draping.

Software.    Our ClearPoint system software guides the physician in surgical planning, device alignment, navigation to target and procedure monitoring. The software receives standard images from the MRI scanner via a network connection to the scanner. The software leads the physician through a series of predefined steps, including MR image acquisition, establishment of image orientation landmarks, target identification and selection, trajectory planning, entry point planning and marking, targeting cannula orientation and refinement, and confirmation that the desired anatomical target(s) have been reached. The software uses image segmentation algorithms to locate and identify the SmartFrame device and its targeting cannula, the probe and the anatomical structures of the brain. The software also performs geometric computations to provide the physician with information regarding the positioning of instruments inserted into the patient’s brain relative to the target anatomical structures. At the completion of the procedure, the software generates an automated report that includes the key metrics from the procedure. Our ClearPoint system software will be included with the initial installation of a ClearPoint system pursuant to an end-user license agreement at no additional charge.

Current Neurological Interventions

Performing minimally invasive interventions in the brain presents special challenges, including a need to reach small therapeutic targets often located deep within the brain. To reach these targets, the physician must act with precision to avoid damaging adjacent areas that can be responsible for important neurological functions, such as memory or speech, or penetrating blood vessels which can lead to a life-threatening hemorrhage. To overcome these obstacles, the medical community has developed complicated surgical techniques, commonly referred to as stereotaxy, under which a physician merges pre-operative images and data with specialized surgical instruments to help guide the surgical intervention. Despite years of development and clinical experience, conventional stereotactic procedures remain complicated and time-consuming for many neurological interventions and can be extremely difficult on the patient.

In spite of their shortcomings, current stereotaxy-based approaches are commonly used to perform neurological interventions. These procedures include pre-operative biopsy and the insertion of catheters or electrodes in the brain. In 2007, industry analysts estimated that over 130,000 minimally invasive neurological interventions would be performed in the United States in 2008, including approximately 17,000 biopsies, 75,000 catheter insertions, and 8,000 electrode insertions. We believe our ClearPoint system is an innovative new approach to perform a subset of these neurological procedures.

Our ClearPoint System Solution

The design of our ClearPoint system significantly simplifies how neurological interventions are performed. Our solution, unlike some conventional approaches, begins with the patient in an MRI suite under general anesthesia and without interruption to the patient’s prescription drug regimen. Once placed in the MRI, the patient’s head is immobilized in our imaging head coil and integrated head fixation frame with the patient’s head accessible to the surgeon. The physician then places the MRI-visible SmartGrid patch onto the patient’s head where the physician expects to enter the skull.

The patient is then moved to the center of the scanner and images are taken of the patient’s brain that include the target area and the SmartGrid patch. Once the imaging is complete, the images are transferred to our ClearPoint system workstation so that the physician can determine the specific target site within the brain and the optimal trajectory path for the placement of the interventional device. With the trajectory path established, our ClearPoint system software will identify the specific location on the SmartGrid patch that corresponds with where the planned trajectory intersects the skull. The physician will then mark the skull using our custom marking tool. At the site of the mark, the physician will create a small 14 millimeter hole, which is called a burr hole, in the patient’s skull.

The SmartFrame device is centered and attached over the burr hole. The target and planned trajectory is reconfirmed by the physician using our ClearPoint system workstation. Using the hand controller, the physician positions the MRI-visible SmartFrame device to align the instrument with the planned trajectory. During this process, the software estimates a number of turns and direction of turn on each of the hand controller’s color coded thumbwheels to align the instrument to the planned trajectory.

Once the SmartFrame device has been aligned to the proper trajectory, the depth dimension is calculated by the software. The depth stop is then affixed on the stylet at the correct depth dimension. Immediately before insertion and partway through insertion, scans are taken to ensure that the stylet is correctly tracking along the planned trajectory. The surgeon continues advancing the stylet towards the target site until the sheath dock comes into contact with the SmartFrame device and “snaps” into place indicating that the stylet has reached the proper depth. At this time, images are taken at the target site to insure the peel away sheath and stylet are in the proper location relative to the desired target. Once proper location is confirmed, the stylet is removed, leaving behind a channel to the target site created by the peel away sheath. Now the interventional device can be inserted and the peel away sheath is removed.

Potential Future Applications for our ClearPoint System

Deep Brain Stimulation

DBS is a therapy that uses mild electrical pulses from an implanted device to stimulate the brain. A DBS system looks and operates much like a cardiac pacemaker, except that instead of sending pulses to the heart, it delivers electrical stimulation to a precisely targeted area in the brain. DBS has been proven to be effective in the management of Parkinson’s disease, essential tremor, dystonia and OCD. United States regulatory approval is being sought for the use of DBS to treat epilepsy, and DBS is also being investigated for treatment-resistant depression along with other neurological and psychiatric disorders. Several types of medications are available as the first line of treatment for these conditions. However, over time, these medications often become less effective at controlling symptoms and may begin to cause side effects. For those patients who fail to respond to, or have developed side effects from, standard drug therapies, DBS can be an appropriate therapy.

To date, 60,000 people worldwide have undergone a DBS procedure. However, the market size for DBS therapy is sizable and growing, as shown in the chart below:

United States DBS Market

Indication	Patient Population	Potential DBS Candidates(1)	FDA Approval
Parkinson’s Disease	1,500,000	150,000	Approved
Essential Tremor	4,000,000	75,000	Approved
Dystonia	250,000	25,000	Approved	(2)
OCD	3,300,000	100,000	Approved	(2)
Epilepsy	2,300,000	250,000	Pending
Major Treatment-Resistant Depression	6,000,000	1,200,000	Unknown	(3)

Subtotal	17,350,000	1,800,000

(1)	The potential DBS candidates set forth above are based on publicly available industry research reports, third-party corporate presentations and discussions with physicians.
(2)	Pursuant to a Humanitarian Device Exemption—Efficacy has not been established.

(3)	Although this indication is being actively investigated for DBS therapy, no submissions have been filed with the FDA seeking approval and there can be no assurance that approval will ever be sought or received.

Conventional DBS Lead Placement Procedure

Despite the large potential market and strong clinical results from DBS and many years of research experience with DBS technology, the conventional DBS lead placement procedure has led to an under-developed market. The current approach for implantation of DBS leads is a complex and lengthy procedure that is performed in an operating room, or OR. We believe that many patients identified by their physicians as candidates for DBS therapy elect not to proceed with the treatment because of the arduous aspects of the procedure, namely:

•	the patient is awake for his own brain surgery;

•	the patient’s head is affixed to a large, metal frame by skull pins;

•	a Parkinson’s patient must stop taking medication prior to the procedure, which can result in uncontrolled body tremors during the procedure; and

•	the procedure can last more than six hours.

The standard lead implantation approach is based on a technique called frame-based stereotaxy. In this method, a large, metal stereotactic frame is fixed to the patient’s skull, using skull pins, to provide a fixed and common coordinate system. After the frame is attached to the patient’s skull, the patient is then imaged pre-operatively in order to obtain images showing both the stereotactic frame axes and the anatomical structures of the patient’s brain. These pre-operative images are then loaded into a surgical planning workstation. Surgical planning software is used to identify the neurological target for the DBS therapy, as well as to define a trajectory path for the DBS lead from the skull through the brain tissue to the target. The planned trajectory and target location is then calculated in relation to the frame axes and then used to guide the surgery.

Successful DBS therapy requires a high degree of accuracy in the placement of DBS leads within specific deep brain structures. Because frame-based stereotaxy relies on pre-operative images, and not intra-procedural images, errors in the alignment of the pre-operative images with the patient’s brain anatomy can, and often do, occur as a consequence of brain shift, variation in patient hydration, registration errors or misalignment of the frame. As a result, the physician often must undertake additional steps to further refine the process of locating the patient’s neurological targets. These steps are referred to as physiological “mapping” of the brain and require an additional procedural step called microelectrode recording, or MER. MER is a tedious and time-consuming process during which small probes containing microelectrodes are inserted into the deep brain structures multiple times. As these MER probes are passed through brain tissue, they pick up electrical activity. The MER system then converts the electrical activity into audible tones. In hearing these various audible tones, a trained neurologist or neurophysiologist can distinguish different regions of the brain. Based on these tones, locations are mapped against the pre-operative images and used to refine and adjust the neurological target as depicted on those pre-operative images. New coordinates are then calculated and a new trajectory is planned. To further confirm locations in the brain, various physiologic responses are induced or monitored with the microelectrodes. These physiological mapping steps require the patient to be awake and off medications.

Our ClearPoint System Solution

We believe our ClearPoint system represents a dramatic improvement over the current approach for DBS lead placement which will benefit patients, physicians and hospitals alike. The following table summarizes the material differences between the conventional DBS lead placement procedure and our ClearPoint system solution:

Conventional Procedure	ClearPoint Procedure
Discomfort to Patient • Patient awake • Patient off medications • Lengthy procedure; as long as 6+ hours	Relative Ease for Patient • Patient under anesthesia • Patient remains on medications • Short procedure; goal of 2 hours

Challenges for Physicians • Complex, blind, lengthy procedure • Typically requires multiple passes through the brain to find the target, which increases the risk of hemorrhage	Benefits for Physicians • Simple, direct targeting approach • Single pass through the brain in most cases

Disadvantages for Hospitals • Long procedure ties up the OR • Multiple specialists required	Relative Advantages to Hospitals • Short procedure in the MRI suite • Makes OR time available for other procedures • No disruption to clinical use of the MRI suite • No need for multiple specialists

Precision Delivery of Drugs and Biologics

Another potential ClearPoint system application for which we may seek specific FDA clearance or approval is the delivery of drugs and biologic agents to precision targets in the brain. Recently, drug companies and researchers have identified various compounds that have shown great promise in treating a number of neurological diseases, including movement and psychiatric disorders and brain tumors. We believe many of the most promising therapies are currently not available because the drugs and biologic agents cannot be delivered effectively to their neurological targets. Delivery challenges include penetration of the blood-brain barrier and the risk of serious side effects which can occur if the drugs and biologics are unintentionally delivered to the tissue that surrounds the intended target site. We believe our ClearPoint system addresses these significant issues.

We are presently conducting animal studies in close collaboration with renowned researchers in the field. These preliminary studies are demonstrating our ClearPoint system’s capability to allow the physician to identify a precise neurological target area, guide an injection catheter into the target area, and watch the dispersion of the material within the target area as it is injected. We believe these capabilities for precision delivery are unique and remove a major barrier that has been preventing promising therapies from reaching the market.

Regulatory Status

We are seeking marketing clearance of our ClearPoint system through the FDA’s 510(k) premarket notification process. We originally filed five 510(k) submissions seeking independent marketing clearances for the individual devices comprising our ClearPoint system. However, based on discussions with the FDA, we consolidated two of these devices into one 510(k) to obtain clearance of these devices as a system. A description of our 510(k) filings and the current status of those filings is indicated below:

510(k) Submission	Original Submission Date	Current Status
Head coil	February 10, 2009	Received marketing clearance on March 16, 2009

Head fixation frame and base table mount	May 19, 2009	Received marketing clearance on August 25, 2009

ClearPoint surgical draping	May 6, 2009	Received marketing clearance on September 22, 2009

SmartFrame device & ClearPoint workstation (including software)	May 6, 2009	Pending marketing clearance

In the pending 510(k) submission, we are seeking a general clearance to market our ClearPoint system for use in general neurological interventions, such as biopsies and catheter and electrode insertion. We believe that seeking 510(k) clearance for this indication is the least burdensome path to initial regulatory clearance. The indication we are seeking is the same indication for use that applies to other devices that have traditionally been used in the performance of stereotactic neurological procedures. If we obtain marketing clearance for our pending 510(k) submission, we may seek additional regulatory clearance or approval for use of our ClearPoint system for specific neurological indications, such as DBS lead placement, to allow us to market and promote our ClearPoint system for those specific uses.

Unless and until we receive regulatory clearance or approval for use of our ClearPoint system for specific indications, uses in procedures other than general neurological interventions, such as biopsies and catheter and electrode insertion, may be considered off-label uses of our ClearPoint system, in which case we would be prohibited from promoting our system, or training physicians, for those specific uses. However, in their practice of medicine, physicians may lawfully choose to use medical devices for off-label uses. Therefore, if the FDA grants 510(k) clearance for our ClearPoint system for use in general neurological interventions, a physician may use our ClearPoint system for uses not covered by the cleared labeling. We expect that physicians will use our ClearPoint system for a variety of specific neurological procedures, including DBS lead placement.

The ClearTrace Cardiac Intervention System

General

Our second product candidate is the ClearTrace system, which is designed for non-linear catheter-based procedures in the heart. Catheter-based cardiac interventions performed in a fluoroscopy suite, generally referred to as a Cath Lab, have been the standard of care for the treatment of many cardiac disorders, such as cardiovascular disease. Some of these procedures, such as stent placement, are well suited for fluoroscopic imaging because they do not require continuous, detailed visualization of the cardiac tissue. However, other procedures are not well suited for fluoroscopy because of the clinical need for continuous high resolution imaging of the cardiac anatomy along with the interventional instruments. One example of such a procedure is cardiac EP to treat atrial fibrillation, which is typically performed in a specialized suite referred to as an EP Lab. Another example is the precision intramyocardial delivery of biologics, including stem cells and gene therapies, which represents a promising therapy being researched for the treatment of heart failure.

The ClearTrace system will be similar to the conventional Cath Lab or EP Lab, but with two critical distinctions. First, unlike the Cath Lab or EP Lab, the ClearTrace system will provide a continuous, four dimensional imaging environment (the fourth dimension being time), that will include detailed visualization of cardiac tissue, along with the cardiac catheters used to deliver the therapy. We believe this capability is required for the next generation of interventional cardiac therapies. Second, the ClearTrace system will eliminate all dangerous radiation exposure for both the patient and physician from the X-ray utilized in current procedures. We believe these attributes position the ClearTrace system to be the therapy of choice for cardiac EP procedures to treat atrial fibrillation and future biologic therapies for heart failure and other similar cardiac disorders.

Like our ClearPoint system, the ClearTrace system will be an integrated system of hardware components, disposable components and intuitive software. The disposable components will consist of an ablation catheter, mapping catheter and a septal puncture kit, all of which will be MRI-compatible. The reusable components will include a tightly integrated software system and device interfaces to the MRI scanner.

In May 2009, we entered into an exclusive co-development agreement with Siemens, the global market leader in MRI scanners, for the development and commercialization of the hardware and MRI software necessary for the ClearTrace system. Under the terms of this agreement, we are working together with Siemens on the development of the ClearTrace software and the integration of system components. Once product development is completed, we will work together with Siemens on the commercial launch and field support of the ClearTrace system. Because of Siemens’ market-leading position, we believe that our exclusive relationship secures a strategic market position for the ClearTrace system.

Components

The ClearTrace system is an integrated system of reusable hardware components, disposable hardware components and intuitive, menu-driven software.

Reusable Hardware Components.    Our primary reusable hardware component is our ClearConnect system, which is an MRI-compatible hardware and cable management system to safely enable MRI-guided cardiac EP procedures in a Siemens 3T MRI scanner.

Disposable Hardware Components.    Our disposable hardware components consist primarily of a septal puncture kit, mapping catheter and ablation catheter. Our septal puncture kit consists of a septal puncture needle, a dialator and sheath and will be used to perform an MRI-guided puncture of the septum of the heart to allow movement between the right atrium and left atrium. Our mapping catheter will be used for MRI-guided collection of intracardiac electrocardiogram, or ECG, signals and will include analog/digital filtering to enable ECG collection during scanning. Our ablation catheter will be used to perform MRI-guided delivery of ablative energy to create cardiac lesions. All catheters and components will be MRI-compatible and tightly integrated with the MRI scanner.

Software.    The ClearTrace system includes intuitive, menu-driven software to assist the physician in: surgical planning; navigating our ClearTrace catheters to the cardiac areas; visualizing lesions as they are formed; tracking of prior lesion locations; creating 3D volumes of cardiac chambers; and monitoring for possible adverse events. Under our co-development agreement, Siemens is responsible for developing the ClearTrace system software to our specifications. The ClearTrace system software will be integrated with our disposable hardware components.

Current Atrial Fibrillation Treatments

Cardiac arrhythmia is an abnormal beating of the heart that can result in insufficient blood flow, which may cause dizziness, inadequate function of important organs in the body, stroke and even death. Atrial fibrillation, or AF, affects over three million persons in the United States alone, making it the most common form of cardiac arrhythmia. AF is characterized by the irregular fluttering and/or very rapid beating of the atria resulting from the malfunctioning of the electrical conduction system in the walls of the atria. AF is a leading cause of stroke among persons 65 years or older and it is associated with increased risk of morbidity and mortality as well as a reduced quality of life.

Most AF treatments are palliative and do not cure AF. The most common are anti-arrhythmic and anticoagulant drugs. However, anti-arrhythmic drug therapy often becomes less effective over time, with approximately half of the patients developing resistance to the drugs. In addition, anti-arrhythmic drugs have potentially severe side effects including pulmonary fibrosis, impaired liver function, thyroid problems and the development of worse and even life-threatening ventricular arrhythmias.

One highly effective, curative therapy for AF used today is an open-heart operation, commonly known as the surgical “Cox-Maze” procedure, which has reported success rates as high as 96%. During the procedure, the physician makes a series of cuts in a specific “maze-like” formation along the inside walls of the left atrium with a scalpel, and then sutures these cuts back together. The scars create an uninterrupted conduction block containing the chaotic electrical impulses that cause AF, thereby returning the heart to a normal rhythm. The open Cox-Maze procedure is usually done in tandem with another open heart procedure, such as a valve replacement or coronary artery bypass, because this open-heart operation is traumatic to the patient, very expensive, and typically associated with long hospital stays and a three to six month recovery time.

Because of the effectiveness of the Cox-Maze method, the medical community has been working for years to develop a less invasive approach that generates comparable clinical outcomes. Currently, the minimally invasive approach is performed in the EP Lab with the physician relying upon flouroscopic imaging to guide a catheter through a blood vessel into the right atrium, puncturing the septum and advancing the catheter into the left atrium of the heart. The physician then delivers RF energy through the catheter to create lesions and scar the target tissue. During the procedure, the physician is assisted in guiding and positioning the catheter primarily by fluoroscopic imaging. However, fluoroscopic imaging has significant limitations, namely it does not permit the physician to see the cardiac anatomy and tissue, the location of the catheter in relation to the cardiac tissue, or the intra-procedural creation of the lesions necessary to create the conduction block. Furthermore, the use of fluoroscopy exposes both patient and physician to dangerous radiation for an extended period of time.

The open Cox-Maze procedure has been considered the gold standard for surgical treatment of AF with reported success rates as high as 96%. However, because the Cox-Maze procedure is highly invasive, it is infrequently used as a stand alone therapy to treat AF. The current catheter-based approach is promising due to its less invasive nature, but the approach has been hampered by disappointing success rates, some as low as 50% to 75%. We believe that the success rate of the current catheter-based approach is dramatically lower because the physician cannot see the cardiac tissue.

The ClearTrace System Solution

The ClearTrace system represents a new paradigm in performing cardiac interventions by using MRI to allow the physician to see the cardiac tissue, as if performing an open Cox-Maze procedure, but with a minimally invasive approach. The ClearTrace system offers a novel, comprehensive solution for the planning, delivering and intra-procedural assessment of catheter-based cardiac interventions. The following discussion outlines the key steps in performing a ClearTrace system procedure to treat an AF patient.

At the start of a ClearTrace procedure, a MRI scan is performed of the patient’s heart and surrounding vasculature. Using the images from the scan, the ClearTrace system software generates a three dimensional volumetric model of the patient’s cardiac chambers that the physician will use as a guide while performing the procedure. Additional MRI images and patient data can be mapped onto the surface of the three dimensional model as needed by the physician. Referencing the three dimensional model and surface mapped image data and using real time MRI scans of the patient’s heart, the physician plans the cardiac EP procedure.

The ClearTrace system catheters are then advanced through a blood vessel under MRI guidance into the right atrium of the heart. In accordance with the ClearTrace system plan, the physician will advance the catheters through the targeted site on the septum and into the left atrium. Referencing the ablation plan, and with continuous intra-procedural visualization of the catheter and patient anatomy, the physician will advance the catheters to the site of the first planned ablation. With the ClearTrace ablation catheter in the correct location, the physician will begin applying energy to the tip of the catheter to create a lesion.

During ablation, the ClearTrace system will present intra-procedural MR images that will allow the physician to see the changes in the tissue caused by the ablative energy, giving the physician the visualization capabilities similar to what he has in the open Cox-Maze procedure. The physician will then repeat the process of creating and visualizing lesions within the left atrium until the ablation plan has been completed. The physician will complete the procedure by taking a final scan to confirm the proper placement of all lesions, which should then restore the heart’s normal rhythm.

By allowing the physician to see the lesions during the procedure, we believe the physician can make better decisions about where to ablate, what amount of energy to apply and how long to apply the energy. We believe this improved decision making capability will result in improved outcomes and reduced adverse events. In addition to the ability to visualize the changes in the cardiac tissue, the physician will also be able to use a loop catheter to measure electrical signals from the inside surface of the left atrium to further guide and confirm the effectiveness of the ablation process.

The following table summarizes the differences between the open surgical Cox-Maze procedure, the current catheter-based minimally invasive approach and the ClearTrace system solution:

	Open Surgical Cox-Maze Procedure	Current Catheter-Based Minimally Invasive Approach	ClearTrace System

Open surgical procedure	Yes	No	No
Minimally invasive surgical procedure	No	Yes	Yes
Real-time visualization of instrument	Yes	Yes	Yes
Detailed visualization of cardiac anatomy and tissue	Yes	No	Yes
intra-procedural visualization of scarring	Yes	No	Yes
Dangerous radiation exposure	No	Yes	No
Imaging	Human Eye	Two Dimensional X-ray	Four Dimensional, Volumetric MRI
Success rate	90 - 96%	50% - 75%	Unknown

Other Potential Applications

We believe the ClearTrace system’s unique ability to provide continuous, high resolution imaging of the cardiac anatomy, including the walls of the heart, during an interventional procedure will be valuable in treating other cardiac disorders. For example, we believe the ClearTrace system could serve as an ideal platform for delivering drugs and biologics directly into the heart wall. The medical community is developing novel compounds that have the potential to address significant cardiac disorders, such as heart failure. However, some of these compounds must be injected directly into the heart wall, with precision placement at the boundary of healthy and diseased tissue. Using the ClearTrace system, a physician will be able to navigate within the heart to the boundary between healthy and diseased tissue, place the catheter tip on the boundary, inject the compound and watch the dispersion of the compound into the heart wall.

Regulatory Status

Development activities for the ClearTrace system are ongoing, and we have made no filings seeking appropriate regulatory approval or clearance for the ClearTrace system. We believe most components of the ClearTrace system will fall under the FDA’s 510(k) regulatory process. However, the ablation catheter component will require FDA approval of a PMA. Therefore, we will be required to conduct a clinical trial to support the PMA for the ablation catheter, which we anticipate commencing in the third quarter of 2011.

SafeLead Development Program

Our third area of activity is referred to as our SafeLead Development Program. Over the last ten years, we have pioneered several technologies that improve the safety profile of implantable CRM and neuromodulation leads in the MRI environment. The current market for active implantable neurological and cardiac devices exceeds $11 billion in annual revenue with well over than 500,000 devices implanted per year. Active implantable devices are susceptible to uncontrolled heating in the MRI environment, which can burn and destroy brain and heart tissue. As a result, people with these devices are prohibited from undergoing an MRI scan. It is estimated that between 50% and 75% of patients with an implanted device are expected to need an MRI scan during the lifetime of their devices. Our technologies address this issue by maintaining temperatures well within safe levels during an MRI scan, which will permit a patient with an implantable medical device to undergo an MRI scan. Manufacturer’s studies have shown that cardiologists identify “MRI compatibility” as one of the main features that would drive a change in brand preference.

We have entered into exclusive licensing and development arrangements with Boston Scientific, one of the leading manufacturers of implantable cardiac and neurological devices, for the incorporation of our MRI-safety technologies into Boston Scientific’s implantable CRM and neuromodulation leads. In connection with the agreements related to CRM leads, we received licensing fees of $13,000,000 in 2008. In addition, we are entitled to receive up to an aggregate of $21,600,000 in future milestone-payments under both the CRM and neuromodulation agreements, subject to our achievement of the milestones stipulated in the agreements and the issuance of certain patents licensed to Boston Scientific. Boston Scientific has also agreed to pay us royalties on net sales of products that are covered by a licensed patent. We believe our safety technologies, when integrated into Boston Scientific’s implantable leads, could represent a meaningful market differentiator over existing implantable lead designs.

Our Strategy

Our key objective is to develop and commercialize medical systems to enable minimally invasive surgical procedures to be performed under direct, intra-procedural MRI guidance. Key elements of our strategy to achieve this objective are to:

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Obtain regulatory clearance of our ClearPoint system.    We are seeking marketing clearance of our ClearPoint system through the FDA’s 510(k) premarket notification process. We are focused on obtaining regulatory clearance and preparing for the potential commercial launch of our ClearPoint system for a general neurological intervention claim. If our initial 510(k) clearance is obtained, we may seek additional regulatory clearances or approvals for use of our ClearPoint system for a variety of specific neurological indications, including DBS lead placement, to allow us to market and promote our ClearPoint system for those specific uses.

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Maximize installation and adoption of our ClearPoint system.    If regulatory clearance is obtained, we plan to focus our initial marketing efforts on key physicians and hospitals to adopt use of our ClearPoint system for general neurological interventional procedures. Our strategy is to convince those physicians that our ClearPoint system offers a better procedural solution to their patients. With the physicians serving as our internal champions, we will work with the physicians to encourage hospitals to install and adopt our ClearPoint system. In hospitals where our ClearPoint system has been installed, we will focus on selling our disposable components to generate recurring revenue.

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Continue development of the ClearTrace system with Siemens.    We will continue to co-develop the ClearTrace system with Siemens. Together we will work to generate awareness among leading physicians of the benefits of an MRI-guided approach to cardiac EP for the treatment of atrial fibrillation. Upon regulatory approval, we will work with Siemens to promote installation of the MRI software and our reusable components for the ClearTrace system within Siemens’ MRI customer base. In hospitals where the ClearTrace system has been installed, we will focus on selling our disposable components to generate recurring revenue.

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Pursue SafeLead Development Program with Boston Scientific.    We will continue collaboration with Boston Scientific with respect to the incorporation of our MRI-safety technologies into Boston Scientific’s implantable CRM and neuromodulation leads.

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Build upon our core technologies to continue to develop MRI-based products.    Our research and development efforts to date have focused on developing novel MRI-related technologies. We have significant intellectual property protection in this particular area. As the field of MRI-guided interventions grows, we intend to develop future enhancements to our ClearPoint system and the ClearTrace system, as well as researching opportunities for new products.

Licenses and Collaborative Relationships

In addition to our internally-developed technology and devices, we have established and intend to continue to pursue licenses and collaborative relationships with medical device companies and academic institutions to further the development and commercialization of our core technologies and product platforms.

Boston Scientific

We have entered into development and license agreements with affiliates of Boston Scientific. We are working together with Boston Scientific in the application of our technologies for potential use in Boston Scientific’s active implantable devices.

Neuromodulation.    In December 2005, we entered into a development agreement and license agreement with Boston Scientific in the field of neuromodulation:

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System and Lead Development and Transfer Agreement.    Although some of our development activities have concluded, our efforts with respect to the development of MRI-compatible and MRI-safe implantable neuromodulation leads, such as implantable DBS leads, are ongoing. Under the development agreement, we could receive up to $1,600,000 million in future milestone-based payments associated with successful development and regulatory approval of the leads. In addition, we could receive over $500,000 in incentive payments for incremental development work Boston Scientific may request. However, if our development milestones are not completed by December 31, 2012, the development agreement requires us to repay Boston Scientific certain amounts, including any milestone payments previously paid to us by Boston Scientific and any patent prosecution costs incurred by Boston Scientific with respect to the intellectual property licensed to Boston Scientific pursuant to the technology license agreement described below. We cannot calculate the possible repayment amount at this time, but it could be significant.

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Technology License Agreement.    Under the license agreement, we granted Boston Scientific an exclusive worldwide license with respect to certain of our owned or licensed intellectual property in the neuromodulation field to make, use, import, lease and sell neuro-related leads, neuro-related lead extensions, and neuro-related lead-type devices, such as implantable pulse generators. The license included a sublicense of applicable intellectual property that we licensed from Johns Hopkins. Boston Scientific has agreed to pay us royalties on net sales of products that are covered by a licensed patent; however, Boston Scientific has no obligation to include the licensed intellectual property in its products or product candidates. Pursuant to the system and lead development and transfer agreement described above, Boston Scientific is responsible for patent prosecution of the licensed intellectual property and the payment of costs associated with patent prosecution.

Implantable Medical Leads for Cardiac Applications.    In March 2008, we entered into a development agreement and license agreement with Boston Scientific in the field of implantable medical leads for cardiac applications.

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Development Agreement.    Under the development agreement, we are working jointly with Boston Scientific to assess the feasibility of and, upon successful completion of feasibility studies, to design and develop three different MRI-compatible, MRI-safe implantable leads, a lead intended for bradycardia, a lead intended for tachycardia and a lead intended for heart failure. We could receive up to $20,000,000 in future milestone-based payments associated with the successful development and regulatory approval of those implantable lead types. No earned milestone payments will be made unless and until the applicable lead is covered by an issued patent licensed to Boston Scientific pursuant to the technology license agreement described below. The development agreement is scheduled to expire upon FDA approval of a design for each of the three different lead types. However, Boston Scientific has the one-time option, within 60 days after successful completion of the first lead feasibility study, to cease further development and to terminate the development agreement.

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Technology License Agreement.    Under the license agreement, we granted Boston Scientific an exclusive worldwide license with respect to certain of our owned or licensed intellectual property in the field of implantable medical leads for cardiac applications to make, have made, use, promote, market, import, distribute, lease, sell, offer for sale and commercialize products in that particular field of use. The license included a sublicense of applicable intellectual property that we licensed from Johns Hopkins. We received licensing fees of $13,000,000 in 2008. Boston Scientific has also agreed to pay us royalties on net sales of products that are covered by a licensed patent; however, Boston Scientific has no obligation to include our licensed intellectual property in its products or product candidates. Boston Scientific is responsible for patent prosecution of the licensed intellectual property and the payment of costs associated with patent prosecution. If Boston Scientific elects to exercise its termination option under the development agreement described above, the license we granted Boston Scientific will automatically become non-exclusive with respect to some intellectual property, other intellectual property will be removed the scope of the license all together, and Boston Scientific will not be obligated to pay us future royalties or sublicense revenues based on sales of products covered by any issued patent that remains subject to the non-exclusive license.

Siemens

In May 2009, we entered into a cooperation and development agreement with Siemens to develop the hardware and MRI software systems for MRI-guided, catheter-based EP ablation treatments of atrial fibrillation and other cardiac arrhythmias, or MRI-guided cardiac EP procedures. Under this agreement, Siemens is responsible for developing the software in accordance with our specifications, and we are responsible for developing the catheters and other hardware, other than the MRI scanner and workstation, necessary for the MRI-guided cardiac EP procedures and for the integration work necessary to combine the software, catheters and other hardware to create the ClearTrace system. We are obligated to pay Siemens up to $2,500,000 in milestone-based payments associated with Siemens’ successful development of the software. These payments started in the second quarter of 2009 and will continue through the third quarter of 2011. Once the software is commercially available, Siemens will pay to us a fixed amount for each software license sold by Siemens until we recoup our investment. The term of the agreement will expire once (i) all software, catheter and other hardware development and integration work has been successfully completed, (ii) requisite regulatory clearances or approvals have been obtained in at least the United States, Canada and Europe; and (iii) the product has been clinically released in at least the United States, Canada and Europe. The agreement provides for exclusivity for a period of five years following the date of regulatory clearance and/or approval, determined on a country-by-country basis. During the exclusivity period, Siemens may not market or offer software that is intended to work with a third party’s catheters to conduct an MRI-guided cardiac EP procedure, and we may not sell or offer any catheters that are intended to be used with an MRI scanner manufactured by a third party to conduct an MRI-guided cardiac EP procedure. For two years after the exclusivity period ends, neither we nor Siemens may enter into an agreement or relationship with a third party that excludes or prevents the use of our devices with Siemens’ MRI systems, and vice versa, in the field of MRI-guided cardiac EP procedures. Prior to or upon expiration of the term of the cooperation and development agreement, we anticipate entering into a separate sales and marketing agreement with Siemens.

The Johns Hopkins University

We have in place five exclusive license agreements with Johns Hopkins. For additional information regarding these licenses, see “Business – Intellectual Property.”

Sales and Marketing

Commercializing our ClearPoint system will involve marketing to:

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Physicians who care for patients suffering from neurological disorders, including neurosurgeons, who perform the neurological procedures, and neurologists, who interact with patients prior to and following the therapy and who refer patients to therapy;

•	hospitals involved in the treatment of neurological disorders and the opinion leaders at these hospitals; and

•	patients who suffer from neurological disorders.

There are approximately 3,500 neurosurgeons in the United States. Similar to many fields of medicine, some neurosurgeons elect to focus on a particular specialty within the neurological field. For example, some neurosurgeons focus their practice on spine surgeries, others more on open craniotomy surgeries and others more on minimally invasive approaches, such as functional neurosurgery. We believe our ClearPoint system is most applicable to those neurosurgeons that focus on minimally invasive approaches, such as functional neurosurgeons. We believe there are approximately 300 functional neurosurgeons in the United States. Part of our business objective is to encourage adoption of our ClearPoint system by functional neurosurgeons by securing placement of the system within their hospitals. We believe our ClearPoint system represents an attractive platform for the functional neurosurgery team within a hospital to perform various general neurological interventions.

Once our ClearPoint system is commercially available in the United States, we will build upon our existing sales and marketing capabilities to create a small, highly focused sales force to market our ClearPoint system in the United States. Given the number of functional neurosurgeons in the United States, we believe a small direct sales force will be effective for us to reach our target market. If we obtain regulatory clearance, our initial, controlled commercial launch of our ClearPoint system will be coordinated and carried out primarily by our Vice President, Product Management and our two Clinical Engineering Managers, one of whom is located on the east coast of the United States and the other of whom is located on the west coast of the United States. We have not finalized a sales and marketing plan to commercialize our ClearPoint system outside the United States; however, any such plan could involve the establishment of collaborations with third-parties.

Given the stage of development of the ClearTrace system, we have not developed a sales and marketing plan to commercialize ClearTrace either inside or outside the United States. Likewise, we have not developed a sales and marketing plan to commercialize any of our SafeLead Development Program technologies as Boston Scientific is in control of the commercialization of that technology for its CRM and neuromodulation leads.

Research and Development

Continued innovation through research and development is critical to our future success. As of November 30, 2009, our research and development team, which is based primarily in our facility in Irvine, California, consisted of ten employees. We have assembled an experienced team with recognized expertise in both the development of medical devices and advanced MRI technologies, including interventional MRI microcoils and catheters. We believe that our current research and development team is sufficient for our current needs; however, we may increase the size of our team depending on the progress of our ongoing research and development efforts.

Our principal research and development goals are:

•	to complete development of the ClearTrace system in cooperation with Siemens;

•	to continue to enhance our ClearPoint system; and

•	to provide technical support and expertise in the area of MRI safety to Boston Scientific under our SafeLead Development Program.

We have historically spent a significant portion of our capital resources on research and development. Our research and development expenses were approximately $620,000 for the year ended December 31, 2006, $2,099,000 for the year ended December 31, 2007, $4,258,000 for the year ended December 31, 2008 and $4,353,000 for the eight months ended August 31, 2009.

Manufacturing and Assembly

Our ClearPoint system includes both off-the-shelf components and custom-made components produced to our proprietary specifications by various third-parties. We use third-parties to manufacture these components to utilize their individual expertise, minimize our capital investment and help control costs. We purchase most custom-made components of our ClearPoint system from a single source due to quality considerations, lower costs and constraints resulting from regulatory requirements; however, we believe alternative sources would be available, if needed. Generally, we purchase our components through purchase orders and do not have long-term contracts with most of our suppliers.

Our Irvine, California facility is structured to complete all final assembly, packaging and distribution activities for our ClearPoint system. The assembly process is performed in a controlled environment as required for medical device assembly by applicable regulation. Our operations are subject to extensive regulation by the FDA under its QSR, as well as numerous post-market requirements, and may also be subject to international regulatory requirements in the event we expand our business outside the United States. Typically, our third party suppliers are certified to ISO standard 9001 and/or 13485 and are subject to our assessment and qualification process.

Our Irvine, California facility is FDA-registered and we believe it is compliant with the FDA’s QSR. We have instituted a quality management system to evaluate and monitor compliance internally and by our third-party suppliers and manufacturers. Our facility and the facilities of the third party suppliers and manufacturers we use are subject to periodic, announced and unannounced inspections by regulatory authorities, including the FDA and other governmental agencies.

Intellectual Property

We believe that in order to maintain a competitive advantage in the marketplace, we must develop and maintain the proprietary aspects of our technologies. We rely on a combination of patent, trademark, trade secret, copyright and other intellectual property rights and measures to protect our intellectual property.

Our patent portfolio includes rights to patents and patent applications that we own, whether wholly-owned or co-owned, or license from others. We seek patent protection in the United States and internationally for our products and technologies where and when we believe it is appropriate. United States patents are granted generally for a term of 20 years from the earliest effective priority date of the patent application. The actual protection afforded by a foreign patent, which can vary from country to country, depends on the type of patent, the scope of its claims and the availability of legal remedies in the country.

We also rely on other forms of intellectual property rights and measures, including trade secrets and nondisclosure agreements, to maintain and protect proprietary aspects of our products and technologies. We require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us all inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

Owned Patents and Patent Applications

As of November 30, 2009, we wholly owned seven issued United States patents, 24 pending United States patent applications (including eight provisional applications), one issued foreign patent and 24 pending foreign patent applications (including ten patent cooperation treaty, or PCT, applications). In addition, as of November 30, 2009, we co-owned with third-parties a total of four issued United States patents, nine pending United States patent applications, one issued foreign patent and 22 pending foreign patent applications (including one PCT application). Of those patents and patent applications, as of November 30, 2009, three issued United States patents, one pending United States patent application, one issued foreign patent and four pending foreign patent applications were co-owned by us and Johns Hopkins, one issued United States patent, seven pending United States patent applications and 17 pending foreign patent applications (including one PCT application) were co-owned by us and Boston Scientific, and one pending United States patent application and one pending foreign patent application were co-owned by us and other third-parties. We have licensing and cross-licensing arrangements in place with Boston Scientific with respect to the patent and patent applications we co-own with them. As a result of those arrangements, we have exclusive rights to all fields outside neuromodulation and implantable medical leads for cardiac applications, and we have licensed the fields of neuromodulation and implantable medical leads for cardiac applications to Boston Scientific. Our owned, issued patents expire at various dates beginning in 2020.

Patents and Patent Applications Licensed from Third-Parties

As of November 30, 2009, we had licensed rights to ten United States and 12 foreign third-party issued patents, and we had licensed rights to eight United States and 14 foreign third-party pending patent applications (including one PCT application). Our licensed, issued patents expire at various dates beginning in 2015.

License Arrangements

License Arrangements with The Johns Hopkins University

Our principal licensing arrangement is with Johns Hopkins. Shortly following our formation in 1998, we entered into a license agreement with Johns Hopkins pursuant to which we obtained an exclusive, worldwide license to a number of technologies owned by Johns Hopkins relating to devices, systems and methods for performing MRI-guided interventions, such as MRI-guided cardiac EP procedures. The field of use for this exclusive license covers diagnostic or therapeutic methods, processes or devices that use an intravascular, intralumen or intratissue miniature magnetic resonance coil detection probe. Under this agreement, we will pay Johns Hopkins a one-time fee upon the first commercial sale following FDA approval or clearance of a product or service’s covered by licensed patent. We are obligated to pay Johns Hopkins an annual maintenance fee, and we are also obligated to pay a royalty to Johns Hopkins based on the sale of products or provision of services covered by licensed patent. To the extent we sublicense any licensed intellectual property to a third-party, we agreed to pay Johns Hopkins a percentage of revenue we receive as a result of the sublicense. Under our license agreements with Boston Scientific, we sublicensed intellectual property that is licensed from Johns Hopkins. Therefore, we are obligated to pay Johns Hopkins a percentage of any revenue we receive from sales by Boston Scientific of products covered by a sublicensed patent. This license agreement with Johns Hopkins will terminate upon the expiration of the last to expire of the licensed patents.

In December 2006, we entered into a second license agreement with Johns Hopkins under which we obtained an exclusive, worldwide license to certain MRI-safety technologies owned by Johns Hopkins. Under the agreement, we are obligated to pay a royalty to Johns Hopkins based on the sale of products or provision of services covered by a licensed patent, subject to a minimum annual payment. Likewise, to the extent we sublicense any intellectual property to a third-party, we agreed to pay Johns Hopkins a percentage of revenue we receive as a result of the sublicense. Under our license agreements with Boston Scientific, we sublicensed intellectual property that is licensed from Johns Hopkins. Therefore, we are obligated to pay Johns Hopkins a percentage of any revenue we receive from sales by Boston Scientific of products covered by a sublicensed patent. This license agreement with Johns Hopkins will terminate upon the expiration of the last to expire of the licensed patents.

We entered into three additional exclusive license agreements with Johns Hopkins in June 2008. Our development efforts with respect to the technology we licensed under those agreements are at a very early stage. Under each agreement, we are obligated to pay a royalty to Johns Hopkins based on the sale of products or provision of services covered by a licensed patent, subject to a minimum annual payment. Likewise, to the extent we sublicense any of the intellectual property to a third party, we agreed to pay Johns Hopkins a percentage of revenue as a result of the sublicense.

License Arrangements with Cedara Software Corp.

In July 2007, we entered into a master service and license agreement with Cedara Software Corp. (d/b/a Merge OEM), or Cedara, for Cedara to develop, based on our detailed specifications, a customized software application for our ClearPoint system. In developing our ClearPoint system software, Cedara utilized certain of its own medical imaging software applications. Under our agreement with Cedara, we received a non-exclusive, worldwide license to those Cedara applications as an integrated component of our ClearPoint system software. In return, we agreed to pay Cedara a license fee for each copy of our ClearPoint system software that we distribute. The agreement provides for annual minimum licensing fees. Our license from Cedara continues through July 2015, absent a mutual extension of the license term.

License Arrangements with Other Third-Parties

In April 2009, we entered into a patent license agreement with the National Institutes of Health, or NIH, that covers a technology for real time, interactive, volumetric MRI. Under the terms of this agreement, we have a non-exclusive license to a pending United States patent application within the field of devices and systems for MRI-guided medical procedures. Our licensed territory includes Australia, Canada, China, Europe, Israel, Japan and the United States, although there is no patent or patent application pending for the licensed technology outside the United States. Pursuant to this agreement, we are obligated to make royalty payments to NIH based on the sale of products and the practice of processes covered by the licensed intellectual property, whether by us or any sublicensee. In addition, NIH is entitled to receive a single milestone payment in the event we receive a regulatory clearance or approval of a product or process covered by the licensed intellectual property.

Competition

General

The length of time required for products to be developed and to receive regulatory and, in some cases, reimbursement clearance or approval is an important competitive factor. However, even if we are successful in obtaining regulatory clearances or approvals, the medical device industry is characterized by rapid and significant technological change. Thus, the development by others of new treatment methods, including novel drugs, medical devices or surgical techniques could render our product candidates non-competitive or obsolete. As a result, product development involves a high degree of risk and there can be no assurance that our current or new product development efforts will result in any commercially successful products.

ClearPoint System

Our success depends on convincing hospitals, neurosurgeons, neurologists and patients to utilize our ClearPoint system. Currently, we are not aware of any company that offers a direct MRI-guided stereotactic system for neurological interventions, although two companies, Monteris Medical Inc. and Visualase, Inc., do offer devices for laser ablation under direct MRI-guidance. However, we do face competition from companies, such as BrainLAB AG, Elekta AB FHC Inc. and Medtronic, Inc., which offer instruments and systems for use in conventional stereotactic neurological procedures, such as surgical navigation workstation and frame-based and frameless stereotactic systems. Additionally, we could also face competition from other medical device and pharmaceutical companies that have the technology, experience and capital resources to develop alternative therapy methods, including MRI-guided technologies. Many of our competitors have substantially greater financial, manufacturing, marketing and technical resources than we have.

ClearTrace System

Our success depends on convincing hospitals, EP cardiologists and patients to utilize the ClearTrace system for performing cardiac EP procedures. While we are not aware of any companies that currently offer a direct MRI-guided cardiac EP system, companies such as GE Healthcare, Imricor Medical Systems, Inc. and Philips Healthcare may be in the process of developing such a system. If any of these companies obtains regulatory clearance or approval and commercial success, our products could be rendered non-competitive or obsolete, which could have a material adverse effect on our business, financial condition and results of operations.

We also face competition from companies who are engaged in the development and marketing of conventional catheter-based cardiac EP systems and devices. These products include mapping systems using contact mapping, single-point spatial mapping and non-contact, multi-site electrical mapping technologies and ablation systems using ultrasound, microwave, laser and cryoablation technologies. These products evolve rapidly, and their manufacturers are constantly attempting to make them easier to use or more efficacious in performing procedures. We are aware of two companies, Hansen Medical, Inc. and Stereotaxis, Inc., that market systems that use magnets to control the working tip of catheters and other control catheters during interventional cardiac EP and other procedures. Also, other manufacturers are attempting to market devices that access the heart through an endoscopic surgical technique called thoracoscopy to treat atrial fibrillation.

Additionally, we face competition from large companies who are engaged in the development and marketing of products for other treatments of AF. Their treatments include drugs, external electrical cardioversion and defibrillation, implantable defibrillators, open-heart surgery and purposeful destruction of the atrio-ventricular node, followed by implantation of a pacemaker.

Many of our competitors and potential competitors have an established presence in the field of cardiac EP, including Biosense Webster Inc., a division of Johnson & Johnson, Boston Scientific, Medtronic, Inc. and St. Jude Medical, Inc. These competitors and other potential competitors have substantially greater financial and other resources than we do, including larger research and development staffs and more experience and greater capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory clearances or approvals, and manufacturing, marketing and distributing products.

SafeLead Development Program

We believe other medical device manufacturers, in addition to Boston Scientific, are seeking to develop implantable medical leads and devices that are safe to use in the MRI environment. For example, Medtronic, Inc. has developed an “MR-conditional” pacemaker system, including a pacemaker and leads, which is designed for use with MRI under certain conditions. At present, that system is commercially available in select European countries.

Regulatory Requirements of the United States Food and Drug Administration

Our research, development and clinical programs, as well as our manufacturing and marketing operations, are subject to extensive regulation in the United States and other countries. Most notably, all of our products sold in the United States are subject to regulation as medical devices under the FDCA, as implemented and enforced by the FDA. The FDA governs the following activities that we perform or that are performed on our behalf, to ensure that the medical products we manufacture, promote and distribute domestically or exported internationally are safe and effective for their intended uses:

•	product design, preclinical and clinical development and manufacture;

•	product premarket clearance and approval;

•	product safety, testing, labeling and storage;

•	record keeping procedures;

•	product marketing, sales and distribution; and

•	post-marketing surveillance, complaint handling, medical device reporting, reporting of deaths, serious injuries or device malfunctions and repair or recall of products.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device we wish to commercially distribute in the United States will require either premarket notification, or 510(k) clearance or approval of a premarket approval application, or PMA, from the FDA. The FDA classifies medical devices into one of three classes. Class I devices, considered to have the lowest risk, are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, which include compliance with the applicable portions of the FDA’s QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (General Controls). Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device (Special Controls). Manufacturers of most class II and some class I devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in class III, requiring approval of a PMA.

510(k) Clearance Pathway

When a 510(k) clearance is required, we will be required to submit a 510(k) application demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMAs. By regulation, the FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance may take longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

Once filed, the FDA has 90 days in which to review the 510(k) application and respond. Typically, the FDA’s response after reviewing a 510(k) is a request for additional data or clarification. Depending on the complexity of the application and the amount of data required, the process may be lengthened by several months or more. If additional data, including clinical data, are needed to support our claims, the 510(k) application process may be significantly lengthened.

If the FDA issues an order declaring the device to be Not Substantially Equivalent, or NSE, the device is placed into a class III or PMA category. At that time, a company can request a de novo classification of the product. De novo generally applies where there is no predicate device and the FDA believes the device is sufficiently safe so that no PMA should be required. The request must be in writing and sent within 30 days from the receipt of the NSE determination. The request should include a description of the device, labeling for the device, reasons for the recommended classification and information to support the recommendation. The de novo process has a 60 day review period. If the FDA classifies the device into class II, a company will then receive an approval order to market the device. This device type can then be used as a predicate device for future 510(k) submissions. However, if the FDA subsequently determines that the device will remain in the class III category, the device cannot be marketed until the company has obtained an approved PMA. If we are required to follow a de novo process, an additional 60 to 90 days or more will be added on to the original 90 days required for the initial 510(k) review.

Any modification to a 510(k)-cleared device that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device, requires a new 510(k) clearance and may even, in some circumstances, require a PMA, if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer’s decision. If the FDA were to disagree with any of our determinations that changes did not require a new 510(k), it could require us to cease marketing and distribution and/or recall the modified device until 510(k) clearance or PMA approval is obtained. If the FDA requires us to seek 510(k) clearance or PMA approval for any modifications, we may be required to cease marketing and/or recall the modified device, if already in distribution, until 510(k) clearance or PMA approval is obtained and we could be subject to significant regulatory fines or penalties.

There is no guarantee that the FDA will grant 510(k) clearance of our ClearPoint system for a general neurological intervention claim, or 510(k) clearance or PMA approval, of any future uses or future products. Failure to obtain such clearances or approvals could adversely affect our ability to grow our business. Delays in receipt or failure to receive clearances or approvals, the loss of previously received clearances or approvals, or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business.

PMA Approval Pathway

A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process, or is not otherwise exempt from the FDA’s premarket clearance and approval requirements. A PMA must generally be supported by extensive data, including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. During the review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of our or our third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. Once a PMA is approved, the FDA may require that certain conditions of approval, such as conducting a post market clinical trial, be met.

New PMAs or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device’s indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a

PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. We have not submitted any of our product candidates for a PMA approval. However, we may in the future develop devices which will require the approval of a PMA, or seek to add new indications for use of existing products that require the approval of a PMA. There is no guarantee that the FDA will grant PMA approval of these specific indications for use or for our future products and failure to obtain necessary approvals for our future products would adversely affect our ability to grow our business.

Clinical Trials

Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) clearance. Such trials generally require an investigational device exemption application, or IDE, approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. A significant risk device is one that presents a potential for serious risk to the health, safety, or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating, or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. Clinical trials are subject to extensive monitoring, recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an institutional review board, or IRB, for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. To conduct a clinical trial, we also are required to obtain the patient’s informed consent in a form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. We, the FDA or the IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA clearance or approval to market the product in the United States. Similarly, in Europe the clinical study must be approved by a local ethics committee and in some cases, including studies with high-risk devices, by the ministry of health in the applicable country.

Pervasive and Continuing Regulation

After a device is placed on the market, numerous regulatory requirements continue to apply. In addition to the requirements below, the MDR regulations require that we report to the FDA any incident in which our products may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Additional regulatory requirements include:

•	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

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QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

•	clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of one of our cleared devices;

•	approval of product modifications that affect the safety or effectiveness of one of our approved devices;

•	post-approval restrictions or conditions, including post-approval study commitments;

•	post-market surveillance regulations, which apply, when necessary, to protect the public health or to provide additional safety and effectiveness data for the device;

•	the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;

•	regulations pertaining to voluntary recalls; and

•	notices of corrections or removals.

As a manufacturer, we are subject to announced and unannounced inspections by the FDA to determine our compliance with FDA’s QSR and other regulations. We have not yet been inspected by the FDA. We believe that we are in substantial compliance with QSR and other regulations.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved or uncleared use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired.

Failure by us or by our third-party manufacturers and suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.

International Marketing Approvals

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ.

The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling, and adverse event reporting for medical devices. Each European Union member state has implemented legislation applying these directives and standards at the national level. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. Devices that comply with the requirements of the laws of the relevant member state applying the applicable European Union directive are entitled to bear CE conformity marking and, accordingly, can be commercially distributed throughout the member states of the European Union and other countries that comply with or mirror these directives. The method of assessing conformity varies depending on the type and class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a “Notified Body,” an independent and neutral institution appointed to conduct conformity assessment. This third-party assessment consists of an audit of the manufacturer’s quality system and clinical information, as well as technical review of the manufacturer’s product. An assessment by a Notified Body in one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. In addition, compliance with ISO 13845 on quality systems issued by the International Organization for Standards, among other standards, establishes the presumption of conformity with the essential requirements for a CE marking. In addition, many countries apply requirements in their reimbursement, pricing or health care systems that affect companies’ ability to market products.

Health Care Laws and Regulations

Third-Party Reimbursement

In the United States and elsewhere, health care providers that perform surgical procedures using medical devices such as ours generally rely on third-party payors, including governmental payors such as Medicare and Medicaid and private payors, to cover and reimburse all or part of the cost of the products. Consequently, sales of medical devices are dependent in part on the availability of reimbursement to the customer from third-party payors. The manner in which reimbursement is sought and obtained varies based upon the type of payor involved and the setting in which the product is furnished and utilized. In general, third-party payors will provide coverage and reimbursement for medically reasonable and necessary procedures and tests that utilize medical devices and may provide separate payments for the implanted or disposable devices themselves. Most payors, however, will not pay separately for capital equipment, such as our ClearPoint system. Instead, payment for the cost of using the capital equipment is considered to be covered as part of payments received for performing the procedure. In determining payment rates, third-party payors are increasingly scrutinizing the prices charged for medical products and services in comparison to other therapies. Our products, and the procedures in which our products will be used, may not be reimbursed by these third-party payors at rates sufficient to allow us to sell our products on a competitive and profitable basis.

In addition, in many foreign markets, including the countries in the European Union, pricing of medical devices is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to limit payments by governmental payors for medical devices, and the procedures in which medical devices are used. While we cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability.

Medicare and Medicaid

The Medicare program is a federal health benefit program administered by CMS that covers and pays for certain medical care items and services for eligible elderly and certain disabled individuals, and individuals with end stage renal disease. The Medicaid program is a federal-state partnership under which states receive matching federal payments to fund healthcare services for the poor. Because some private commercial health insurers and some state Medicaid programs may follow the coverage and payment policies for Medicare, Medicare’s coverage and payment policies are significant to our business. On July 30, 2008, CMS released a list of potential topics for National Coverage Determinations. This list included ablation for AF and specifically asked whether the evidence was adequate to demonstrate health benefits in patients who receive the procedure. On October 21, 2009, the Medicare Evidence Development and Coverage Advisory Committee, or MedCAC, held a meeting on the adequacy of the available evidence for catheter ablation for the treatment of AF. Although CMS has not formally opened a national coverage analysis on this topic, the agency clearly is interested in the clinical evidence of AF treatments and any national coverage decisions it makes could have a material effect on our potential business in this area.

Medicare coverage for the procedures in which our products would be used currently exists in the hospital inpatient setting, which falls under Part A of the Medicare program. Under Medicare Part A, Medicare reimburses acute care hospitals a prospectively determined payment amount for beneficiaries receiving covered inpatient services in an acute care hospital. This method of payment is known as the prospective payment system, or PPS. Under PPS, the prospective payment for a patient’s stay in an acute care hospital is determined by the patient’s condition and other patient data and procedures performed during the inpatient stay using a classification system known as DRGs. Payments also are adjusted to reflect regional variations in labor costs, indirect medical education expenses, payments for hospitals that treat a disproportionate share of poor patients, and other factors. As of October 1, 2007, CMS implemented a revised version of the DRG system that uses 745 Medicare Severity DRGs, or MS-DRGs, instead of the approximately 540 DRGs Medicare previously used. The MS-DRGs are intended to account more accurately for the patient’s severity of illness when assigning each patient’s stay to a payment classification. Medicare pays a fixed amount to the hospital based on the MS-DRG into which the patient’s stay is classified, regardless of the actual cost to the hospital of furnishing the procedures, items and services that the patient’s condition requires. Accordingly, acute care hospitals generally do not receive direct Medicare reimbursement under PPS for the specific costs incurred in purchasing medical devices. Rather, reimbursement for these costs is deemed to be included within the MS-DRG-based payments made to hospitals for the services furnished to Medicare-eligible inpatients in which the devices are utilized. For cases involving unusually high costs, a hospital may receive additional “outlier” payments above the pre-determined amount. In addition, there is a mechanism by which new technology services can apply to Medicare for additional payments above the pre-determined amount, although such requests have not been granted frequently.

Because PPS payments are based on predetermined rates and may be less than a hospital’s actual costs in furnishing care, acute care hospitals have incentives to lower their inpatient operating costs by utilizing products, devices and supplies that will reduce the length of inpatient stays, decrease labor or otherwise lower their costs. For each MS-DRG, a relative weight is calculated representing the average resources required to care for cases grouped in that particular MS-DRG relative to the average resources used to treat cases in all MS-DRGs. MS-DRG relative weights are recalculated every year to reflect changes in technology and medical practice in a budget neutral manner. Under the MS-DRG payment system, there can be significant delays in obtaining adequate reimbursement amounts for hospitals for new technologies such that reimbursement may be insufficient to permit broad acceptance by hospitals.

In addition to payments to hospitals for procedures using our technology, Medicare makes separate payments to physicians for their professional services. The American Medical Association, or AMA, has developed a coding system known as the Current Procedural Terminology, or CPT, codes, which have been adopted by the Medicare program to describe and develop payment amounts for certain physician services.

The Medicare physician fee schedule uses CPT codes (and other codes) as part of the determination of allowable payment amounts to physicians. In determining appropriate payment amounts for surgeons, CMS receives guidance from the AMA regarding the relative technical skill level, level of resources used, and complexity of a new surgical procedure. Generally, the designation of a new procedure code for a new procedure using a new product does not occur until after FDA clearance or approval of the product used in the procedure. Codes are assigned by either the AMA (for CPT codes) or CMS (for Medicare-specific codes) and new codes usually become effective on January 1st of each year.

Commercial Insurers

In addition to the Medicare program, many private payors look to CMS policies as a guideline in setting their coverage policies and payment amounts. The current coverage policies of these private payors may differ from the Medicare program, and the payment rates they make may be higher, lower, or the same as the Medicare program. If CMS or other agencies decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payors. Additionally, some private payors do not follow the Medicare guidelines, and those payors may reimburse only a portion of the costs associated with the use of our products, or none at all.

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. Our business is subject to compliance with these laws.

Anti-Kickback Laws

In the United States, there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. The United States federal healthcare programs’ Anti-Kickback Statute makes it unlawful for individuals or entities knowingly and willfully to solicit, offer, receive or pay any kickback, bribe or other remuneration, directly or indirectly, in exchange for or to induce the purchase, lease or order, or arranging for or recommending purchasing, leasing, or ordering, any good, facility, service, or item for which payment may be made in whole or in part under a federal healthcare program such as Medicare or Medicaid. The Anti-Kickback Statute covers “any remuneration,” which has been broadly interpreted to include anything of value, including for example gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the arrangement can be found to violate the statute. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, several courts have permitted kickback cases brought under the Federal False Claims Act to proceed, as discussed in more detail below.

Because the Anti-Kickback Statue is broadly written and encompasses many harmless or efficient arrangements, Congress authorized the Office of Inspector General of the United States Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” For example, there are regulatory safe harbors for payments to bona fide employees, properly reported discounts, payments and for certain investment interests. Although an arrangement that fits into one or more of these exceptions or safe harbors is immune from prosecution, arrangements that do not fit squarely within an exception or safe harbor do not necessarily violate the statute. The failure of a transaction or arrangement to fit precisely within one or more of the exceptions or safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that arguably implicate the Anti-Kickback Statute but do not fully satisfy all the elements of an exception or safe harbor may be subject to increased scrutiny by government enforcement authorities such as the OIG.

Many states have laws that implicate anti-kickback restrictions similar to the Anti-Kickback Statute. Some of these state prohibitions apply regardless of whether federal health care program business is involved such as for self-pay or private pay patients.

Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Federal Civil False Claims Act and State False Claims Laws

The federal civil False Claims Act imposes liability on any person or entity who, among other things, knowingly and willfully presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program, including Medicare and Medicaid. The “qui tam,” or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. Medical device companies, like us, can be held liable under false claims laws, even if they do not submit claims to the government where they are deemed to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims.

The False Claims Act also has been used to assert liability on the basis of misrepresentations with respect to the services rendered and in connection with alleged off-label promotion of products. Our future activities relating to the manner in which we sell our products and document our prices such as the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products, and the sale and marketing of our products, may be subject to scrutiny under these laws.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. A number of states have enacted false claim laws analogous to the federal civil False Claims Act and many of these state laws apply where a claim is submitted to any state or private third-party payor. In this environment, our engagement of physician consultants in product development and product training and education could subject us to similar scrutiny. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect our financial performance.

HIPAA Fraud and Other Regulations

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created a class of federal crimes known as the “federal health care offenses,” including healthcare fraud and false statements relating to healthcare matters. The HIPAA health care fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program, or to obtain by means of false of fraudulent pretenses, any money under the control of any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. Entities that are found to have aided or abetted in a violation of the HIPAA federal health care offenses are deemed by statute to have committed the offense and are punishable as a principal.

We are also subject to the United States Foreign Corrupt Practices Act and similar anti-bribery laws applicable in non-United States jurisdictions that generally prohibit companies and their intermediaries from making improper payments to non-United States government officials for the purpose of obtaining or retaining business. Because of the predominance of government sponsored healthcare systems around the world, most of our customer relationships outside of the United States will be with governmental entities and therefore subject to such anti-bribery laws.

HIPAA and Other Privacy Regulations

The regulations that implement HIPAA also establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses, which are referred to as “covered entities.” Several regulations have been promulgated under HIPAA’s regulations including: the Standards for Privacy of Individually Identifiable Health Information, or the Privacy Rule, which restricts the use and disclosure of certain individually identifiable health information, the Standards for Electronic Transactions, or the Transactions Rule, which establishes standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures, and the Security Standards for the Protection of Electronic Protected Health Information, or the Security Rule, which requires covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although we do not believe we are a covered entity and therefore are not currently directly subject to these standards, we expect that our customers generally will be covered entities and may ask us to contractually comply with certain aspects of these standards by entering into requisite business associate agreements. While the government intended this legislation to reduce administrative expenses and burdens for the healthcare industry, our compliance with certain provisions of these standards entails significant costs for us.

The Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, which was enacted in February 2009, strengthens and expands the HIPAA Privacy and Security Rules and the restrictions on use and disclosure of patient identifiable health information. HITECH also fundamentally changed a business associate’s obligations by imposing a number of Privacy Rule requirements and a majority of Security Rule provisions directly on business associates that were previously only directly applicable to covered entities. HITECH includes, but is not limited to, prohibitions on exchanging patient identifiable health information for remuneration, restrictions on marketing to individuals and obligations to agree to provide individuals an accounting of virtually all disclosures of their health information. Moreover, HITECH requires covered entities to report any unauthorized use or disclosure of patient identifiable health information, known as a breach, to the affected individuals, the United States Department of Health and Human Services, or HHS, and depending on the size of any such breach, the media for the affected market. Business associate are similarly required to notify covered entities of a breach. Most of the HITECH provisions will become effective in February 2010 and it is expected that the HHS will issue regulations to clarify many of the new provisions. HHS has already issued regulations governing breach notification which were effective in September 2009.

HITECH has increased civil penalty amounts for violations of HIPAA by either covered entities or business associates up to an annual maximum of $1.5 million for uncorrected violations based on willful neglect. Imposition of these penalties is more likely now because HITECH significantly strengthens enforcement. It requires HHS to conduct periodic audits to confirm compliance beginning in February 2010 and to investigate any violation that involves willful neglect which carries mandatory penalties beginning in February 2011. Additionally, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations of HIPAA Privacy and Security Rules that threaten the privacy of state residents.

In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. In those cases, it may be necessary to modify our planned operations and procedures to comply with the more stringent state laws. If we fail to comply with applicable state laws and regulations, we could be subject to additional sanctions.

Federal and state consumer protection laws are being applied increasingly by the United States Federal Trade Commission, or FTC, and state attorneys general to regulate the collection, use, storage and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Numerous other countries have or are developing laws governing the collection, use, disclosure and transmission of personal or patient information.

HIPAA as well as other federal and state laws apply to SurgiVision’s receipt of patient identifiable health information in connection with research and clinical trials. We collaborate with other individuals and entities in conducting research and all involved parties must comply with applicable laws. Therefore, the compliance of the surgeons, hospitals or other providers or entities with whom we collaborate also impacts our business.

Employees

As of August 31, 2009, we had 20 full time employees and two part time employees, ten of whom were engaged in research and development, five in manufacturing and clinical sales, and seven (including five full time and two part time employees) in general administrative and finance functions. None of our employees is covered by a collective bargaining agreement, and we consider our relationship with our employees to be good.

Facilities

We lease approximately 7,400 square feet of space in Irvine, California under a lease that expires in July 2012, which we use as our principal research and development facility and for the assembly of certain of our products. We have the right to extend our Irvine lease for three additional years upon prior written notice and the fulfillment of certain conditions.

We lease approximately 3,300 square feet of office space in Memphis, Tennessee, which we use as our executive offices. Our Memphis lease expires in November 2014. We also have a license to use approximately 1,400 square feet of space in Baltimore, Maryland, which we use as our advanced research and development facility. Our license agreement with respect to our Baltimore facility expires in February 2010.

We believe that our current facilities are sufficient to meet our needs for the foreseeable future.

Litigation

From time to time we may be involved in litigation relating to claims arising out of our operations. We are not currently involved in any material litigation.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our directors, executive officers and other key employees as of December 22, 2009.

Name	Age	Position(s)
Directors and Executive Officers
Kimble L. Jenkins(3)	47	President, Chief Executive Officer and Chairman of Board of Directors
John C. Thomas, Jr.(3)	56	Chief Financial Officer and Director
Lenox D. Baker(2)(4)	68	Director
Paul A. Bottomley(1)	56	Director
Charles E. Koob(1)(2)(3)(4)	65	Director
Wendelin C. Maners	46	Director
Peter G. Piferi	50	Chief Operating Officer
Carol J. Barbre	48	Vice President, Product Management
Michael M. Moore	37	Vice President, Operations
Oscar L. Thomas	39	Vice President, Business Affairs and Secretary

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Executive Committee
(4)	Member of the Corporate Governance and Nominating Committee

Kimble L. Jenkins joined our Board of Directors in September 2002 and became our Chairman in January 2003. Mr. Jenkins has served as our President since January 2003, and he has also served as our Chief Executive Officer since September 2004. Mr. Jenkins served in those offices on a part-time basis until May 2008, at which time Mr. Jenkins began serving as our President and Chief Executive Officer on a full-time basis. Prior to May 2008, Mr. Jenkins was also a Managing Director with the investment bank Morgan Keegan & Company, Inc., where he founded that firm’s Private Equity Group in 1998. Mr. Jenkins has over 20 years of experience building and working with growth stage companies.

John C. Thomas, Jr. joined our Board of Directors in April 2004. Since 1998, Mr. Thomas has served as our Chief Financial Officer on a part-time basis; however, until May 2008, DARA Pharmaceuticals, Inc. (formerly known as DARA Biosciences, Inc.), or DARA, a publicly traded biopharmaceutical company, paid Mr. Thomas directly to serve as our Chief Financial Officer and we reimbursed DARA for those costs. Mr. Thomas also serves as a part-time chief financial officer and secretary for CorMatrix Cardiovascular, Inc. (2001 to present), a privately held medical device company, and Motion Reality, Inc. (2001 to present), a privately held motion capture and simulation company. Previously, Mr. Thomas served as a chief financial officer and secretary for the following companies: MiMedx Group, Inc. (2006 to 2009), a publicly traded biomedical products company; Videotunes, Inc. (2005 to 2008) a privately held music company; and DARA (2002 to 2008). Mr. Thomas is a certified public accountant, and was formerly an auditor with Arthur Andersen & Company. There is no familial relationship between Mr. John C. Thomas, Jr. and Mr. Oscar L. Thomas.

Lenox D. Baker joined our Board of Directors in December 1998. Pursuant to the terms of our First Amended and Restated Stockholders’ Agreement, as amended, or the Stockholders’ Agreement, which will terminate in connection with this offering, Dr. Baker is the designated nominee of Johns Hopkins to serve on our Board of Directors. He is Past-Chairman of the board of trustees for Johns Hopkins Medicine and Past Vice-Chairman of the board of trustees for Johns Hopkins. He currently serves on the executive committee and board of trustees of Johns Hopkins Medicine, as well as serving on the board of trustees of Johns Hopkins. Since 1979,

Dr. Baker has practiced cardiothoracic surgery with Mid-Atlantic Cardiothoracic Surgeons and has served as its President since 2002. Dr. Baker also serves as a member of the board of directors of WellPoint, Inc., a publicly traded health benefits company.

Paul A. Bottomley is a SurgiVision founder and has been a member of our Board of Directors since December 1998. Pursuant to the terms of the Stockholders’ Agreement, Dr. Bottomley is the designated nominee of the Scientific Founders, as such term is defined in the Stockholders’ Agreement, to serve on our Board of Directors. Dr. Bottomley joined Johns Hopkins in 1994. Since 1997, Dr. Bottomley has served as the Director of the Division of MR Research in the Department of Radiology at Johns Hopkins. Previously, Dr. Bottomley worked at General Electric Company’s Research and Development Center from 1980-1994 where he played a key role in the development of their MRI clinical product. Dr. Bottomley also serves as a consultant to us.

Charles E. Koob joined our Board of Directors in August 2008. From 1970 to 2008, Mr. Koob practiced competition, trade regulation and antitrust law at the law firm of Simpson Thacher & Bartlett and served as the co-head of the firm’s litigation department for a portion of his tenure. Mr. Koob also serves on the board of directors of MiMedx Group, Inc., a publicly traded biomedical products company.

Wendelin C. Maners joined our Board of Directors in August 2008. Pursuant to the terms of the Stockholders’ Agreement, Ms. Maners is the designated nominee of Boston Scientific Neuromodulaton Corporation to serve on our Board of Directors. Ms. Maners has been employed by Boston Scientific since 1997 and currently is the Vice President, Strategy and Business Development. She is responsible for business development activities for Boston Scientific’s neuromodulation, electrophysiology, and undeveloped markets. Prior to joining Boston Scientific, Ms. Maners was Head of Healthcare Investment Banking at Barrington Associates, a merger & acquisition advisory firm in Los Angeles.

Peter G. Piferi joined us in December 2006 as our Chief Operating Officer. Mr. Piferi has 23 years of experience in the areas of product development, operations, engineering and production in the medical device industry. From March 2003 to December 2006, Mr. Piferi served as Vice President for Endovascular Technologies, Inc., a privately held medical device company. In addition, Mr. Piferi has served as Vice President at Edwards Lifesciences Corporation, Kriton Medical Inc. and Orbus Medical Technologies, Inc. and as Director of Advanced Engineering at Cordis Corporation.

Carol J. Barbre joined us in May 2008 as Vice President, Product Management. Ms. Barbre has 20 years of experience in the medical device industry in the areas of marketing and business development, with a focus on new medical therapies. From May 2007 to May 2008, Ms. Barbre served as Senior Director of Marketing for Edwards Lifesciences Corporation, a publicly traded medical device company. From 2002 to May 2007, Ms. Barbre served as Global Marketing Director for Bolton Medical, Inc., a privately held medical device company.

Michael M. Moore joined us in October 2008 as Senior Director, and he was promoted to Vice President, Operations in June 2009. Mr. Moore has 18 years of experience in medical device development and product realization. From January 2003 to March 2008, he was the Chief Technical Officer for Bolton Medical, Inc. In addition, Mr. Moore previously served as Director of R&D and Operations for AVE- Peripheral Vascular, a division of Medtronic, Inc., and in different operations and product development roles at Cordis Corporation and DePuy Orthopedics, Inc.

Oscar L. Thomas joined us in April 2008 as Vice President, Business Affairs. In addition, Mr. Thomas serves as our Secretary. From January 2003 to April 2008, Mr. Thomas was a partner in the Corporate and Securities Practice Group of the law firm Bass, Berry & Sims PLC. There is no familial relationship between Mr. John C. Thomas, Jr. and Mr. Oscar L. Thomas.

Board Composition

Upon the completion of this offering, we will have an authorized Board of Directors consisting of six members. In accordance with the terms of our certificate of incorporation and our bylaws, which will become effective upon completion of this offering, the Board of Directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the completion of this offering, the members of the classes will be divided as follows:

•	the class I directors will be and , and their term will expire at the annual meeting of stockholders to be held in 2010;

•	the class II directors will be and , and their term will expire at the annual meeting of stockholders to be held in 2011; and

•	the class III directors will be and , and their term will expire at the annual meeting of stockholders to be held in 2012.

Our certificate of incorporation that will become effective upon the completion of this offering provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in our control or management.

Our directors may be removed only for cause by the affirmative vote of the holders of a majority of our voting stock.

Board Committees and Independence

Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors undertook a review of the composition of our Board of Directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Dr. Baker, Dr. Bottomley, Mr. Koob or Ms. Maners, representing four of our six directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances the Board of Directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board of Directors has an audit committee, a compensation committee, an executive committee and a corporate governance and nominating committee.

Audit Committee

Our audit committee consists of Dr. Bottomley and Mr. Koob. The functions of the audit committee include:

•

overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, who will report directly to the audit committee;

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	overseeing compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as required;

•	reviewing our annual and quarterly financial statements and reports and discussing the financial statements and reports with our independent registered public accounting firm and management;

•	reviewing and approving all related person transactions;

•

reviewing with our independent registered public accounting firm and management significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our internal controls over financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal controls over financial reporting, accounting or auditing matters; and

•	preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

Our Board of Directors has determined that at this time, we do not have an audit committee financial expert within the meaning of SEC regulations and the Nasdaq listing standards. Our Board of Directors has determined that Mr. Koob satisfies the independence requirements for service on the audit committee. Our Board of Directors has also determined that Dr. Bottomley does not satisfy the independence requirements for service on the audit committee due to his acceptance of consulting fees. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

Upon the effectiveness of the registration statement of which this prospectus forms a part, a copy of the charter for our audit committee will be posted on our website at www.surgivision.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee

Our compensation committee consists of Dr. Baker and Mr. Koob. The functions of the compensation committee include:

•

determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving our performance goals and objectives relevant to such compensation;

•	administering and implementing our incentive compensations plans and equity-based plans, including approving option grants, restricted stock and other awards;

•

evaluating and recommending to our Board of Directors the equity incentive-compensation plans, equity-based plans and similar programs advisable for us, as well as modifications or terminations of our existing plans and programs;

•

reviewing and approving the terms of any employment-related agreements, severance arrangements, change-in-control and similar agreements/provisions and any amendments, supplements or waivers to the foregoing agreements with our Chief Executive Officer and other executive officers;

•

reviewing and discussing the Compensation Discussion & Analysis required in our annual report and proxy statement with management and determining whether to recommend to our Board of Directors the inclusion of the Compensation Discussion & Analysis in the annual report and proxy statement; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. Furthermore, our Board of Directors has determined that Dr. Baker and Mr. Koob each satisfy the independence standards for compensation committees established by the Nasdaq Marketplace Rules.

Upon the effectiveness of the registration statement of which this prospectus forms a part, a copy of the charter for our compensation committee will be posted on our website at www.surgivision.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Executive Committee

Our executive committee consists of Messrs. Jenkins, John Thomas and Koob. The executive committee, which acts on behalf of the Board of Directors between regular meetings of the Board of Directors or at such times as our business so requires, has and may exercise all of the Board of Director’s powers and authority in the management of our business and affairs, but the executive committee does not have the power or authority with respect to the following matters: (1) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; or (2) adopting, amending or repealing our bylaws.

Upon the effectiveness of the registration statement of which this prospectus forms a part, a copy of the charter for our executive committee will be posted on our website at www.surgivision.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee consists of Mr. Koob and Dr. Baker. The functions of the corporate governance and nominating committee include:

•	evaluating director performance on the Board of Directors and applicable committees of the Board of Directors;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	reviewing and recommending to our Board of Directors any amendments to our corporate governance documents; and

•	making recommendations to the Board of Directors regarding management succession planning.

Our Board of Directors has determined that Mr. Koob and Dr. Baker each satisfy the independence standards for the corporate governance and nominating committees established by the Nasdaq Marketplace Rules.

Upon the effectiveness of the registration statement of which this prospectus forms a part, a copy of the charter for our corporate governance and nominating committee will be posted on our website at www.surgivision.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Code of Business Conduct and Ethics

Our Board of Directors intends to adopt a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics will apply to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our Code of Business Conduct and Ethics will be posted on our website at www.surgivision.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Director Compensation

Retainer and Fees

Historically, we have paid each non-employee director a retainer in quarterly increments based on an annualized rate of $6,000 a year. With respect to each standing committee of our Board of Directors, we have paid each non-employee director who serves on such a committee a retainer in quarterly increments based on an annualized rate of $1,000 a year, or $1,500 a year for the committee chairperson. In addition, we have paid our non-employee directors $1,000 per day for attending in person each Board of Directors meeting or $250 for attending a Board of Directors meeting telephonically. We also reimburse directors for their reasonable expenses incurred in attending meetings of our Board of Directors. In anticipation of this offering we expect to revise the compensation we pay to our non-employee directors but have yet to finalize these plans.

Stock Options; Initial One-Time Grant

Upon an individual becoming a director for the first time, we have historically granted stock options to purchase 15,000 shares of our common stock, which options vest immediately. The exercise price per share for the options granted has not been less than fair market value on the date of grant. In anticipation of this offering we expect to revise the compensation we pay to our non-employee directors but have yet to finalize these plans.

Stock Options; Annual Grants

Any individual who serves as a director on the day following our annual meeting of stockholders has historically been granted an option to purchase 10,000 shares of our common stock, which vests on the first anniversary of the grant date. The exercise price per share for the options granted has not been less than fair market value on the date of grant. In anticipation of this offering we expect to revise the compensation we pay to our non-employee directors but have yet to finalize these plans.

Following the completion of this offering, all directors will be eligible to participate in our 2009 Equity Incentive Plan and awards will be granted pursuant to the terms of that plan, as more fully described in the section entitled “Benefit Plans—2009 Equity Incentive Plan.”

The following table sets forth information with respect to the compensation of all our non-employee directors in 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Lenox D. Baker	$3,500	$6,940	(2)	—		$16,400
Paul A. Bottomley	3,750	6,940	(3)	$60,000	(4)	76,650
Charles E. Koob	4,500	10,140	(5)	—		20,500
Wendelin Maners	4,500	10,140	(6)	—		20,500
Parker H. Petit(7)	4,500	10,140	(8)	—		20,500

(1)	Amounts represent the compensation expense recognized by us during 2008 as computed in accordance with ASC Topic 718 “Compensation—Stock Compensation,” or ASC Topic 718, disregarding any estimated forfeitures relating to service-based vesting conditions. For a discussion of the assumptions made in the valuation of these awards, see Note 7 to the Financial Statements.

(2)	With respect to Dr. Baker’s 10,000 option share award granted on September 16, 2008 and his 10,000 option share award granted on November 8, 2008, the grant date fair values of the awards, computed in accordance with ASC Topic 718, were $6,400 and $6,500, respectively.

(3)	With respect to Dr. Bottomley’s 10,000 option share award granted on September 16, 2008 and his 10,000 option share award granted on November 8, 2008, the grant date fair values of the awards, computed in accordance with ASC Topic 718, were $6,400 and $6,500, respectively.

(4)	This amount was compensation paid under Dr. Bottomley’s consulting agreement.

(5)	With respect to Mr. Koob’s 15,000 option share award granted on September 16, 2008 and his 10,000 option share award granted on November 8, 2008, the grant date fair values of the awards, computed in accordance with ASC Topic 718, were $9,600 and $6,500, respectively.

(6)	With respect to Ms. Maners’ 15,000 option share awards granted on September 16, 2008 and her 10,000 option share award granted on November 8, 2008, the grant date fair value of the awards, computed in accordance with ASC Topic 718, was $9,600 and $6,500 respectively. Ms. Maners remits all fees received in connection with her service as a director to Boston Scientific, who designated her as a nominee to serve on our Board of Directors pursuant to the Stockholders’ Agreement. In addition, Ms. Maners holds her options for the benefit of Boston Scientific.

(7)	On December 22, 2009, Mr. Petit resigned from our Board of Directors. Mr. Petit’s resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices. Mr. Petit recently became the Chairman of the Board, Chief Executive Officer and President of MiMedx Group, Inc., a publicly traded biomedical products company. Mr. Petit advised us that, given the scope of his responsibilities at MiMedx, he did not believe that he would be able to devote sufficient time to serve on our Board of Directors.

(8)	With respect to Mr. Petit’s 15,000 option share award granted on September 16, 2008 and his 10,000 option share award granted on November 8, 2008, the grant date fair values of the awards, computed in accordance with ASC Topic 718, were $9,600 and $6,500, respectively.

Compensation Discussion and Analysis

Introduction

Our compensation discussion and analysis discusses the total compensation for our named executive officers, and it describes our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees and all of our employees are eligible to participate in the main components of our compensation program: salary; annual bonus; and equity compensation. The relative value of each of these components for individual employees varies based on job role and responsibility, as well as our financial performance.

Compensation Philosophy and Objectives

Our compensation approach is necessarily tied to our stage of development. Our compensation philosophy is to offer our executive officers, including our named executive officers, compensation and benefits that are competitive and that meet our goals of attracting, retaining and motivating highly skilled management which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. Accordingly, our executive officer compensation program is designed to link annual and long-term cash and stock incentives to the achievement of company and individual performance goals and to align executive officers’ interest with stockholder value creation.

We believe compensation should be determined within a framework that is intended to reward individual contribution and the achievement of company objectives. Within this overall philosophy, our objectives are to:

•	attract, retain and motivate our executives by providing a total compensation program that takes into consideration competitive market requirements and strategic business needs;

•	align the financial interests of the executive officers with those of our stockholders, both in the short and long term;

•	provide incentives for achieving and exceeding annual and long-term performance goals; and

•	appropriately reward executive officers for creating long-term stockholder value.

Currently, each of our named executive officers is an “at-will” employee; however, some of our named executive officers have employment letters that set forth the basic terms of their employment. In connection with this offering, the compensation committee is considering the advisability of entering into formal employment agreements with each of our named executive officers.

Role of Directors and Executive Officers in Setting Compensation

Prior to September 2008, we did not have a compensation committee and compensation decisions for our named executive officers were approved by our Board of Directors upon the recommendation of our Chief Executive Officer. The compensation recommendations of our Chief Executive Officer have been largely discretionary, based on our Chief Executive Officer’s subjective assessment of the particular executive officer, publicly available data relating to compensation of executive officers at other medical device companies and input from our other executive officers. There is no particular mathematical formula for deriving executive compensation from these data sources. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. For example, over time, we expect to reduce our reliance upon subjective determinations made by our Chief Executive Officer in favor of a more empirically based approach, that could involve benchmarking the compensation paid to our named executive officers against peer companies that we identify and the use of clearly defined, objective targets to determine incentive compensation awards.

The compensation committee typically considers, but is not required to accept, the recommendations of our Chief Executive Officer regarding the performance and proposed base salary and bonus and equity awards for the other named executive officers, as well as himself. The compensation committee may also request the assistance of our Chief Financial Officer in evaluating the financial, accounting and tax implications of various compensation awards paid to the named executive officers. However, our Chief Financial Officer does not recommend or determine the amounts or types of compensation paid to the named executive officers. Our Chief Executive Officer and certain of our other named executive officers may attend compensation committee meetings, as requested by the chairman of the compensation committee. None of our named executive officers, including our Chief Executive Officer, attend any portion of the compensation committee meetings during which his or her compensation is established and approved.

We believe the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. To date, the compensation committee has not engaged a compensation consultant. Rather, the compensation committee and our Chief Executive Officer applied subjective discretion to make compensation decisions and they have not used a specific formula or matrix to set compensation in relation to compensation paid by other medical device companies. Our compensation committee has not established any percentile targets for the levels of compensation provided to our named executive officers. To date, the compensation committee has not performed competitive reviews of our compensation programs with those of similarly-situated companies, nor have we engaged in benchmarking of compensation paid to our named executive officers. Our historical approach has been to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enabled us to respond to dynamics in the labor market and provided us with flexibility in maintaining and enhancing our named executive officers’ engagement, focus, motivation and enthusiasm for our future. However, as mentioned above, we expect to build some of these objective practices into our compensation approach over time.

The amount of past compensation, including annual discretionary bonus awards, and amounts realizable from prior stock option awards, is generally not a significant factor in the compensation committee’s considerations, because these awards would have been earned based on prior years’ performances. The compensation committee does, however, consider prior awards when considering the retention aspects of our compensation program.

Our named executive officers are not subject to mandated stock ownership or stock retention guidelines. It is the belief of the compensation committee that the equity component of our executive compensation program ensures that our named executive officers are also owners and those components work align the named executive officers’ goals with the best interests of stockholders.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program have been base salary, a discretionary cash bonus and long-term equity compensation in the form of stock options. Each of these compensation elements satisfies one or more of our compensation objectives.

We have not adopted any policies with respect to long-term versus currently-paid compensation, but feel that both elements are necessary for achieving our compensation objectives. Currently-paid compensation provides financial stability for each of our named executive officers and immediate reward for short-term company and individual performance, while long-term compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value. Similarly, while we have not adopted any policies with respect to cash versus equity compensation, we feel that it is important to encourage or provide for a meaningful amount of equity ownership by our named executive officers as to help align their interests with those of stockholders, one of our compensation objectives. We combine the compensation elements for each named executive officer in a manner that the compensation committee believes, in its discretion and judgment, is consistent with the executive’s contributions to our company and our overall goals with respect to executive compensation.

Base Salary

We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our named executive officers and is critical to recruiting and retaining our executives. Base salary is also designed to recognize the scope of responsibilities placed on each named executive officer and reward each executive for his or her unique leadership skills, management experience and contributions. We make a subjective determination of base salary after considering such factors collectively.

Annual Cash Bonuses

Our cash bonus compensation is designed to reward achievement of goals that support our objective of enhancing stockholder value and to motivate executives to achieve superior performance in their areas of responsibility. To date, we have awarded only discretionary annual cash bonuses based upon a subjective evaluation of the individual’s overall performance by our Board of Directors or, after its creation, the compensation committee.

Long-Term Equity Compensation

We grant stock options to our named executive officers, as we believe that such grants further our compensation objectives of aligning the interests of our named executive officers with those of our stockholders, encouraging long-term performance, and providing a simple and easy-to-understand form of equity compensation that promotes executive retention. We view such grants both as incentives for future performance and as compensation for past accomplishments.

We generally have used stock options, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased share price. Prior to this offering, all stock option grants were made pursuant to either our 1998 Stock Option Plan or our 2007 Stock Incentive Plan. Our Board of Directors determined the exercise price based on internal or third-party valuation reports. Following this offering, all option grants will be made pursuant to our 2009 Equity Incentive Plan. The exercise price of stock options will be based on the fair market value of our common stock on the grant date.

In lieu of receiving a stock option grant upon initial hire, our Chief Executive Officer purchased 2,000,000 shares of our common stock in September 2004. Our Chief Financial Officer did not receive an equity grant upon initial hire in 1998. Our other named executive officers received equity grants in connection with their initial hire. The number of stock options granted to our named executive officers in connection with their initial hire was determined based upon negotiations with each executive, represented the number necessary to recruit each executive from their then-existing positions and reflected our Board of Directors’ subjective evaluation of the executive’s experience and potential for future performance. We have made discretionary grants of equity compensation, from time to time, as determined by the Board of Directors or after its creation, the compensation committee, taking into consideration such factors as individual performance and competitive market conditions. The timing of any such equity grants was determined by the Board of Directors’ determination of achievement by the named executive officer, and not any effort to time the grants in coordination with changes in our stock price.

Stock Ownership Guidelines

We currently do not have stock ownership guidelines.

Perquisites and Other Benefits

As a general matter, we do not intend to offer perquisites or other benefits to any executive officer, including the named executive officers, with an aggregate value in excess of $10,000, because we believe we can provide better incentives for desired performance with compensation in the forms described above. We recognize that, from time to time, it may be appropriate to provide some perquisites or other benefits in order to attract, motivate and retain our executives, with any such decision to be reviewed and approved by the compensation committee as needed.

Our executive officers are eligible to participate in standard employee benefit plans, including medical, dental, vision, life and any other employee benefit or insurance plan made available to employees. We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code, or the Code. In general, all of our U.S. employees are eligible to participate in this plan. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to 90% or the statutory limit, $15,500 in 2008, whichever is less, and have the amount of the reduction contributed to the 401(k) plan. We made no matching contributions during 2008; however, we may add this benefit in the future for all employees.

Analysis of 2008 Compensation for Named Executive Officers

Base Salary

At the beginning of 2008, the base salary of our Chief Executive Officer, Mr. Jenkins, was $225,000 per year. At that time, Mr. Jenkins was only a part-time employee. In May 2008, Mr. Jenkins became a full-time employee and the Board of Directors increased his salary to $325,000 per year.

Prior to May 2008, Mr. John C. Thomas, Jr., our Chief Financial Officer, was paid by DARA for services he provided as our Chief Financial Officer. We reimbursed DARA for the costs of Mr. Thomas’ services under a management services arrangement. In May 2008, our Board of Directors approved an annual base salary for Mr. Thomas of $60,000 per year. Mr. Thomas is a part-time employee of the company.

Mr. Piferi, our Chief Operating Officer, became an employee of the company in December 2006. At that time, the Board of Directors set his base salary at $250,000 per year. Mr. Piferi’s 2008 base salary remained at $250,000 per year.

Mr. Oscar L. Thomas, our Vice President, Business Affairs, became an employee in April 2008. The Board of Directors set Mr. Thomas’ base salary at $175,000 based on negotiations between Mr. Thomas and Mr. Jenkins. Mr. Thomas received a signing bonus of $25,000 and is also entitled to receive guaranteed bonus payments equal to $12,500 per calendar quarter.

Ms. Carol J. Barbre our Vice President, Product Management, became an employee in May 2008. The Board of Directors set Ms. Barbre’s base salary at $175,000 based on negotiations between Ms. Barbre and Mr. Jenkins.

Annual Cash Bonuses

In February 2009, our compensation committee authorized the payment of a discretionary one-time annual bonus as follows:

Named Executive Officer	Discretionary Bonus
Kimble L. Jenkins	$75,000
John C. Thomas, Jr.	$18,000
Peter G. Piferi	$75,000

The bonuses were based upon recommendations made to the compensation committee by Mr. Jenkins. Mr. Jenkins described the performance of Messrs. Piferi and Thomas to the compensation committee and made a recommendation with respect to their annual bonus amounts. The compensation committee then discussed in executive session Mr. Jenkins’ recommendations for such named executive officers, including an annual bonus for Mr. Jenkins. After subjectively evaluating both the performance of the company and the individuals, the compensation committee awarded to our named executive officers the annual cash bonuses indicated above.

Long-Term Equity Compensation

Upon his initial hire in April 2008, Mr. Oscar L. Thomas received options to purchase 250,000 shares of our common stock at fair market value on the date of grant as determined by our Board of Directors. Upon her initial hire, Ms. Barbre received options to purchase 30,000 shares of our common stock at fair market value on the date of grant as determined by our Board of Directors. None of Messrs. Jenkins, John Thomas or Piferi received option grants in 2008 related to their services as employees of the company; however, both Messrs. Jenkins and John Thomas received option grants related to their service as directors in the same amounts as the other directors who served on our Board of Directors for the entirety of 2008.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to covered employees, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In general, we have determined that we will not seek to limit executive compensation so that all of such compensation is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and, as a result, our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Conclusion

The compensation committee believes that our executive leadership is a key element to our success and that the compensation package offered to our named executive officers is a key element in attracting and retaining the appropriate personnel.

The Board of Directors and, since its creation, the compensation committee each believes it has maintained compensation for our named executive officers at levels that are reflective of the talent and success of the individuals being compensated, and with the inclusion of additional compensation directly tied to performance, the compensation committee believes executive compensation will be sufficiently comparable to its industry peers to allow us to retain our key personnel at costs which are appropriate for us.

The compensation committee will continue to develop, analyze and review its methods for aligning executive officer’s long-term compensation with the benefits generated for stockholders. The compensation committee believes the idea of creating ownership helps align management’s interests with the interests of stockholders. The compensation committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the compensation committee feels it is necessary or appropriate as a measure to incent, retain and reward our named executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2008. We refer to these executive officers in this prospectus as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Kimble L. Jenkins	2008	$296,667	$75,000		$6,940	(3)	$3,005	$381,612
Chief Executive Officer and President

John C. Thomas, Jr.	2008	40,000	18,000		6,940	(4)	—	64,940
Chief Financial Officer

Peter G. Piferi	2008	250,000	75,000		—		2,475	327,475
Chief Operating Officer

Oscar L. Thomas	2008	122,051	59,750	(5)	23,333	(6)	3,005	208,139
VP, Business Affairs

Carol J. Barbre	2008	112,067	—		2,800	(7)	1,424	116,291
VP, Product Management

(1)	Amounts represent the compensation expense recognized by us during 2008 as computed in accordance with ASC Topic 718 disregarding any estimated forfeitures relating to service-based vesting conditions. There were no forfeitures during 2008. For a discussion of the assumptions made in the valuation of the awards, see note 7 to the Financial Statements.

(2)	These amounts consist of the group health premiums paid by us.

(3)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with ASC Topic 718 for: (a) an option to purchase 10,000 shares of our common stock issued to Mr. Jenkins on September 16, 2008; and (b) an option to purchase 10,000 shares of our common stock issued to Mr. Jenkins on November 8, 2008.

(4)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with ASC Topic 718 for: (a) an option to purchase 10,000 shares of our common stock issued to Mr. Thomas on September 16, 2008; and (b) an option to purchase 10,000 shares of our common stock issued to Mr. Thomas on November 8, 2008.

(5)	This bonus amount includes Mr. Thomas’ signing bonus of $25,000 and non-discretionary quarterly bonuses totaling $34,750, which were paid pursuant to Mr. Thomas’ employment letter.

(6)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with ASC Topic 718 for an option to purchase 250,000 shares of our common stock issued to Mr. Thomas on April 30, 2008.

(7)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with ASC Topic 718 for an option to purchase 30,000 shares of our common stock issued to Ms. Barbre on May 12, 2008.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan based awards in 2008 to our named executive officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options		Exercise Price Of Option Awards(1)(2)	Grant Date Fair Value of Option Awards
Kimble L. Jenkins	September 16, 2008	10,000	(2)	$2.41	$6,400
	November 8, 2008	10,000	(3)	2.41	6,500
John C. Thomas, Jr.	September 16, 2008	10,000	(2)	2.41	6,400
	November 8, 2008	10,000	(3)	2.41	6,500
Peter G. Piferi	—	—		—	—
Oscar L. Thomas	April 30, 2008	250,000	(4)	1.51	120,000
Carol J. Barbre	May 12, 2008	30,000	(4)	1.51	14,400

(1)	The exercise price of each stock option granted to our named executive officers is equal to the fair market value of one share of the underlying common stock on the grant date.

(2)	100% of this option vested immediately upon grant. This option was awarded in connection with the recipient’s service as a director.

(3)	This option was unvested upon grant. This option vested 100% on November 8, 2009, the one year anniversary of the grant date. This option was awarded in connection with the recipient’s service as a director.

(4)	One-third of the shares subject to this option are currently vested, and the remaining two-thirds vest ratably on the second and third anniversaries of the recipient’s hire date.

All the stock options granted to the named executive officers were granted under our 2007 Stock Incentive Plan. The compensation committee, which administers our 2007 Stock Incentive Plan, has general authority to accelerate, extend, or otherwise modify the benefits under the stock options in certain circumstances within overall plan and other limitations. The compensation committee has no present intention to exercise that authority with respect to these stock options.

Outstanding Equity Awards at December 31, 2008

The table below sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kimble L. Jenkins	386,500	(1)	—	(1)	$0.80	December 1, 2011
	20,000	(2)	—	(2)	0.80	March 28, 2017
	10,000	(3)	—	(3)	2.41	September 16, 2018
	10,000	(4)	—	(4)	2.41	November 8, 2018

John C. Thomas, Jr.	400,000	(5)	—	(5)	0.22	April 12, 2014
	20,000	(2)	—	(2)	0.80	March 28, 2017
	10,000	(3)	—	(3)	2.41	September 16, 2018
	10,000	(4)	—	(4)	2.41	November 8, 2018
Peter G. Piferi	200,000	(6)	100,000	(6)	0.80	December 1, 2017

Oscar L. Thomas	—	(7)	250,000	(7)	1.51	April 30, 2018

Carol J. Barbre	—	(8)	30,000	(8)	1.51	May 12, 2018

(1)	This warrant was immediately exercisable on the date of grant, December 1, 2006.

(2)	The vesting of shares subject to this option occurred on the date of grant, March 28, 2007.

(3)	The vesting of shares subject to this option occurred on the date of grant, September 16, 2008.

(4)	The vesting of shares subject to this option occurred on the one year anniversary of the date of grant, November 8, 2009.

(5)	The vesting of shares subject to this option occurred on the date of grant, April 12, 2004.

(6)	One-third of the shares subject to this option vested upon the one year anniversary of Mr. Piferi’s hire date, December 1, 2007, one-third vested on the second year anniversary, December 1, 2008, and the remaining one-third vested on December 1, 2009.

(7)	One-third of the shares subject to this option vested on the one year anniversary of Mr. Thomas’ hire date, April 18, 2009, the remaining shares subject to this option will vest ratably on the two and three year anniversaries of Mr. Thomas’ hire date, April 18, 2010 and April 18, 2011. However, in the event of a “change in control,” as that term is define in our 2007 Stock Incentive Plan, this option will fully vest immediately prior to the occurrence of the “change in control.”

(8)	One-third of the shares subject to this option vested on the one year anniversary of Ms. Barbre’s hire date, May 12, 2009, the remaining shares subject to this option will vest ratably on the two and three year anniversaries of Ms. Barbre’s hire date, May 12, 2010 and May 12, 2011. However, in the event of a “change in control,” as that term is define in our 2007 Stock Incentive Plan, this option will fully vest immediately prior to the occurrence of the “change in control.”

Option Exercises

None of our named executive officers exercised stock options in 2008.

Employment Agreements

Currently, each of our named executive officers is an “at-will” employee; however some of them have employment letters setting forth the basic terms of their employment. In connection with this offering, the compensation committee is considering the advisability of entering into formal employment agreements with each of our named executive officers.

Potential Payments Upon Change in Control

The following table sets forth the benefits payable to our named executive officers based upon a hypothetical change in control date of December 31, 2008. Our compensation committee may, in its discretion, revise, amend, or add to the benefits if it deems advisable.

Name	Benefit	Change in Control
Kimble L. Jenkins	Stock option acceleration(1)	$—
John C. Thomas, Jr.	Stock option acceleration(1)	—
Peter G. Piferi	Stock option acceleration(1)	—
Oscar L. Thomas	Stock option acceleration(1)	225,000
Carol J. Barbre	Stock option acceleration(1)	27,000

(1)	Stock option acceleration is calculated as the intrinsic value of the unvested options on December 31, 2008. The intrinsic value is calculated as the difference between the market value of our common stock as of December 31, 2008, and the exercise price of the stock option. The fair market value as of December 31, 2008, is deemed to have been $2.41 per share.

For purposes of these benefits, a change in control is deemed to occur, in general, if (a) a stockholder or group of stockholders acquires 50% or more of the total fair market value or the total voting power of our outstanding capital stock, or (b) a majority of the members of the Board of Directors are replaced in any twelve month period by directors whose election is not endorsed by a majority of the members of the Board of Directors prior to the date of the election.

Benefit Plans

1998 Stock Option Plan

We adopted the 1998 Stock Option Plan on June 24, 1998 to enable us to attract, retain and motivate our officers, directors, employees and consultants. Of the 1,500,000 shares of common stock that were eligible for issuance pursuant to awards made under this plan, 1,180,000 shares of common stock were subject to options outstanding as of November 30, 2009. As of such date, the outstanding options had a weighted average exercise price of $0.36 per share and had expiration dates ranging from January 1, 2010 to October 21, 2014. We terminated this plan, effective June 24, 2008, with respect to future grants such that no new options may be awarded under this plan.

2007 Stock Incentive Plan

We adopted the 2007 Stock Incentive Plan on March 28, 2007 to enable us to attract, retain and motivate our officers, directors, employees and consultants. Of the 2,500,000 shares of common stock that were eligible for issuance pursuant to awards made under this plan, 1,214,167 shares of common stock were subject to options outstanding as of November 30, 2009. As of such date, the outstanding options had a weighted average exercise price of $1.35 per share and had expiration dates ranging from March 28, 2017 to August 20, 2019. Although this plan remains in effect and options under the plan remain outstanding, we will cease making awards under the plan as of the adoption and effectiveness of our 2009 Equity Incentive Plan.

2009 Equity Incentive Plan

We intend to adopt a 2009 Equity Incentive Plan, or the 2009 Plan. The principal purpose of the 2009 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The 2009 Plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

This following summary is qualified in its entirety by reference to the text of the 2009 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Eligibility.    Awards may be granted under the 2009 Plan to officers, directors (including non-employee directors) and other employees of our company or any of our subsidiaries or other affiliates, to any individual who is an advisor, consultant or other provider of services to us or any of our subsidiaries or other affiliates and to any other individuals who are approved by our Board of Directors as eligible to participate in the plan. Only our employees or those of any of our subsidiaries are eligible to receive incentive stock options.

Administration, Amendment and Termination.    Our compensation committee will have the power and authority to administer the 2009 Plan. The compensation committee will have the authority to interpret the terms and intent of the 2009 Plan, determine eligibility for and terms of awards for participants and make all other determinations necessary or advisable for the administration of the 2009 Plan. To the extent permitted by law, our compensation committee may delegate authority under the 2009 Plan to our Chief Executive Officer or to our other executive officers under conditions and limitations the compensation committee may establish.

The compensation committee may amend, suspend or terminate the 2009 Plan at any time with respect to any shares of common stock as to which awards have not been made. No such action may amend the 2009 Plan without the approval of stockholders if the amendment is required to be submitted for stockholder approval by applicable law, rule or regulation.

Awards.    Awards under the 2009 Plan may be made in the form of: options, SARs, stock awards, restricted share units, cash bonuses or other incentive award granted under the 2009 Plan, whether singly, in combination, or in tandem. Any of the foregoing awards may be made subject to attainment of performance goals over any applicable performance period.

Shares Subject to the Plan.    Following this offering, the aggregate number of shares of our common stock that may be issued initially pursuant to stock awards under the 2009 Plan is              shares. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2009 Plan is             . Shares issued under the 2009 Plan may be authorized but unissued shares or treasury shares. Any shares covered by an award, or portion of an award, granted under the 2009 Plan that is forfeited or canceled, expires or is settled in cash will be deemed not to have been issued for purposes of determining the maximum number of shares available for issuance under the 2009 Plan.

Adjustment of Shares Subject to 2009 Plan.    In the event of certain changes in our capitalization, the compensation committee will adjust, among other award terms, the number and kind of shares or property that may be delivered in connection with awards and the exercise price, grant price or purchase price relating to any award in such manner as the compensation committee determines to be necessary to prevent dilution or enlargement of the rights of participants.

Effect of a Change in Control.    Unless otherwise determined by the compensation committee prior to the “change in control,” in the event of a “change in control”, as defined in the 2009 Plan:

•	all stock options, including those awarded to our non-employee directors, and SARs granted under the 2009 Plan will fully vest;

•	all restrictions will lapse and the awards subject to those restrictions will fully vest;

•	the value of all vested awards will be cashed out at the “change in control price” as defined in the 2009 Plan; and

•

there will be a pro rata payout to participants based upon an assumed achievement of all relevant targeted performance goals or measures and upon the length of time within the performance period that has elapsed prior to the change in control.

A “change in control” will occur if:

•	any person becomes the beneficial owner of 50% or more of our voting securities;

•	after a merger or other similar transaction, the majority of our stockholders prior to the transaction are no longer a majority of our stockholders after the transaction; or

•

our directors cease to constitute a majority of the Board of Directors during any given two year period unless at least 2/3 of the directors in office at the beginning of that period approved the nomination of any new director.

The compensation committee may provide in any agreement under the 2009 Plan for different provisions to apply to an award other than those described above.

Corporate Performance Objectives.    Section 162(m) of the Code limits public companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their Chief Executive Officer and, based on recent IRS interpretation, the three most highly compensated executive officers determined at the end of each year. Performance-based compensation is excluded from this limitation. The 2009 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) at such time as the 2009 Plan becomes subject to Section 162(m).

Key Personnel Incentive Program

We have adopted the Key Personnel Incentive Program to enable us to provide certain key employees and consultants with financial rewards in the event of our sale. In the event of our sale, we will allocate funds to a bonus pool for the participants in this program. Participants are selected by the committee of our Board of Directors responsible for administering the program, which is now our compensation committee. The aggregate size of the bonus pool will be determined as follows:

•

If the “net proceeds”, as described below, from a sale transaction exceed $50,000,000, the aggregate bonus pool will equal the lesser of (1) $3,000,000 or (2) 6% of the amount by which the “net proceeds” exceed $50,000,000.

•	If the “net proceeds” from a sale transaction do not exceed $50,000,000, the aggregate bonus pool will equal $0.

The “net proceeds” will be the portion of the aggregate cash and non-cash consideration paid or payable in connection with the consummation of the sale transaction that is distributed, or otherwise available for distribution, to holders of our common stock.

Currently, the participants in the pool are Paul A. Bottomley and Parag Karmarkar, each with a 33 1/3% interest, with the remainder being unallocated. Unless extended by the compensation committee, this program will terminate on September 14, 2011.

401(k) Plan

We offer a 401(k) Plan pursuant to Section 401(k) of the Internal Revenue Code. All full time United States employees are eligible to participate in the plan. The plan permits pretax contributions by participants not to exceed annual amounts allowable under the Code. Participants are fully vested in their contributions.

Limitations on Directors’ Liability and Indemnification Agreements

As permitted by Delaware law, we have adopted provisions in our certificate of incorporation and bylaws, both of which will become effective upon the completion of this offering, that limit or eliminate the personal liability of directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, a director exercise an informed business judgment based on all material information reasonably available to him or her. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director’s liability under federal securities laws. Our certificate of incorporation that will become effective upon the completion of this offering also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Delaware law, our bylaws also provide that:

•	we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law;

•	we may advance expenses to our directors, officers, employees and other agents in connection with a legal proceeding to the fullest extent permitted by law; and

•	the rights provided in our bylaws are not exclusive.

We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained such insurance.

In addition to the indemnification provided for in our certificate of incorporation and bylaws, we intend to enter into separate indemnification agreements with each of our directors and executive officers, which may be broader than the specific indemnification provisions contained in Delaware law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Prior to the completion of this offering, we will adopt a related person transactions policy to be effective upon completion of this offering pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our audit committee, other independent committee of our Board of Directors or the full Board of Directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000 must be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees required to report to our audit committee any such related person transaction. In approving or rejecting the proposed agreement, our audit committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. After consideration of these and other factors, the audit committee may approve or reject the transaction. Under the policy, if we should discover related person transactions that have not been approved, the audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

The following is a description of transactions since January 1, 2008 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our executive officers, directors and principal stockholders, including their immediate family members had or will have a direct or indirect material interest.

On September 1, 2004, Mr. Jenkins, our Chief Executive Officer, purchased 2,000,000 shares of our common stock for an aggregate purchase price of $480,000. Mr. Jenkins paid the purchase price by delivering to us a promissory note in the principal amount of $480,000, and Mr. Jenkins pledged the purchased shares as security for the note. The note was amended and restated on September 30, 2008 to extend the maturity date. As of August 31, 2009, the outstanding balance on this loan was approximately $588,000 (including approximately $108,000 of accrued interest). On December 22, 2009, we purchased 266,608 shares of our common stock from Mr. Jenkins for an aggregate purchase price of $642,525. We paid a portion of the aggregate purchase price, approximately $594,687, by cancelling Mr. Jenkins’ promissory note and the remainder will be paid in cash. Also, on December 22, 2009, we issued to Mr. Jenkins options to purchase 266,608 shares of our common stock at an exercise price of $2.41 per share.

Between January 2006 and August 2007, Boston Scientific, one of our 5% common stockholders and the employer of one of our directors, loaned us $1,500,000 in six equal quarterly installments pursuant to a convertible promissory note. This note matured on June 30, 2008, at which time Boston Scientific converted the note into 1,671,838 shares of our common stock and a warrant to purchase 1,671,838 shares of our common stock, which warrant has since expired. As such, we have no remaining obligations under the note.

On January 30, 2009, we repurchased 500,000 shares of our common stock from DARA, one of our 5% common stockholders, for $500,000. In connection with this repurchase, we also loaned $500,000 to DARA pursuant to a secured promissory note, which bears interest at 8% annually and becomes due and payable on July 31, 2010. The secured promissory note is collateralized by 500,000 shares of our common stock held by DARA. As of August 31, 2009, the outstanding balance on this note was approximately $523,300.

On October 16, 2009, Boston Scientific loaned us $2,000,000 pursuant to the terms of a convertible promissory note. During the 90 days following the initial advance, Boston Scientific agreed to extend additional loans not to exceed $750,000 per month or $2,250,000 in the aggregate based on fullfilment of certain closing conditions at the time of extending each additional loan. As of December 18, 2009, the total principal amount borrowed is $3,500,000. Interest on the loans accrues at 10% per annum and compounds annually. The Boston Scientific loans are secured by a first priority security interest in all of our assets. Each loan matures on the second anniversary of the date on which the funds from that loan were advanced. At the option of Boston Scientific, these loans are convertible into one share of our preferred stock for every $2.00 of principal and interest outstanding at the time of conversion. To the extent that Boston Scientific has not exercised its conversion right prior to the completion of this offering, Boston Scientific will no longer have the right to convert the notes into shares of stock.

In addition to the disclosure above, the terms of the Key Personnel Incentive Plan, which is more fully described in the section entitled “Benefit Plans—Key Personnel Incentive Plan,” is incorporated and restated herein.

Third Amended and Restated Investors Rights’ Agreement

Pursuant to our Third Amended and Restated Investors Rights’ Agreement, or Rights Agreement, certain of our stockholders and their affiliates and transferee have registration rights. Pursuant to the Rights Agreement, holders of registrable shares may require us, on not more than two occasions at any time beginning six months from the date of the closing of this offering, to file a registration statement under the Securities Act to register for resale their shares of common stock. As of August 31, 2009, the holders of approximately 23,600,000 shares of our common stock or convertible preferred stock are parties to the Rights Agreement. For more information concerning the Rights Agreement, please see “Description of Capital Stock—Registration Rights.”

Indemnification Agreements

Prior to this offering, we expect to enter into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. See “Management—Limitations on Directors’ Liability and Indemnification Agreements.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of December 22, 2009 regarding the beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, who is known by us to own beneficially five percent or more of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all our directors and executive officers as a group.

The number of shares owned and percentage ownership in the following table is based on 21,320,440 shares of common stock outstanding on December 22, 2009, the effectuation of the 1-for-             reverse stock split, the conversion of all outstanding shares of our preferred stock into              shares of common stock and the issuance of              shares in this offering. The information assumes no exercise of Rodman’s over-allotment option or warrant.

Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise indicated below, the address of each officer, director and five percent stockholder listed below is c/o SurgiVision, Inc., One Commerce Square, Suite 2550, Memphis, TN 38103.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of December 22, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Beneficial Owner (Name and Address)	Number of Shares Owned	Percentage of Shares Outstanding
		Before Offering	After Offering
5% Stockholders
Entities affiliated with Boston Scientific Neuromodulation Corporation(1) One Boston Scientific Plaza Natick, MA 01760	3,469,304	11.2%	%
DARA Pharmaceuticals, Inc.(2) 8601 Six Forks Road, Suite 160 Raleigh, NC 27615	2,554,970	8.6
Bruce Conway(3) 5514 Wenonah Dr Dallas, TX 75209	2,001,907	6.8
Directors and Named Executive Officers
Kimble L. Jenkins(4)	2,431,500	8.2
John C. Thomas, Jr.(5)	760,923	2.6
Lenox D. Baker(6)	70,000	*	*
Paul A. Bottomley(7)	478,665	1.6
Charles E. Koob(8)	105,000	*	*
Wendelin C. Maners(9)	25,000	*	*
Peter G. Piferi(11)	300,000	1.0	*
Oscar L. Thomas(12)	83,334	*	*
Carol J. Barbre(13)	10,000	*	*
Michael M. Moore(14)	10,000	*	*
All executive officers and directors as a group (10 persons)(14)	4,274,422	13.7

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Includes 1,772,466 shares issuable upon the conversion of convertible promissory notes, the outstanding balance of which, including principal and accrued interest, was approximately $3,544,932 as of December 22, 2009. Also includes 25,000 shares that Ms. Maners has the right to acquire through the exercise of options, which she holds for the benefit of Boston Scientific Neuromodulation Corporation. Pursuant to the terms of the Stockholders’ Agreement, which terminates upon closing of this offering, Boston Scientific Neuromodulaton Corporation designated Ms. Maners as their nominee to serve on our Board of Directors.

(2)	Includes 405,000 shares that DARA Pharmaceuticals, Inc. has the right to acquire through the exercise of warrants.

(3)	Includes 25,000 shares jointly held with his spouse and 100,000 shares held solely by his spouse.

(4)	Includes 386,500 shares that Mr. Jenkins has the right to acquire through the exercise of warrants and 40,000 shares that Mr. Jenkins has the right to acquire through the exercise of options.

(5)	Includes 72,740 shares held by a family limited partnership of which Mr. Thomas is the general partner, 364 shares owned by Mr. Thomas’ daughter, and 440,000 shares that Mr. Thomas has the right to acquire through the exercise of stock options. Does not include 727 shares beneficially owned by Mr. Thomas’ spouse of which Mr. Thomas disclaims beneficial ownership.

(6)	Includes 70,000 shares that Dr. Baker has the right to acquire through the exercise of options.

(7)	Includes 290,000 shares that Dr. Bottomley has the right to acquire through the exercise of options.

(8)	Includes 80,000 shares jointly held with his spouse and 25,000 shares that Mr. Koob has the right to acquire through the exercise of options.

(9)	Includes 25,000 shares that Ms. Maners has the right to acquire through the exercise of options. Ms. Maners holds her options for the benefit of Boston Scientific Neuromodulation Corporation. Pursuant to the terms of the Stockholders’ Agreement, which terminates upon closing of this offering, Boston Scientific Neuromodulaton Corporation designated Ms. Maners as its nominee to serve on our Board of Directors.

(10)	Includes 300,000 shares that Mr. Piferi has the right to acquire through the exercise of options.

(11)	Includes 83,334 shares that Mr. Thomas has the right to acquire through the exercise of options.

(12)	Includes 10,000 shares that Ms. Barbre has the right to acquire through the exercise of options.

(13)	Includes 10,000 shares that Mr. Moore has the right to acquire through the exercise of options.

(14)	Includes 1,679,834 shares exercisable through the exercise of options or warrants and 72,740 held by an entity controlled by an executive officer and director.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock gives effect to the amendment and restatement of our certificate of incorporation and bylaws, which will occur before the closing of this offering, a 1-for-             reverse stock split, which will occur before the closing of this offering, and the conversion of our preferred stock into             shares of common stock, which will occur upon the closing of this offering, as if such conversion had occurred on November 30, 2009.

Upon completion of this offering, our authorized capital stock will consist of             shares of common stock, $0.01 par value per share, and             shares of preferred stock, $0.01 par value per share.

Common Stock

Outstanding Shares

As of November 30, 2009, we had 21,320,440 shares of common stock outstanding and 7,965,000 shares of preferred stock issued and outstanding that are convertible into 7,965,000 shares of common stock. As of November 30, 2009, we had 475 stockholders, assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock. In addition, as of November 30, 2009, options and warrants to purchase 4,036,344 shares of common stock were issued and outstanding. Based on our outstanding capital stock as of November 30, 2009, upon the completion of this offering, there will be             shares of common stock outstanding assuming no exercise of the Rodman’s over-allotment option or exercise of outstanding stock options or warrants.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

Upon the closing of this offering, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 30,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of SurgiVision and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Registration Rights

Demand and Form S-3 Registration Rights

Pursuant to the Rights Agreement, at any time beginning six months after the consummation of this offering, the holders of approximately 23,600,000 shares of our common stock or preferred stock convertible into common stock, or registrable shares, will have the right to require us to register the registrable shares under the Securities Act under specified circumstances. We will not be required to effect a demand registration for 120 days following the effectiveness of a registration statement relating to an underwritten public offering of our securities. Under specified circumstances, we also have the right to defer filing of a requested registration statement for a period of not more than 120 days, which right may not be exercised more than twice during any period of 12 consecutive months. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

If we are eligible to file a registration statement on Form S-3, each holder of registrable shares of our common stock has the right to demand that we file additional registration statements, including a shelf registration statement, for such holders on Form S-3. We will not be required to effect more than four demand registrations in total, of which no more than two may be required to be effected by us at any time after the second anniversary of this offering and then only on Form S-3.

Piggyback Registration Rights

Pursuant to the Rights Agreement, at any time beginning six months after the consummation of this offering, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, debt securities, or corporate reorganizations, the holders of registrable shares are entitled to notice of the registration and have the right to include their registrable shares in such registration. As of November 30, 2009, the holders of approximately 23,600,000 shares of our common stock and preferred stock convertible into common stock will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

Expenses of Registration

We are required to pay all expenses relating to any demand or piggyback registration, other than underwriting discounts and commissions.

Delaware Anti-Takeover Law and Certain Provisions of our Certificate of Incorporation and Bylaws

Delaware Law

We are governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation that will become effective upon the completion of this offering will:

•	provide for a staggered Board of Directors;

•

permit our Board of Directors to issue shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provide that special meetings of our stockholders may be called only by the chairman of the Board of Directors, our Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Nasdaq Capital Market Listing

We intend to apply to the Nasdaq Capital Market to quote our common stock under the proposed trading symbol “SRGV”.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is expected to be     . The transfer agent’s address is     .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Market sales of shares or the availability of shares for sale may decrease the market price of our common stock prevailing from time to time. As described below, only a portion of our outstanding shares of common stock will be available for sale shortly after this offering due to contractual and legal restrictions to resale. Nevertheless, sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon completion of this offering,              shares of common stock will be outstanding, assuming no exercise of Rodman’s warrant or over-allotment option and no exercise of warrants or options and no conversion of convertible securities. All of the shares sold in this offering will be freely tradable. Except as set forth below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market roughly as follows:

Date of Availability of Sales	Approximate Number of Shares
As of the date of this prospectus
90 days after the date of this prospectus
180 days after the date of this prospectus, although a portion of such shares will be subject to volume limitations pursuant to Rule 144

Rule 144

Rule 144 provides that non-affiliates that have held restricted securities of a reporting company for at least six months and have not had an affiliate relationship with us during the preceding three months may sell their securities without restriction or limitation, other than that Rule 144’s public information requirements must be satisfied during the six months following satisfaction of the six-month holding period requirement. Rule 144 permits affiliates that have held restricted securities for at least six months to sell such restricted securities in accordance with the traditional conditions of Rule 144, including the current public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, a substantial portion of the shares issued under Rule 701 will be subject to lock-up agreements and will only become eligible for sale at the expiration of such agreements.

Lock-Up Agreements

Upon completion of this offering, each of our officers, directors and 5% holders will have agreed, subject to specified exceptions, that, without the prior written consent of Rodman, they will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire our capital stock for a period of 180 days from the date of this prospectus. Rodman may, in its sole discretion, permit early release of shares subject to the lock-up agreements.

Registration Rights

Upon completion of this offering, the holders of the registrable shares, or their transferees, will be entitled to registration rights with respect to the registrable shares under the Securities Act. Registration of the registrable shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration. See “Description of Capital Stock—Registration Rights.”

Stock Options

Immediately after this offering, we intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the lock-up agreements described above, be available for sale in the open market.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-UNITED STATES HOLDERS OF COMMON STOCK

The following is a summary of some United States federal income and estate tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering by a holder that, for United States federal income tax purposes, is not a “United States person,” as we define that term below. A beneficial owner of our common stock who is not a United States person is referred to below as a “non-United States holder.” This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial opinions, administrative pronouncements and published rulings of the United States Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in United States federal tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no complete assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

This summary is limited to non-United States holders who purchase shares of our common stock issued pursuant to this offering and who hold our common stock as a capital asset for United States federal income tax purposes. This summary also does not address the tax considerations arising under the laws of any state, local or non-United States jurisdiction, or under United States federal estate or gift tax laws, except as specifically described below. In addition, this summary does not address tax considerations that may be applicable to an investor’s particular circumstances nor does it address the special tax rules applicable to special classes of non-United States holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes;

•	United States expatriates;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons that will hold common stock as a position in a hedging transaction, “straddle,” “conversion,” or other integrated transaction for tax purposes.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of shares of our common stock.

For purposes of this discussion, a United States person means a person who is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation, including any entity treated as a corporation for United States federal income tax purposes created or organized under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if its administration is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all of its substantial decisions, or other trusts considered United States persons for United States federal income tax purposes.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

If distributions are paid on shares of our common stock, the distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our common stock. Any remainder will constitute gain on the common stock. Dividends paid to a non-United States holder generally will be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, the benefits of which a non-United States holder is eligible. If the dividend is effectively connected with the non-United States holder’s conduct of a trade or business in the United States or, if a tax treaty requires, attributable to a United States permanent establishment maintained by such non-United States holder, the dividend will not be subject to any withholding tax, provided certification requirements are met, as described below, but will be subject to United States federal income tax imposed on net income on the same basis that applies to United States persons generally. A corporate holder under certain circumstances also may be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, the benefits of which a non-United States holder is eligible, on a portion of its effectively connected earnings and profits for the taxable year. Non-United States holders should consult their own tax advisors regarding the potential applicability of any income tax treaty.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-United States holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. Non-United States holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Gain on Disposition

A non-United States holder generally will not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of shares of our common stock unless any one of the following is true:

•

the gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a United States permanent establishment or a fixed base maintained by such non-United States holder;

•	the non-United States holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes at any time during the shorter of (1) the period during which you hold our common stock or (2) the five-year period ending on the date you dispose of our common stock.

We believe that we are not currently, and will not become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, we cannot assure you that we will not become a USRPHC in the future. As a general matter, as long as our common stock is regularly traded on an established securities market, however, it will not be treated as a United States real property interest with respect to any non-United States holder that holds no more than 5% of such regularly traded common stock. If we are determined to be a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a non-United States holder from a disposition of our common stock, and the non-United States holder generally will be taxed on its net gain derived from the disposition at the graduated United States federal income tax rates applicable to United States persons.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally but will generally not be subject to withholding. Corporate holders also may be subject to a branch profits tax on such gain. Gain described in the second bullet point above will be subject to a flat 30% United States federal income tax, which may be offset by certain United States source capital losses. Non-United States holders should consult any potentially applicable income tax treaties that may provide for different rules.

United States Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who at the time of death is a non-United States holder are considered United States situs assets and will be included in the individual’s estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently at a 28% rate of tax) may apply to dividends paid with respect to our common stock and to proceeds from the sale or other disposition of our common stock. If we cannot determine whether a distribution will qualify as a dividend, in whole or in part, at the time the distribution is made, then the distribution will be subject to backup withholding. In certain circumstances, non-United States holders may avoid information reporting and backup withholding if they certify under penalties of perjury as to their status as non-United States holders or otherwise establish an exemption and certain other requirements are met. Non-United States holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-United States holder can be refunded or credited against the non-United States holder’s United States federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

UNDERWRITING

Rodman & Renshaw, LLC, or Rodman, is acting as the sole managing underwriter of this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, Rodman has agreed to purchase, and we have agreed to sell to them, all shares of common stock offered by this prospectus.

Nature of Underwriting Commitment

Rodman is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of Rodman to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. Rodman is obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the over-allotment option described below, unless and until the option is exercised. Rodman initially proposes to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. Rodman may allow, and the dealers may reallow, a discount not in excess of $             per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

Option to Purchase Additional Shares

We have granted to Rodman an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional shares of common stock at the public offering price, less underwriting discounts and commissions. Rodman may exercise this option, in whole or in part, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the over-allotment option is exercised in full, the total price to the public would be $            , the total underwriter discounts and commissions would be $             and the total proceeds to us would be $            .

Discounts and Commissions

The following table shows the per share and total underwriting discounts and commissions that we are to pay to Rodman in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition, we estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be approximately $             million.

We have agreed to pay Rodman a non-accountable expense allowance equal to 1% of the public offering price or $            . We have also agreed to issue to Rodman a common stock purchase warrant to purchase up to              shares of our common stock. The warrant will have an exercise price equal to $             per share. The warrant is exercisable commencing one (1) year after the effective date of the registration statement of which the prospectus forms a part, and will be exercisable for four (4) years thereafter. The warrant also provides for unlimited

“piggyback” registration rights at our expense with respect to the underlying shares of common stock. Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA, and in particular Rule 5110, the warrant (and underlying shares) issued to Rodman may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of the Rodman as long as the warrants (and underlying shares) remain subject to the lockup.

Lock-ups

We, all of our directors and officers and 5% stockholders have agreed that, subject to specified exceptions, without the prior written consent of Rodman, we and they will not, during the period beginning on the date of this prospectus and ending 180 days thereafter:

•

offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock; or

•	make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraphs do not apply to:

•	the sale by us of shares to the underwriter in connection with the offering;

•	options issued pursuant to employee benefit plans;

•

transactions by any person other than us relating to shares of common stock or other securities convertible or exchangeable into common stock acquired in open market transactions after the completion of the offering of the shares; or

•

the transfer of shares of common stock or any security convertible or exchangeable into shares of common stock as a bona fide gift, as a distribution to general or limited partners, stockholders, members or affiliates of our stockholders, or by will or intestate succession to a member of the immediate family of our stockholders, or to a trust for the benefit of such immediate family member.

With respect to the last bullet, it shall be a condition to the transfer or distribution that the transferee provide prior written notice of such transfer or distribution to Rodman, execute a copy of the lock-up agreement, that no filing by any donee or transferee with the SEC shall be required or shall be made voluntarily in connection with such transfer or distribution, other than a filing on Form 5, and no such transfer or distribution may include a disposition for value.

Stabilization

In order to facilitate this offering of common stock, Rodman may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, Rodman may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by Rodman under the over-allotment option. Rodman can close out a covered short sale by exercising the over- allotment option or by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, Rodman will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. Rodman may also sell shares in excess of the over-allotment option, creating a naked short position. Rodman must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if Rodman is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, Rodman may bid for and purchase shares of common stock in the open market. Finally, Rodman may reclaim selling concessions allowed for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. Rodman is not required to engage in these activities and may end any of these activities at any time.

Other Terms

We will apply to have our common stock approved for quotation on the Nasdaq Capital Market under the symbol “SRGV.”

We and Rodman have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be determined by negotiations between us and Rodman. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general; sales, earnings and other financial operating information in recent periods; and the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares may not develop, and it is possible that after the offering the shares will not trade in the market above their initial offering price. A prospectus in electronic format may be made available on a web site maintained by Rodman, and Rodman may distribute prospectuses electronically.

Foreign Regulatory Restrictions on Purchase of Our Common Stock

We have not taken any action to permit a public offering of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of the prospectus outside the United States. In addition to the public offering of our common stock in the United States, Rodman may, subject to applicable foreign laws, also offer our common stock to certain institutions or accredited persons in the following countries:

Italy

The offering of shares of common stock pursuant to this prospectus has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common stock or distribution of copies of this prospectus or any other document relating to our common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany

The offering of our common stock is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our common stock in or out of the Federal Republic of Germany. Our common stock is not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. This prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our common stock will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France

Our common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been, and will not be, submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common stock offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece

This prospectus has been submitted for approval by the SEC and not the Greek Capital Market Committee. All information contained in this prospectus is true and accurate. The offering of our common stock does not constitute an initial public offering in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the person or entity to which it has been addressed to by us and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer of ordinary shares, which is being reviewed for approval only by the SEC, and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not in the offering pursuant to this prospectus.

Switzerland

This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The ordinary shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom

In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person in accordance with clause (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA; and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common stock offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden

Neither this prospectus nor the common stock offered hereunder has been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares of common stock offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of this prospectus may not in any way forward this prospectus to the public in Sweden.

Norway

This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly, be distributed to Norwegian potential investors.

Denmark

This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock pursuant to this prospectus will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands

Rodman may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiary, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus

Rodman has represented, warranted and agreed that: (i) it will not be providing from or within Cyprus any “Investment Services,” “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL,) in relation to the shares of common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Rodman has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Israel

The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority, or ISA. The shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman

For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman, or Oman, as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. Rodman is neither a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor a bank licensed by the Central Bank of Oman to provide investment banking services in Oman. Rodman does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates

This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Our management and Rodman represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or PRC, and our common stock may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana

We hereby represent and warrant that we have not offered for sale or sold, and will not offer or sell, directly or indirectly our common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the shares of common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of our common stock are made. Any resale of our common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

Representations of Purchasers

By purchasing ordinary shares in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•

the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase the common stock offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our common stock, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

VALIDITY OF THE COMMON STOCK

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee. Certain legal matters will be passed upon for the underwriters by Andrews Kurth LLP, Austin, Texas.

EXPERTS

The financial statements of SurgiVision, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 appearing in this prospectus and registration statement, have been audited by Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to SurgiVision, Inc. and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at http://www.surgivision.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

SurgiVision, Inc.

Page
Report of Independent Registered Public Accounting Firm—Cherry, Bekaert & Holland, L.L.P.	F-2
Balance Sheets as of August 31, 2009 (unaudited), December 31, 2008 and 2007	F-3
Statements of Operations for the eight months ended August 31, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006	F-4
Statements of Stockholders’ Equity (Deficit) for the eight months ended August 31, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006	F-5
Statements of Cash Flows for the eight months ended August 31, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006	F-6
Notes to Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

SurgiVision, Inc.

We have audited the accompanying balance sheets of SurgiVision, Inc., a Delaware corporation (the “Company”), as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2008, 2007, and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of SurgiVision, Inc. as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years ended December 31, 2008, 2007, and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company incurred net losses during the three years ended December 31, 2008 of approximately $9,300,000 and will require additional financing to fund the continued development of products subject to its technologies. The availability of such financing cannot be assured. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 3. The financial statements do not include any adjustments with respect to the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

/s/ Cherry Bekaert & Holland, L.L.P.

Tampa, Florida

December 22, 2009

SURGIVISION, INC.

Balance Sheets

	August, 31 2009	December 31,
		2008	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,976,879	$9,920,801	$3,611,814
Due from related parties	113,347	8,317	—
Inventory	282,940	—	—
Prepaid expenses and other current assets	86,972	21,440	—

Total current assets	2,460,138	9,950,558	3,611,814

Furniture, software and equipment, net	1,040,430	860,506	79,208
Licenses	69,000	81,000	—
Deposits	57,970	63,296	39,070

Total assets	$3,627,538	$10,955,360	$3,730,092

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$640,255	$1,034,622	$430,647
Convertible note payable	—	—	1,105,262
Deferred revenue	2,600,000	2,600,000	62,500

Total current liabilities	3,240,255	3,634,622	1,598,409
Deferred revenue	6,716,667	8,450,000	—

Total liabilities	9,956,922	12,084,622	1,598,409

Commitments and contingencies (Notes 2, 5 and 10)	—	—	—

Stockholders' equity (deficit)
Convertible preferred stock Series A; $.01 par value; 8,000,000 shares authorized and 7,965,000 shares issued and outstanding	7,965,000	7,965,000	7,965,000
Common stock, $.01 par value; 50,000,000 shares authorized; 21,820,440 (2009), 21,807,107 (2008) and 20,135,269 (2007) issued; 21,320,440 (2009), 21,807,107 (2008) and 20,135,269 (2007) outstanding	218,205	218,071	201,353
Additional paid-in capital	25,593,754	25,490,092	23,888,910
Treasury stock, at cost, 500,000 shares (2009)	(500,000)	—	—
Notes receivable, stockholders	(1,111,353)	(573,620)	(551,961)
Accumulated deficit	(38,494,990)	(34,228,805)	(29,371,619)

Total stockholders' equity (deficit)	(6,329,384)	(1,129,262)	2,131,683

Total liabilities and stockholders' equity (deficit)	$3,627,538	$10,955,360	$3,730,092

See notes to financial statements.

SURGIVISION, INC.

Statements of Operations

	Eight Months Ended August 31,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Revenues and other credits
License	$1,733,333	$1,083,333	$1,950,000	$—	$—
Consulting	—	62,500	62,500	62,500	—
Incentive payments	—	75,000	75,000	—	—
Reimbursable research and development	113,347	417,531	435,099	—	—
Gain on settlement of accounts payable	—	—	—	—	483,917

	1,846,680	1,638,364	2,522,599	62,500	483,917

Operating costs and expenses:
Research and development costs	4,352,946	2,613,697	4,258,492	2,098,672	620,297
General and administrative expenses	1,840,220	1,448,197	2,920,311	1,413,369	525,323

Total operating costs and expenses	6,193,166	4,061,894	7,178,803	3,512,041	1,145,620

Loss from operations	(4,346,486)	(2,423,530)	(4,656,204)	(3,449,541)	(661,703)

Other income (expense):
Interest income (expense), net	80,301	(258,224)	(200,982)	(185,096)	(132,847)

Loss before income taxes	(4,266,185)	(2,681,754)	(4,857,186)	(3,634,637)	(794,550)
Income taxes	—	—	—	—	—

Net loss	$(4,266,185)	$(2,681,754)	$(4,857,186)	$(3,634,637)	$(794,550)

See notes to financial statements.

SURGIVISION, INC.

Statements of Stockholders' Equity (Deficit)

Years Ended December 31, 2008, 2007, 2006 and the

Unaudited Eight Months Ended August 31, 2009

	Convertible Preferred Stock Series A		Common Stock		Additional Paid-in Capital	Treasury Stock	Stock Subscription Receivable	Notes Receivable Stockholders	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balances, January 1, 2006	—	$—	19,322,499	$193,226	$23,365,568	$—	$—	$(508,761)	$(24,942,432)	$(1,892,399)
Sale of Convertible Preferred Stock Series A	7,965,000	7,965,000	—	—	(629,213)	—	(100,000)	—	—	7,235,787
Accrued interest on note receivable	—	—	—	—	—	—	—	(21,600)	—	(21,600)
Share-based compensation	—	—	—	—	3,000	—	—	—	—	3,000
Exercise of warrants for cash	—	—	300,000	3,000	—	—	—	—	—	3,000
Common stock issued in connection with research and consulting agreement	—	—	255,386	2,554	53,631	—	—	—	—	56,185
Issuance of warrants for services	—	—	—	—	2,580	—	—	—	—	2,580
Warrants issued in connection with settlement of accounts payable	—	—	—	—	80,657	—	—	—	—	80,657
Warrants issued to convertible note holders	—	—	—	—	147,600	—	—	—	—	147,600
Net loss for the year	—	—	—	—	—	—	—	—	(794,550)	(794,550)

Balances, December 31, 2006	7,965,000	7,965,000	19,877,885	198,780	23,023,823	—	(100,000)	(530,361)	(25,736,982)	4,820,260
Collection of stock subscription receivable	—	—	—	—	—	—	100,000	—	—	100,000
Accrued interest on note receivable	—	—	—	—	—	—	—	(21,600)	—	(21,600)
Common stock issued in connection with research and consulting agreement	—	—	255,384	2,553	53,631	—	—	—	—	56,184
Common stock issued in connection with consulting agreement	—	—	2,000	20	1,580	—	—	—	—	1,600
Warrants issued in connection with convertible note payable amendment	—	—	—	—	789,475	—	—	—	—	789,475
Employee share-based compensation	—	—	—	—	20,401	—	—	—	—	20,401
Net loss for the year	—	—	—	—	—	—	—	—	(3,634,637)	(3,634,637)

Balances, December 31, 2007	7,965,000	7,965,000	20,135,269	201,353	23,888,910	—	—	(551,961)	(29,371,619)	2,131,683
Employee share-based compensation	—	—	—	—	117,900	—	—	—	—	117,900
Accrued interest on note receivable	—	—	—	—	—	—	—	(21,659)	—	(21,659)
Conversion of convertible note payable	—	—	1,671,838	16,718	1,483,282	—	—	—	—	1,500,000
Net loss for the year	—	—	—	—	—	—	—	—	(4,857,186)	(4,857,186)

Balances, December 31, 2008	7,965,000	7,965,000	21,807,107	218,071	25,490,092	—	—	(573,620)	(34,228,805)	(1,129,262)
Employee share-based compensation (unaudited)	—	—	—	—	93,133	—	—	—	—	93,133
Accrued interest on notes receivable (unaudited)	—	—	—	—	—	—	—	(37,733)	—	(37,733)
Purchase of treasury stock (unaudited)	—	—	—	—	—	(500,000)	—	—	—	(500,000)
Options exercised for cash (unaudited)	—	—	13,333	134	10,529	—	—	—	—	10,663
Issuance of note receivable, stockholder (unaudited)	—	—	—	—	—	—	—	(500,000)	—	(500,000)
Net loss for the period (unaudited)	—	—	—	—	—	—	—	—	(4,266,185)	(4,266,185)

Balances, August 31, 2009 (unaudited)	7,965,000	$7,965,000	21,820,440	$218,205	$25,593,754	$(500,000)	$—	$(1,111,353)	$(38,494,990)	$(6,329,384)

See notes to financial statements.

SURGIVISION, INC.

Statements of Cash Flows

	Eight Months Ended August 31,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Cash flows from operating activities:
Net loss	$(4,266,185)	$(2,681,754)	$(4,857,186)	$(3,634,637)	$(794,550)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	110,873	27,998	84,484	16,728	7,918
Expenses paid through the issuance of warrants	—	—	—	—	150,180
Expenses paid through the issuance of common stock	—	—	—	57,784	56,185
Share-based compensation	93,133	11,998	117,900	20,401	3,000
Amortization of debt discount	—	394,738	394,738	394,737	—
Gain on settlement of accounts payable	—	—	—	—	(483,917)
Accrued interest on notes receivable, stockholder	(37,733)	(14,400)	(21,659)	(21,600)	(21,600)
Increase (decrease) in cash resulting from changes in:
Due from related parties	(105,030)	(3,875)	(8,317)	1,864	26,897
Inventory	(282,940)	—	—	—	—
Prepaid expenses and other current assets	(65,532)	(18,515)	(21,440)	4,682	56,185
Deposits	5,326	(17,900)	(24,226)	(38,033)	(1,037)
Accounts payable and accrued expenses	(394,367)	21,721	603,975	141,154	(248,596)
Deferred revenue	(1,733,333)	6,854,167	10,987,500	62,500	—

Net cash flows from operating activities	(6,675,788)	4,574,178	7,255,769	(2,994,420)	(1,249,335)

Cash flows from investing activities:
Purchases of furniture, software and equipment	(278,797)	(497,432)	(856,782)	(62,179)	(29,175)
Purchase of licenses	—	(90,000)	(90,000)	—	—

Net cash flows from investing activities	(278,797)	(587,432)	(946,782)	(62,179)	(29,175)

Cash flows from financing activities:
Proceeds from related party notes	—	—	—	500,000	1,000,000
Issuance of note receivable, stockholder	(500,000)	—	—	—	—
Purchase of treasury stock for cash	(500,000)	—	—	—	—
Proceeds from options exercised	10,663	—	—	—	—
Proceeds from notes payable	—	—	—	—	25,000
Payments on notes payable				—	(973,889)
Proceeds from Series A preferred stock offering	—	—	—	100,000	7,865,000
Proceeds from exercise of warrants	—	—	—	—	3,000
Offering costs paid in connection with Series A preferred stock	—	—	—	—	(629,213)

Net cash flows from financing activities	(989,337)	—	—	600,000	7,289,898

Net change in cash	(7,943,922)	3,986,746	6,308,987	(2,456,599)	6,011,388
Cash, beginning of period	9,920,801	3,611,814	3,611,814	6,068,413	57,025

Cash, end of period	$1,976,879	$7,598,560	$9,920,801	$3,611,814	$6,068,413

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$—	$—	$—	$—	$68,873

See notes to financial statements.

SURGIVISION, INC.

Statements of Cash Flows (Continued)

NON-CASH INVESTING AND FINANCING TRANSACTIONS

•	2006—The Company issued warrants with a fair value of $80,657 in connection with settlement of accounts payable.

•	2007—The Company issued warrants with a fair value of $789,475 as part of the amendment to the convertible note payable.

•	2008—$1,500,000 of convertible notes payable were converted into 1,671,838 shares of common stock.

See notes to financial statements.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 1 – Formation and Nature of Business

SurgiVision, Inc. (the “Company”), a Delaware corporation, was formed on March 12, 1998. The Company operates in a single segment. The Company is a medical device company focused on the development and commercialization of technology that enables physicians to see inside the brain and heart using direct, intra-procedural magnetic resonance imaging, or MRI, guidance while performing minimally invasive surgical procedures. Prior to 2008, the Company was a development stage entity.

The Company’s current product candidates include the ClearPoint system, which is designed for linear, point-to-point minimally invasive procedures, and the ClearTrace system, which is designed for non-linear, catheter-based surgical procedures. The Company is also pursuing what it refers to as its SafeLead Development Program, the purpose of which is to incorporate the Company’s MRI-safety technologies into a third party’s implantable cardiac and neuromodulation leads.

Note 2 – Significant Accounting Policies

Principles of Consolidation—The financial statements include SurgiVision, Inc. and its approximate 93% owned subsidiary, Cardiac EP Sub, Inc., a Delaware corporation, which was formed on December 19, 2008. The minority interest associated with the investment in Cardiac EP Sub, Inc. is of nominal value as of December 31, 2008 and August 31, 2009 and consequently has not been recognized in the financial statements. All significant intercompany balances and transactions are eliminated from the financial statements.

Unaudited Interim Financial Information—The accompanying interim balance sheet as of August 31, 2009 and interim statements of operations, stockholders' equity and cash flows for the eight months ended August 31, 2009 and 2008 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the Company's financial position as of August 31, 2009 and interim statements of operations, stockholders' equity and cash flows for the eight months ended August 31, 2009 and 2008. The results for the eight months ended August 31, 2009 are not necessarily indicative of the results to be expected for the year ended December 31, 2009.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk—The Company places its cash on deposit with financial institutions in the United States. In October and November 2008 the Federal Deposit Insurance Corporation (“FDIC”) temporarily increased coverage to $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts. The increased coverage is scheduled to expire on December 31, 2013, at which time it is anticipated amounts insured by the FDIC will return to $100,000. From time to time, the Company may have amounts on deposit in excess of the insured limits. As of August 31, 2009, the Company had approximately $96,000 of cash and cash equivalents which exceeded these insured amounts.

Cash and Cash Equivalents—Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 2 – Significant Accounting Policies – (continued)

Inventory—Inventory is carried at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. Included in inventory is the cost of software license the Company distributes as a component of the Company’s product.

Furniture, Software and Equipment—Furniture, software and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, principally five to seven years. Leasehold improvements are depreciated on a straight line basis over the lesser of the estimated useful lives or the life of the lease.

Deferred Revenue—Deferred revenue represents cash received under a licensing agreement (Note 5). These payments are reflected as deferred revenue until revenue can be recognized under the Company’s revenue recognition policy. Deferred revenue is classified as current if management believes the Company will be able to recognize the deferred amount as revenue within 12 months.

Remaining deferred revenue as of August 31, 2009 is expected to be recognized as revenue as follows:

Years ending December 31,
2009	$866,667
2010	2,600,000
2011	2,600,000
2012	2,600,000
2013	650,000

$9,316,667

Licenses—Licenses are recorded at cost and are amortized using the straight-line method over their estimated five year useful life. The carrying value of licenses at August 31, 2009 and December 31, 2008 was $69,000 and $81,000, net of accumulated amortization of $21,000 and $9,000, respectively. Future amortization under licenses is expected to be approximately $18,000 annually through June, 2013. One of the licenses contains a requirement to pay the licensor an additional $40,000 upon the issuance of a certain patent, and a second license contains a requirement to pay the licensor an additional $20,000 upon the issuance of another patent.

The license arrangements require certain minimum royalty payments to the licensor. The future minimum royalty payments are as follows:

Years ending December 31,
2009	$22,500
2010	37,500
2011	50,000
2012	62,500
2013	75,000
Thereafter	1,162,500

$1,410,000

Royalty payment amounts may be greater than the above amounts based on the negotiated royalty rate. The Company is obligated to pay the licensor a percentage of consideration received by the Company for any future sublicense under the license agreements. The Company is required to reimburse the licensor for all costs associated with patent rights related to each respective license.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 2 – Significant Accounting Policies – (continued)

The Company may terminate these license agreements for any reason, upon giving licensor either sixty or ninety days written notice. Lastly, one of these licenses is cancelable by the licensor if, by the fourth anniversary of the effective date (June 30, 2012), there have been no commercial sales of a licensed product subject to such license.

Impairment of Long-Lived Assets—The Company evaluates the recoverability of its long-lived assets (finite-lived intangible assets and furniture, software and equipment) whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related assets exceeds the undiscounted expected future cash flows of the assets, the carrying amount would be reduced to the present value of their expected future cash flows and an impairment loss would be recognized. There have been no impairment losses in the periods presented.

Revenue Recognition—The Company analyzes revenue recognition on an agreement by agreement basis as discussed herein.

•

Revenues under BSC Neuro Agreement (Note 5)—The Company has accounted for this agreement as a collaborative arrangement. A collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Payments to or from collaborators have been evaluated and presented based on the nature and terms of the arrangement, the nature of the entity's business, and whether those payments are within the scope of other accounting literature as discussed herein.

The agreement includes research and development services requirements. When the Company is entitled to reimbursement of all or a portion of the research and development services, these reimbursable amounts are recognized as research and development services revenue along with the related costs on a gross basis since the Company is obligated and bears all credit risk with respect to the cost of providing the services. Reimbursed research and development service revenue was approximately $113,000 and $418,000 for the eight months ended August 31, 2009 and 2008, respectively (unaudited), and $435,000 for the year ended December 31, 2008.

Revenue from consulting services is recognized as revenue ratably over the service term. Consulting revenue was $62,500 for each of the years ended December 31, 2008 and 2007.

Payments to be received related to substantive, performance-based milestones and incentive payments in research and development arrangements are recognized as revenue upon the achievement of the milestones as specified in the underlying agreement when they represent the culmination of the earnings process. This includes the acceptance by the customer; no requirement by the Company for continued performance of future research and development services related to the milestone; the milestone payment is non-refundable; and substantive effort is involved in achieving the milestone. Milestone revenue was $75,000 for the year ended December 31, 2008 related to a milestone in the BSC Neuro Agreement.

Future product royalty payments related to the agreement will be recognized as the related products are sold and payments are due to the Company.

•	Revenues under BSC Cardiac Agreement (Note 5)—The Company analyzed whether the components of the arrangement represent separate units of accounting as defined by GAAP. Application of these

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 2 – Significant Accounting Policies – (continued)

standards requires subjective determinations and requires management to make judgments about the value of the individual elements and whether delivered elements are separable from the other aspects of the contractual relationship.

The Company defers recognition of non-refundable upfront license fees if there are continuing performance obligations without which the technology, know-how, rights, products or services conveyed in conjunction with the non-refundable fees have no utility to the licensee that could be considered separate and independent of the Company’s performance under other elements of the arrangement. Since the Company has continuing involvement through research and development services that is required because the Company’s know-how and expertise related to the technology are proprietary to the Company, or can only be performed by the Company, such upfront fees are deferred and recognized over the estimated period of continuing involvement on the straight line basis.

Payments to be received related to substantive, performance-based milestones in research and development arrangements are deferred upon receipt and achievement of the milestones as specified in the underlying agreement and recognized over the period of continuing involvement.

Future product royalty payments related to the agreement will be recognized as the related products are sold and payments are due to the Company.

Research and Development Costs—Research and development costs consist of direct and indirect costs associated with the development of the Company’s technology. These costs are expensed as incurred.

Income Taxes—Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that included the enactment date.

Valuation allowances are recorded for deferred tax assets when the recoverability of such assets is not deemed more likely than not.

Under new accounting standards effective January 1, 2009, the impact of an uncertain income tax position on the Company’s income tax returns must be recognized in the financial statements at the largest amount that is more-likely-than-not to be recognized upon audit by the relevant taxing authority. The accounting standard also provides guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods, disclosure and transition issues with respect to tax positions. The Company has evaluated all significant tax positions and does not believe that recognition of any liability for uncertain tax positions is required. The Company’s income tax returns after 2005 remain open for examination.

Share-Based Compensation—The Company accounts for compensation for all arrangements under which employees and others receive shares of stock or equity instruments (including options and warrants) based upon the estimated fair value of those shares or instruments.

Fair Value Determination of Privately-Held Equity Securities—The fair values of the common stock as well as the common stock underlying options and warrants granted as compensation, or issued in connection with the settlement of liabilities, were estimated by management, with input from an unrelated third-party valuation specialist.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 2 – Significant Accounting Policies – (continued)

Determining the fair value of stock requires making complex and subjective judgments. The Company uses the income and market approaches to estimate the value of the enterprise at each date on which securities are issued/granted and outstanding. The income approach involves applying appropriate discount rates to estimated future cash flows that are based on forecasts of revenue and costs. The assumptions underlying the estimates are consistent with the Company's business plan. The risks associated with achieving the forecasts were assessed in selecting the appropriate discount rate, which was 35%. Lack of marketability and control discounts were also applied. If different discount rates or lack of marketability and control discounts had been used, the valuations would have been different. The enterprise value under both methods was then allocated to preferred and common shares taking into account the enterprise value available to all stockholders and allocating that value among the various classes of stock based on the rights, privileges, and preferences of the respective classes. There is inherent uncertainty in these estimates.

Adoption of New Accounting Standard—Effective January 1, 2008, the Company was required to adopt a new accounting standard related to the determination of fair value for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis. The adoption of this standard did not materially impact the Company’s consolidated financial position and results of operations.

Fair value is defined in this standard as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This standard also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This standard describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The financial instruments recorded in the balance sheets include cash and cash equivalents, due from related parties and accounts payable. Due to their short-term maturity, the carrying amounts of cash and cash equivalents, due from related parties and accounts payable approximate their fair value. Convertible notes payable at December 31, 2007 had an estimated fair value of approximately $850,000, which was determined based on the fair value of the shares into which the debt was convertible.

Subsequent Events—Subsequent events through December 22, 2009 have been considered in connection with the preparation of these financial statements.

Note 3 – Liquidity and Management’s Plans

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For the eight months ended August 31, 2009 and years ended December 31, 2008, 2007 and 2006, the Company has incurred net losses of approximately $4,300,000 (unaudited), $4,900,000, $3,600,000 and $800,000, respectively, and cumulative net loss since the Company's inception through August 31, 2009 is approximately $38,500,000 (unaudited). In view of these matters, the ability of the Company to continue as a going concern is dependent upon the Company’s ability to generate additional financing sufficient to support its research and development activities, clearance or approval of developed products for sale by applicable

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 3 – Liquidity and Management’s Plans – (continued)

regulatory authorities, including the U.S. Food and Drug Administration, and ultimately to generate revenue sufficient to cover all costs. Since inception, the Company has financed its activities principally from the sale of equity securities, borrowings, and license arrangements. The Company intends on financing its future development activities and its working capital needs largely from the sale of equity securities until such time that funds provided by operations are sufficient to fund working capital requirements. There can be no assurance that the Company will be successful at achieving its financing goals on reasonable commercial terms, if at all.

Note 4 – Furniture, Software and Equipment

Furniture, software and equipment consist of the following:

	August 31, 2009	December 31,
		2008	2007
	(unaudited)
Furniture and equipment	$1,076,030	$807,012	$114,147
Software	18,666	8,888	2,207
Leasehold Improvements	157,236	157,236	—

	1,251,932	973,136	116,354
Less accumulated depreciation	(211,502)	(112,630)	(37,146)

	$1,040,430	$860,506	$79,208

Depreciation expense was as follows:

Eight Months Ended August 31,		Years Ended December 31,
2009	2008	2008	2007	2006
(unaudited)
$98,873	$24,998	$75,484	$16,728	$7,918

Note 5 – License Agreements

BSC Neuro Agreement—Effective December 30, 2005, the Company entered into a definitive license agreement and a development agreement (collectively, as amended, the “BSC Neuro Agreement”) with Advanced Bionics Corporation, an affiliate of Boston Scientific Corporation. Advanced Bionics Corporation subsequently changed its name to Boston Scientific Neuromodulation Corporation (“BSC Neuro”). Under the BSC Neuro Agreement, the Company granted BSC Neuro an exclusive worldwide license with respect to certain of the Company’s owned or licensed intellectual property, in the neuromodulation field, to make, use, import, lease and sell neuro-related leads, neuro-related lead extensions, and neuro-related lead-type devices, such as implantable pulse generators. The Company has continuing research and development obligations pursuant to the BSC Neuro Agreement with respect to the development of MRI-compatible and MRI-safe implantable neuromodulation leads.

Under the BSC Neuro Agreement, in addition to prospective royalty payments on net sales of licensed products, the Company could receive up to $1.6 million in future milestone-based payments associated with successful development and regulatory approval of the leads. In addition, the Company could receive over $500,000 in incentive payments for incremental development work BSC Neuro may request. However, if the

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 5 – License Agreements – (continued)

development milestones are not completed by December 31, 2012, the BSC Neuro Agreement requires the Company to repay BSC Neuro certain amounts, including any milestone payments previously paid to the Company by BSC Neuro and the patent prosecution costs incurred by BSC Neuro with respect to the licensed intellectual property. The amount of any possible repayment is not currently determinable but could be significant.

Cardiac Pacemakers Agreement—Effective March 19, 2008, the Company entered into a definitive license agreement and a development agreement (collectively the “BSC Cardiac Agreement”) with Cardiac Pacemakers, Inc. (“BSC Cardiac”), an affiliate of Boston Scientific Corporation. Under the BSC Cardiac Agreement, the Company granted BSC Cardiac an exclusive worldwide license with respect to certain of the Company’s owned or licensed intellectual property rights, in the field of implantable medical leads for cardiac applications, to make, have made, use, promote, market, import, distribute, lease, sell, offer for sale and commercialize products in that particular field of use. The Company is required to continue to investigate the feasibility of its technology and, upon successful completion of feasibility studies, to work with BSC Cardiac to develop this technology for different types of MRI-compatible and MRI-safe implantable cardiac leads.

Pursuant to the BSC Cardiac Agreement, in addition to prospective royalty payments on net sales of licensed products, the Company received licensing fees totaling $13,000,000 in 2008, and the Company could receive up to $20 million in future milestone-based payments associated with the successful development and regulatory approval of the implantable cardiac leads, subject to certain patents being issued on patent applications licensed to BSC Cardiac. The Company initially recorded the payment as deferred revenue and is subsequently recognizing revenue over the five year estimated period of continuing involvement (see Note 2).

If BSC Cardiac elects to exercise its option under the BSC Cardiac Agreement to terminate further development efforts, the license the Company granted to BSC Cardiac will automatically become non-exclusive with respect to some intellectual property, other intellectual property will be removed the scope of the license all together, and BSC Cardiac will not be obligated to pay the Company any future royalties on net sales of products containing intellectual property that remains subject to the non-exclusive license. Likewise, any unachieved future milestone-based payments will not be paid or due the Company.

Note 6 – Notes Payable

All notes payable have been paid or converted to equity as of December 31, 2008.

Convertible Note Payable—BSC Neuro advanced the Company $1,500,000 over a two-year term in the form of a convertible promissory note. The original maturity date of this note was December 31, 2007 or, if earlier, the expiration of a stipulated period of negotiations between BSC Neuro and the Company that followed the completion of certain product development work by the Company (the “Negotiation Period”).

The calculation of BSC Neuro’s conversion option under the note depended on whether BSC Neuro and the Company entered into a license agreement with respect to certain Company technology (the “Subsequent License”). If BSC Neuro and the Company did not enter into the Subsequent License, then the note was convertible into 10% of the Company’s fully diluted common shares (all outstanding common stock, all outstanding preferred stock convertible into shares of common stock, all warrants and options to acquire shares

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 6 – Notes Payable – (continued)

of common stock (vested and unvested) and all shares of common stock issuable under the Company’s equity compensation plans). If BSC Neuro and the Company did enter into the Subsequent License, then the note was convertible into 5% of the Company’s fully diluted common shares. There was no beneficial conversion feature associated with this transaction.

The note was amended on June 30, 2007, wherein the maturity date was extended to June 30, 2008 or, if earlier, the expiration of the Negotiation Period. The lender’s conversion option was then fixed at 5% of the Company’s fully diluted common shares. However, if at the time of conversion BSC Neuro and the Company had not entered into the Subsequent License, the Company was also required to issue BSC Neuro a warrant to purchase an additional 5% of the Company’s fully diluted common shares at an exercise price of $0.01 per share. Such warrant would only be exercisable if BSC Neuro and the Company did not enter into the Subsequent License by the end of the Negotiation Period. The conversion option under the amended note is substantively the same as the conversion option under the original note.

The June 30, 2007 amendment was evaluated to determine if it qualified for debt extinguishment accounting. Based on the analysis performed, there was no debt extinguishment recorded as the fair value of the pre-amendment and post-amendment cash flows related to the notes did not differ by more than 10%. The fair value of the aforementioned $.01 warrant of approximately $790,000 was recorded as a debt discount on the date of amendment and amortized through interest expense through the extended maturity date (June 30, 2008).

On June 30, 2008, BSC Neuro exercised its conversion option and converted the note in full into 1,671,838 shares of common stock. Upon conversion, BSC Neuro and the Company had not entered into the Subsequent License. Therefore, the number of shares subject to the aforementioned warrant was fixed at 1,671,838. The Negotiation Period expired during the eight months ended August 31, 2009, and BSC Neuro and the Company did not enter into the Subsequent License. However, BSC Neuro did not exercise the warrant and the warrant expired during the eight months ended August 31, 2009.

Bank Note Payable—The Company had a note payable with a bank totaling $578,889 bearing interest at 6%. This note and all accrued interest was paid in full during the year ended December 31, 2006.

Stockholder Note Payable—The Company had a note payable with a stockholder totaling $95,000 bearing interest at 8%. This note and all accrued interest was paid in full during the year ended December 31, 2006.

Convertible Note Payable—The Company issued convertible notes totaling $300,000 bearing interest at 8%, maturing September 14, 2006. Each note allowed the holder a conversion option if the Company sold its equity securities in a capital-raising transaction that resulted in gross proceeds of at least $2,000,000. Officers and members of the Company’s board of directors purchased $50,000 of these convertible notes.

Subsequent to the Company’s sale of Series A preferred shares (Note 7), the convertible note holders exercised their conversion options and received $300,000 in cash and warrants to purchase 300,000 common shares at an exercise price of $0.01 per share. The fair value of the warrants upon issuance was $147,600 and it was accounted for as interest expense. The holders exercised these warrants with proceeds to the Company of $3,000 during 2006.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 7 – Stockholders’ Equity

Series A Preferred Stock—In 2006, the Company issued 7,965,000 shares of Series A Convertible Preferred Stock for net proceeds of $7,335,787 ($7,965,000 net of $629,213 in transaction expenses). Additionally, the placement agent received detachable warrants to acquire up to 566,000 shares of the Company’s common stock at $1.00 per share with a fair value of $28,696 on the date of issuance. The warrants expire on December 31, 2011.

The Series A preferred stockholders generally have voting rights identical to those of common stockholders (the Series A preferred stockholders receive a number of votes equal to the number of shares of common stock into which such stockholders’ Series A preferred shares are then convertible), are entitled to dividends only when, or if, declared by the Board of Directors, and have preference over the common stockholders in the event of the Company’s liquidation. The Series A preferred stock is convertible into common stock at the option of the holder at any time on a one share for one share basis, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. All Series A preferred stock automatically converts to common stock upon a firm commitment underwritten public offering of the Company’s common shares, an upstream merger or consolidation, a sale of substantially all the Company’s assets or the consent of holders of the majority of the then outstanding shares of Series A Preferred Stock. There was no beneficial conversion feature associated with this transaction.

Registration Rights Agreement—The Company has an agreement with many of its current stockholders pursuant to which the Company has granted those stockholders certain registration rights. The stockholders who are parties to the agreement generally have two demand registration rights, which rights become effective as of the date that is six months after the Company’s initial public offering (as such these registration rights are contingent upon the successful completion of the Company’s initial public offering). A requisite percentage of holders is required to exercise a demand registration right, and certain other restrictions apply. Stockholders also have the right to participate on a “piggyback basis” in certain registrations by the Company under the Securities Act of 1933, subject to certain restrictions, including underwriter holdbacks.

Stock Incentive Plans—The Company has two share-based compensation plans (the “2007 Plan” and the “1998 Plan”, and collectively the “Plans”). The 1998 Plan provides for the granting of qualified incentive and non-qualified stock options to employees, directors, consultants and advisors. The 2007 Plan provides for the granting of qualified incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards to employees, directors, consultants and advisors. Awards may be subject to a vesting schedule as set forth in each individual award agreement. The Company terminated the 1998 Plan, effective June 24, 2008, with respect to future grants such that no new options may be awarded under the 1998 Plan on or after June 24, 2008. The maximum shares of common stock which can be issued under the 2007 Plan is 2,500,000.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 7 – Stockholders’ Equity – (continued)

Activity with respect to the stock options is summarized as follows:

	Options Outstanding	Options Exercisable	Range of Exercise Price	Weighted- average Option price per share	Intrinsic Value
Balance at January 1, 2006	1,215,000		$0.22 - $6.00	$0.43

Outstanding at December 31, 2006	1,215,000		0.22 - 6.00	0.43	$320,000
Options exercisable at December 31, 2006		1,215,000	0.22 - 6.00	0.43	320,000

Options granted	590,000		0.80	0.80

Balance at January 1, 2007	1,805,000		0.22 - 6.00	0.55	331,500
Options exercisable at December 31, 2007		1,445,000	0.22 - 6.00	0.49	331,500

Options granted	619,500		1.51 - 2.41	1.96
Options cancelled or forfeited	(25,000)		1.50	1.50

Outstanding at December 31, 2008	2,399,500		0.22 - 6.00	0.91	3,742,700

Options exercisable at December 31, 2008		1,728,333	0.22 - 6.00	0.67	3,133,667

Options granted (unaudited)	47,000		2.41	2.41
Options exercised (unaudited)	(13,333)		0.80	0.80
Options cancelled or forfeited (unaudited)	(39,000)		2.41 - 5.00	3.07

Outstanding at August 31, 2009 (unaudited)	2,394,167		0.22 - 6.00	0.90	3,314,500

Options exercisable at August 31, 2009 (unaudited)		1,960,667	$0.22 - $6.00	$70	$3,096,034

The following table summarizes information about stock options at August 31, 2009 (unaudited):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$ 0.22 - 0.80	1,726,667	5.65	$0.35	1,673,334	$0.40
1.51 - 2.41	637,500	8.96	1.98	257,333	2.05
6.00	30,000	1.34	6.00	30,000	6.00

	2,394,167	6.48	$0.90	1,960,667	$0.70

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 7 – Stockholders’ Equity – (continued)

The following table summarizes information about stock options at December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.22 - 0.80	1,740,000	6.33	$0.42	1,533,333	$0.37
1.51 - 2.41	619,500	9.56	1.96	155,000	2.41
5.00 - 6.00	40,000	1.50	5.75	40,000	5.75

	2,399,500	7.09	$0.91	1,728,333	$0.67

The weighted-average grant-date fair value of options granted during the eight months ended August 31, 2009 and years ended December 31, 2008 and 2007 was $0.54 (unaudited), $0.58 and $0.10, respectively. A summary of the status of the Company’s nonvested stock options as of August 31, 2009, December 31, 2008, 2007 and 2006 and changes during the periods then ended, is presented below.

Nonvested Stock Options	Shares	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2006	25,000	$0.12
Vested	(25,000)	0.12

Nonvested at December 31, 2006	—	—
Granted	360,000	0.10

Nonvested January 1, 2007	360,000	0.10
Granted	464,500	0.56
Vested	(153,333)	0.10

Nonvested December 31, 2008	671,167	0.42
Granted (unaudited)	47,000	0.54
Forfeited (unaudited)	(29,000)	0.71
Vested (unaudited)	(255,667)	0.25

Nonvested August 31, 2009 (unaudited)	433,500	$0.51

As of August 31, 2009 there was approximately $209,000 (unaudited) of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average period of approximately 3 years.

The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatilities are based on historical volatility of the industry sector index in which the Company operates and other factors estimated over the expected term of the options. The expected term of employee options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The term for non-employee options is generally based upon the contractual term of the option. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term or contractual terms described.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 7 – Stockholders’ Equity – (continued)

The assumptions used in calculating the fair value of options using the Black-Scholes option-pricing model are set forth in the following table:

	Eight Months Ended August 31, 2009	Year Ended December 31,
		2008	2007
	(unaudited)
Dividend yield	0%	0%	0%
Expected Volatility	23.45% to 24.42%	24.45% to 26.44%	27.67% to 29.13%
Risk free Interest rates	2.00% to 2.43%	2.56% to 3.03%	4.50% to 5.06%
Expected lives	5 to 5.75 years	5 to 5.75 years	5 to 5.75 years

Warrants—Warrants have been issued for terms of up to five years.

Common Stock warrants issued, redeemed and outstanding during the period ended August 31, 2009 and years ended December 31, 2008, 2007, and 2006 are as follows:

	Number	Weighted Average Exercise Price per Share
Warrants outstanding at January 1, 2006	—	$—
Warrants issued during the year ended December 31, 2006	1,942,167	0.74
Warrants exercised during the year ended December 31, 2006	(300,000)	0.01

Warrants outstanding at December 31, 2006	1,642,167	0.88
Warrants issued during the year ended December 31, 2007	1,671,838	0.01

Warrants outstanding at December 31, 2008 and 2007	3,314,005	0.44
Warrants expired during the eight months ended August 31, 2009 (unaudited)	(1,671,838)	(0.01)

Warrants outstanding at August 31, 2009 (unaudited)	1,642,167	$0.88

Treasury Stock (Unaudited)—During the eight months ended August 31, 2009, the Company purchased 500,000 shares of its common stock for $500,000 from a stockholder. At the same point in time, the Company advanced an additional $500,000 to this stockholder in the form of a note receivable (see details in Notes Receivable, below).

Notes Receivable, Stockholders—The Company has a note receivable from one of its officers related to the sale of common stock. The note bears interest at 4.5%. Interest income related to this note was approximately $14,400 for the eight months ended August 31, 2009 (unaudited) and $21,700 for each of the two years ended December 31, 2008 and 2007.

The Company issued a note receivable to a stockholder in the amount of $500,000 during the eight months ended August 31, 2009. The note bears interest at 8% per annum and matures on July 31, 2010. The note is collateralized by 500,000 shares of the Company’s common stock owned by the stockholder. Interest income related to this note was approximately $23,300 for the eight months ended August 31, 2009 (unaudited).

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 8 – Gain on Settlement of Accounts Payable

During 2006, the Company paid cash of $388,172 and issued 1,026,167 warrants with a fair value of $80,657 to settle $952,746 of payables owed to consultants and employees. The warrants were issued with an exercise price of $0.80 and terminate after five years. The resulting gain on settlement of $483,917 has been included in revenue and other credits in the accompanying 2006 statement of operations.

Note 9 – Income Taxes

The Company has no income tax expense or benefit for the eight months ended August 31, 2009 and 2008 and the years ended 2008, 2007, and 2006 as the Company has incurred net operating losses and has recognized valuation allowances for all deferral tax assets for those periods.

The tax effect of temporary differences and net operating losses that give rise to components of deferred tax assets and liabilities consist of the following:

	August 31, 2009	December 31,
		2008	2007	2006
	(unaudited)
Deferred tax assets and (liabilities):
Furniture, software and equipment	$(183,192)	$(144,776)	$(4,886)	$(2,863)
Prepaid expense	(966)	(8,139)	—	—
Accrued expenses	72,629	110,891	3,778	(81,165)
Net operating loss carryforward	14,129,695	12,491,917	10,690,528	9,403,859

	14,018,166	12,449,893	10,689,420	9,319,831
Less: valuation allowance	(14,018,166)	(12,449,893)	(10,689,420)	(9,319,831)

	$—	$—	$—	$—

The Company has a federal net operating loss carry forward of approximately $37,000,000 as of August 31, 2009 (unaudited). Under Section 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation”, as defined, there are annual limitations on the amount of the net operating loss and other deductions which are available to the Company. The Company has not determined whether such ownership change has occurred. However, given the equity transactions in which the Company has engaged, the Company believes that the use of the net operating losses shown as deferred tax assets will be significantly limited.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

Note 10 – Commitments

Leases—The Company leases office space in California, Tennessee and Maryland under non-cancellable operating leases. Leases expire in 2010, 2012 and 2014.

Future minimum lease payments under non-cancellable operating leases are as follows:

Years ending December 31,
2009	$154,725
2010	162,917
2011	166,457
2012	124,018
2013	62,272
Thereafter	58,399

Total minimum payments	$728,788

Co-Development Agreement—The Company entered into a co-development agreement in April 2009 whereby the Company is required to pay $2,476,000 for software development to be used in conjunction with products developed by the Company. The software, upon completion, will be owned by the co-developer and sold through licenses. The co-developer will pay the Company a fixed amount per license sold by the co-developer until the Company recoups its investment in the software. The Company’s remaining commitment under the co-development agreement at August 31, 2009 is approximately $2,326,000 which is expected to be paid in installments through September 2011.

Shared Research Agreements—The Company entered into research agreements in April and July, 2009 with certain Universities whereby the Company has committed to pay certain research related expenses. As of August 31, 2009 the Company is committed to pay additional amounts aggregating approximately $179,000, which will be payable at various dates through February 1, 2010.

Software License Agreement—The Company is obligated under a master services and license agreement to purchase a minimum of 100 software licenses, which software will be incorporated in the Company’s Clear Point product and is essential to the functionality of that product. The purchase price for each license is $17,500, and the minimum purchase obligation is $175,000 for the contract year ending June 2009 (which purchase occurred and is included in Inventory in the accompanying unaudited August 31, 2009 balance sheet) and $525,000 for each of the contract years ending June 2010, 2011 and 2012. The cost of each license will be charged to cost of sales as each Clear Point product is sold, which sales are subject to prior FDA approval.

Note 11 – Subsequent Events

On October 16, 2009, the Company entered into a convertible note payable arrangement with Boston Scientific Corporation. The arrangement allowed for initial borrowings by the Company of $2,000,000, which was received in October 2009, and additional borrowings at future dates totaling up to $2,250,000. In November 2009 and December 2009, the Company borrowed an additional $750,000 at each date from Boston Scientific Corporation. All notes bear interest at 10% per annum and mature on the second anniversary of the date on which the funds were advanced; however, the Company can prepay each loan at anytime prior to its respective maturity date. Each note is convertible, at the option of the holder, into one share of the Company’s preferred stock for every $2.00 of principal and interest outstanding at the time of conversion. The notes are secured by a first priority security interest in all of the Company’s assets.

SURGIVISION, INC.

Notes to Financial Statements

Years Ended December 31, 2008, 2007 and 2006 and the

Unaudited Eight Months Ended August 31, 2009 and 2008

On December 22, 2009, the Company purchased 266,608 shares of common stock from Mr. Jenkins, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, for an aggregate purchase price of $642,525. The Company paid a portion of the aggregate purchase price (approximately $594,687) by cancelling a promissory note made by Mr. Jenkins in favor of the Company, with the remainder to be paid in cash within 30 days. Also, on December 22, 2009, the Company issued to Mr. Jenkins options to purchase 266,608 shares of our common stock at an exercise price of $2.41 per share.

             Shares

SurgiVision, Inc.

Common Stock

Rodman & Renshaw, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee.

Amount to be Paid
SEC registration fee		$2,139
FINRA filing fee		3,500
Nasdaq Capital Market listing fee		*
Printing and engraving expenses		*
Blue sky qualification fees and expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Our certificate of incorporation, which will become effective upon the completion of this offering, contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws, which will become effective upon the closing of this offering, require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.

We have entered into indemnity agreements with each of our current directors and certain of our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

The Registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Form of Second Amended and Restated Certificate of Incorporation	3.3
Form of Amended and Restated Bylaws	3.4
Third Amended and Restated Investor Rights’ Agreement dated September 20, 2006	3.5
First Amended and Restated Stockholders’ Agreement dated April 30, 2004	3.6
Form of Indemnification Agreement	10.8

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since December 22, 2006:

1. We have granted stock options to purchase an aggregate of 1,326,500 shares of common stock to employees, consultants and directors under our 2007 Stock Incentive Plan, which makes available an aggregate of 2,500,000 shares of common stock. Stock options to purchase 1,284,167 shares of our common stock remain outstanding. The issuance of these options was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering, or pursuant to Rule 701 under the Securities Act.

2. On December 22, 2009, we issued to Mr. Jenkins an option to purchase 266,608 shares of our common stock at an exercise price of $2.41 per share. The issuance of this option was exempt from registration under 4(2) of the Securities Act, as a sale not involving a public offering.

3. We have issued warrants to purchase 566,000 shares of common stock to an adviser. These warrants remain outstanding. The issuance of these warrants was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

4. Between January 2006 and August 2007, Boston Scientific, one of our 5% common stockholders and the employer of one of our directors, loaned us $1,500,000 in six equal quarterly installments pursuant to a convertible promissory note. This note became payable on June 30, 2008, at which time Boston Scientific converted the note into 1,671,838 shares of our common stock and a warrant for 1,671,838 shares of our common stock, which has since expired.

5. In November and December of 2006, we issued and sold an aggregate of 7,965,000 shares of our Series A Convertible Preferred Stock to 48 accredited investors at $1.00 per share, for an aggregate offering price of $7,965,000. Upon completion of this offering, these shares of preferred stock will automatically convert into shares of common stock.

6. On October 16, 2009, Boston Scientific loaned us $2,000,000 pursuant to the terms of a convertible promissory note. During the 90 days following the initial advance, Boston Scientific agreed to extend additional loans not to exceed $750,000 per month or $2,250,000 in the aggregate based on fulfillment of certain closing conditions at the time of extending each additional loan. As of December 18, 2009, the total principal amount borrowed is $3,500,000. Interest on the loans accrues at 10% per annum and compounds annually. The Boston Scientific loans are secured by a first priority security interest in all of our assets. Each loan matures on the second anniversary of the date on which the funds were advanced. At the option of Boston Scientific, these loans are convertible into one share of our preferred stock for every $2.00 of principal and interest outstanding at the time of conversion. To the extent that Boston Scientific has not exercised its conversion right prior to the completion of this offering, Boston Scientific will no longer have the right to convert the notes into shares of stock.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (4) through (6) by virtue of Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description
1.1*	Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of SurgiVision, Inc., as amended

3.2	Bylaws of SurgiVision, Inc., as amended

3.3*	Form of Second Amended and Restated Certificate of Incorporation of SurgiVision, Inc. to be effective upon completion of this offering

3.4*	Form of Amended and Restated Bylaws of SurgiVision, Inc. to become effective upon completion of this offering

3.5	Third Amended and Restated Investor Rights’ Agreement dated September 20, 2006, as amended

3.6	First Amended and Restated Stockholders’ Agreement dated April 30, 2004

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2*	Specimen of Common Stock Certificate

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

10.1	Surgi-Vision, Inc. 1998 Stock Option Plan

10.2	Surgi-Vision, Inc. 2007 Stock Incentive Plan

10.3*	Surgi-Vision, Inc. Key Personnel Incentive Program

10.4*	2009 Equity Incentive Plan

10.5*	2009 Equity Incentive Plan Form of Stock Option Agreement

10.6*	2009 Equity Incentive Plan Form of Restricted Stock Agreement

10.7*	2009 Equity Incentive Plan Form of Restricted Stock Unit Agreement

Number	Description

10.8*	Form of Indemnification Agreement

10.9*	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around June 20, 1998, as amended by that certain Amendment to License Agreement dated as of January 15, 2000, and as further amended by that certain Addendum to License Agreement entered into on or around December 7, 2004

10.10*	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around December 7, 2006

10.11*	Technology License Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Omnibus Amendment dated June 30, 2007, and as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.12*	System and Lead Development and Transfer Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Amendment No. 1 dated May 31, 2006, as further amended by that certain Omnibus Amendment dated June 30, 2007, and as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.13*	Technology License Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.14*	Development Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.15*	Cooperation and Development Agreement, dated as of May 4, 2009, by and between SurgiVision, Inc. and Siemens Aktiengesellschaft, Healthcare Sector

10.16*	Consulting Agreement, effective as of May 1, 2009, by and between SurgiVision, Inc. and Dr. Paul Bottomley

10.17*	Stock Purchase Agreement, dated December 22, 2009, by and between SurgiVision, Inc. and Kimble L. Jenkins

10.18*	Non-Qualified Stock Option Agreement, dated December 22, 2009, by and between SurgiVision, Inc. and Kimble L. Jenkins

21	List of Subsidiary

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

24.1	Power of attorney. Reference is made to the signature page.

*	To be filed by amendment.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, SurgiVision, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 21st day of December, 2009.

SurgiVision, Inc.

By:	/s/ KIMBLE L. JENKINS
Kimble L. Jenkins
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Kimble L. Jenkins and Mr. John C. Thomas, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KIMBLE L. JENKINS Kimble L. Jenkins	Chief Executive Officer and Director	December 21, 2009

/s/ JOHN C. THOMAS, JR. John C. Thomas, Jr.	Chief Financial Officer and Director	December 21, 2009

/s/ PAUL A. BOTTOMLEY Paul A. Bottomley	Director	December 21, 2009

/s/ LENOX D. BAKER Lenox D. Baker	Director	December 21, 2009

/s/ CHARLES E. KOOB Charles E. Koob	Director	December 21, 2009

/s/ WENDELIN C. MANERS Wendelin C. Maners	Director	December 21, 2009

EXHIBIT INDEX

Number	Description
1.1*	Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of SurgiVision, Inc., as amended

3.2	Bylaws of SurgiVision, Inc., as amended

3.3*	Form of Second Amended and Restated Certificate of Incorporation of SurgiVision, Inc. to be effective upon completion of this offering

3.4*	Form of Amended and Restated Bylaws of SurgiVision, Inc. to become effective upon completion of this offering

3.5	Third Amended and Restated Investor Rights’ Agreement dated September 20, 2006, as amended

3.6	First Amended and Restated Stockholders’ Agreement dated April 30, 2004

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2*	Specimen of Common Stock Certificate

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

10.1	Surgi-Vision, Inc. 1998 Stock Option Plan

10.2	Surgi-Vision, Inc. 2007 Stock Incentive Plan

10.3*	Surgi-Vision, Inc. Key Personnel Incentive Program

10.4*	2009 Equity Incentive Plan

10.5*	2009 Equity Incentive Plan Form of Stock Option Agreement

10.6*	2009 Equity Incentive Plan Form of Restricted Stock Agreement

10.7*	2009 Equity Incentive Plan Form of Restricted Stock Unit Agreement

10.8*	Form of Indemnification Agreement

10.9*	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around June 20, 1998, as amended by that certain Amendment to License Agreement dated as of January 15, 2000, and as further amended by that certain Addendum to License Agreement entered into on or around December 7, 2004

10.10*	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around December 7, 2006

10.11*	Technology License Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Omnibus Amendment dated June 30, 2007, and as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.12*	System and Lead Development and Transfer Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Amendment No. 1 dated May 31, 2006, as further amended by that certain Omnibus Amendment dated June 30, 2007, and as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.13*	Technology License Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.14*	Development Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

Number	Description
10.15*	Cooperation and Development Agreement, dated as of May 4, 2009, by and between SurgiVision, Inc. and Siemens Aktiengesellschaft, Healthcare Sector

10.16*	Consulting Agreement, effective as of May 1, 2009, by and between SurgiVision, Inc. and Dr. Paul Bottomley

10.17*	Stock Purchase Agreement, dated December 22, 2009, by and between SurgiVision, Inc. and Kimble L. Jenkins

10.18*	Non-Qualified Stock Option Agreement, dated December 22, 2009, by and between SurgiVision, Inc. and Kimble L. Jenkins

21	List of Subsidiary

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

24.1	Power of attorney. Reference is made to the signature page.

*	To be filed by amendment.